Exhibit 4.1

Execution Version

INTERXION HOLDING N.V.,

AS ISSUER,

INTERXION NEDERLAND B.V., INTERXION HEADQUARTERS B.V.;

INTERXION CARRIER HOTEL (UK) LTD AND INTERXION DEUTSCHLAND GMBH,

AS INITIAL GUARANTORS,

THE BANK OF NEW YORK MELLON, LONDON BRANCH

AS TRUSTEE, PRINCIPAL PAYING AGENT AND TRANSFER AGENT

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A.

AS REGISTRAR AND LUXEMBOURG PAYING AGENT

AND

BARCLAYS BANK PLC,

AS SECURITY TRUSTEE

Indenture

Dated as of February 12, 2010

€200,000,000

9.50% Senior Secured Notes due 2017

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Exhibits

Exhibit A	-	Form of Notes
Exhibit B	-	Form of Certificate of Transfer
Exhibit C	-	Form of Certificate of Exchange
Exhibit D	-	Form of Supplemental Indenture

InterXion Holding N.V. Indenture	Page 1

INDENTURE dated as of February 12, 2010 among InterXion Holding N.V., a limited liability company incorporated under the laws of The Netherlands and with its corporate seat at Amsterdam, The Netherlands (the “Issuer”), the Issuer’s wholly owned subsidiaries InterXion Nederland B.V., with its corporate seat at Amsterdam, The Netherlands, InterXion HeadQuarters B.V., with its corporate seat at Amsterdam, The Netherlands; InterXion Carrier Hotel (UK) Ltd and InterXion Deutschland GmbH (the “Initial Guarantors”), such other Persons as may from time to time become a party to this Indenture as an Additional Guarantor as provided herein, The Bank of New York Mellon (“BNYM”) as Trustee, Principal Paying Agent and Transfer Agent (as such terms are defined below), The Bank of New York Mellon (Luxembourg) S.A. (“BNYML”) as Registrar (as defined below), and Barclays Bank PLC (the “Security Trustee”).

RECITALS OF THE ISSUER AND THE GUARANTORS

The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of its (i) 9.50% Senior Secured Notes due 2017 issued on the date hereof (the “Original Notes”) and (ii) any additional Notes (“Additional Notes”) that may be issued after the Issue Date (as defined herein) (the Original Notes and any Additional Notes, the “Notes”). The Guarantors (as defined herein) have duly authorized the execution and delivery of this Indenture to provide for the issuance of their Guarantees (as defined herein). The Issuer and the Guarantors have received good and valuable consideration for the execution and delivery of this Indenture and the Guarantees, as the case may be. The Guarantors will derive substantial direct and indirect benefits from the issuance of the Notes. All necessary acts and things have been done to make: (i) the Notes, when duly issued and executed by the Issuer and authenticated and delivered hereunder, the legal, valid and binding obligations of the Issuer; and (ii) this Indenture a legal, valid and binding agreement of the Issuer and the Guarantors in accordance with the terms of this Indenture.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed by the parties hereto, for the benefit of each other and for the equal and proportionate benefit of all Holders, as follows:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.	Definitions

“144A Definitive Registered Note” means a certificated Note registered in the name of the holder thereof who has provided (a) the certification in item (1) in the form of Exhibit B hereto or (b) the certifications in items (1) and (3) in the form of Exhibit C hereto and, in any case issued in accordance with Article Two hereof, substantially in the form of Exhibit A hereto.

“Acquired Debt” means Debt of a Person:

(a)	existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary; or

(b)	assumed in connection with the acquisition of assets from any such Person,

provided that, in each case, such Debt was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be.

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Acquired Debt will be deemed to be Incurred on the date the acquired Person becomes a Restricted Subsidiary (or is merged into or consolidated with the Issuer or any Restricted Subsidiary, as the case may be) or the date of the related acquisition of assets from any Person.

“Adjusted EBITDA” means, for any period, the sum of the operating profit (or loss) of the Issuer and the Restricted Subsidiaries for such period as determined in accordance with IFRS:

(a)	plus depreciation, amortization and impairment of assets (less reversal of such impairment);

(b)	plus share-based payments and charge (less income) attributable to a defined benefit pension scheme other than the current service costs attributable to the scheme;

(c)	plus exceptional general and administrative costs and material losses (less gains) of unusual or non-recurring nature;

(d)	less exceptional income; and

(e)	plus share of the profits of any non-consolidated Person (other than the Issuer or a Restricted Subsidiary) to the extent received in cash by the Issuer or a Restricted Subsidiary and (less the share of the losses of such non-consolidated Person to the extent funded in cash by the Issuer or a Restricted Subsidiary).

“Affiliate” means, with respect to any specified Person:

(a)	any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person;

(b)	any other Person that owns, directly or indirectly, 10% or more of such specified Person’s Capital Stock or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or

(c)	any other Person 10% or more of the Voting Stock of which is beneficially owned or held, directly or indirectly by such specified Person.

For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agents” means any Paying Agent, Registrar, Transfer Agent or any one of them.

“Applicable Procedures” means, with respect to any transfer or exchange of or for Book-Entry Interests in any Global Note, the procedures of Euroclear and/or Clearstream that apply to such transfer or exchange.

“Applicable Redemption Premium” means, with respect to any Note on any Redemption Date, the greater of:

(a)	1.0% of the principal amount of the Note; and

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(b)	the excess of:

(i)	the present value at such Redemption Date of: (x) the redemption price of such Note at February 12, 2014 (such redemption price being set forth in the table appearing on the face of the Notes; plus (y) all required interest payments that would otherwise be due to be paid on such Note during the period between the Redemption Date and February 12, 2014 (excluding accrued but unpaid interest), computed using a discount rate equal to the Bund Rate at such Redemption Date plus 50 basis points; over

(ii)	the outstanding principal amount of the Note.

For the avoidance of doubt, calculation of the Applicable Redemptions Premium shall not be a duty or obligation of the Trustee or any Paying Agent.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease (other than operating leases) or other disposition (including, without limitation, by way of merger, consolidation, amalgamation or other combination or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of:

(a)	any Capital Stock of any Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Subsidiary);

(b)	all or substantially all of the properties and assets of any division or line of business of the Issuer or any Restricted Subsidiary; or

(c)	any other of the Issuer’s or any Restricted Subsidiary’s properties or assets.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(i)	any single transaction or series of related transactions that involves assets or Capital Stock having a Fair Market Value of less than €1.0 million;

(ii)	any transfer or disposition of assets by the Issuer to any Restricted Subsidiary, or by any Restricted Subsidiary to the Issuer or any Restricted Subsidiary and otherwise in accordance with the terms of this Indenture;

(iii)	any transfer or disposition of obsolete or permanently retired equipment or facilities or other assets that are no longer useful in the conduct of the Issuer’s and any Restricted Subsidiary’s business;

(iv)	sales or dispositions of receivables in any factoring transaction in the ordinary course of business;

(v)	any transfer or disposition of assets that is governed by the provisions of this Indenture described under Section 5.01 and Section 4.09;

(vi)	for the purposes of Section 4.07 only, the making of a Permitted Investment or a Restricted Payment permitted under Section 4.06;

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(vii)	the sale, lease, sublease, assignment or other disposition of any real or personal property or any equipment, inventory or other assets in the ordinary course of business;

(viii)	an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary;

(ix)	any transfer, termination, unwinding or other disposition of Hedging Agreements in the ordinary course of business and not for speculative purposes;

(x)	sales of assets received by the Issuer or any Restricted Subsidiary upon the foreclosure on a Lien granted in favor of the Issuer or any Restricted Subsidiary or any other transfer of title with respect to any secured investment in default;

(xi)	any disposition in connection with a Permitted Lien;

(xii)	the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims, in the ordinary course of business;

(xiii)	a sale and leaseback transaction with respect to any assets within 90 days of the acquisition of such assets;

(xiv)	a disposition of cash or Cash Equivalents; or

(xv)	disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements.

“Attributable Debt” means, with respect to any sale and leaseback transaction at the time of determination, the present value (discounted at the interest rate implicit in the lease determined in accordance with IFRS or, if not known, at the Issuer’s incremental borrowing rate) of the total obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

“Authorized Person” means any person who is designated in writing by the Issuer from time to time to give Instructions to Trustee or an Agent under this Indenture.

“Average Life” means, as at the date of determination with respect to any Debt, the quotient obtained by dividing:

(a)	the sum of the products of:

(i)	the numbers of years from the date of determination to the date or dates of each successive scheduled principal payment of such Debt; multiplied by

(ii)	the amount of each such principal payment;

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by

(b)	the sum of all such principal payments.

“Baker Capital” means Baker Capital Corp., Lamont Finance N.V., Chianna Investment N.V., Baker Communications Fund II, L.P., Baker Communications Fund (Cayman), L.P., and/or Baker Communications Fund II (Cayman), L.P.

“Bankruptcy Law” means any law relating to bankruptcy, insolvency, receivership, winding-up, administration, liquidation, examinership, reorganization or relief of debtors or impairment of creditors or any amendment to, succession to or change in any such law.

“BNYM” has the meaning assigned to such term in the preamble to this Indenture.

“BNYML” has the meaning assigned to such term in the preamble to this Indenture.

“Board of Directors” means:

(a)	with respect to any corporation (which includes, for the avoidance of doubt, the Issuer), the board of directors or managers of the corporation (which, in the case of any corporation having both a supervisory board and an executive or management board, shall be the executive or management board) or any duly authorized committee thereof;

(b)	with respect to any partnership, the board of directors of the general partner of the partnership or any duly authorized committee thereof;

(c)	with respect to a limited liability company, the managing member or members (or analogous governing body) or any controlling committee of managing members thereof; and

(d)	with respect to any other Person, the board or any duly authorized committee thereof or committee of such Person serving a similar function.

“Book-Entry Interest” means a beneficial interest in a Global Note held through and shown on, and transferred only through, records maintained in book-entry form by a Depositary.

“Bund Rate” means, with respect to any Redemption Date, the rate per annum equal to the equivalent yield to maturity as at such Redemption Date of the Comparable German Bund issue, assuming a price for the Comparable German Bund issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such Redemption Date, where:

(a)	“Comparable German Bund Issues” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such Redemption Date to February 12, 2014 and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of Euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to February 12, 2014; provided that if the period from such Redemption Date to February 12, 2014, is less than one year, a fixed maturity of one year shall be used;

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(b)	“Comparable German Bund Price” means, with respect to any Redemption Date, the average of the Reference German Bund Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Issuer obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(c)	“Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Issuer in consultation with the Trustee; and

(d)	“Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any Redemption Date, the average as determined by the Issuer of the bid and offered prices for the Comparable German Bund issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany time on the third business day preceding such Redemption Date.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in Amsterdam, London, New York or a place of payment under this Indenture are authorized or required by law to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, partnership interests (whether general or limited), participations, rights in or other equivalents (however designated) of such Person’s equity, any other interest or participation that confers the right to receive a share of the profits and losses, or distributions of assets of, such Person and any rights (other than debt securities convertible into or exchangeable for Capital Stock), warrants or options exchangeable for, or convertible into, such Capital Stock, whether now outstanding or issued after the Issue Date.

“Capitalized Lease Obligation” means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed), which obligation is required to be classified and accounted for as a capital lease obligation under IFRS, and, for purposes of this Indenture, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with IFRS and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means any of the following:

(a)	any evidence of Debt denominated in Euro, Sterling or U.S. dollars with a maturity of one year or less from the date of acquisition, issued or directly and fully guaranteed or insured by a member state (an “EU Member State”) of the European Union whose sole lawful currency on the Issue Date is the Euro, the government of the United Kingdom of Great Britain and Northern Ireland, the United States of America, any state thereof or the District of Columbia, or any agency or instrumentality thereof (each, an “Approved Jurisdiction”);

(b)

time deposit accounts, certificates of deposit, money market deposits or bankers’ acceptances denominated in Euro, Sterling or U.S. dollars with a maturity of one year or less from the date of acquisition issued by a bank or trust company organized in an EU Member State, the United Kingdom of Great Britain and Northern Ireland or any commercial banking institution that

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is a member of the U.S. Federal Reserve System, in each case having combined capital and surplus and undivided profits of not less than €500.0 million, whose long-term, unsecured, unsubordinated and unguaranteed debt has a rating, at the time any investment is made therein, of at least A or the equivalent thereof from S&P and at least A2 or the equivalent thereof from Moody’s;

(c)	commercial paper with a maturity of one year or less from the date of acquisition issued by a corporation that is not the Issuer’s or any Restricted Subsidiary’s Affiliate and which is incorporated under the laws of an EU Member State, United Kingdom of Great Britain and Northern Ireland, the United States of America or any state thereof and, at the time of acquisition, having a short-term credit rating of at least A-1 or the equivalent thereof from S&P or at least P-1 or the equivalent thereof from Moody’s;

(d)	repurchase obligations with a term of not more than thirty days for underlying securities of the type described in clause (a) above, entered into with a financial institution meeting the qualifications described in clause (b) above; and

(e)	Investments in money market mutual funds substantially all of the assets of which constitute Cash Equivalents of the kind described in clauses (a) through (d) above.

“Change of Control” means the occurrence of any of the following events:

(a)	prior to the consummation of an Initial Public Offering, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder or the Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the Issuer’s outstanding Voting Stock;

(b)	after the consummation of an Initial Public Offering, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder or the Permitted Holders, is or becomes the “beneficial owner,” directly or indirectly, of more than 30% of the voting power of the Issuer’s outstanding Voting Stock and (ii) the Permitted Holders do not beneficially own a larger percentage of such Voting Stock than such person or group (for the purposes of this clause (b), such other person or group shall be deemed to beneficially own all Voting Stock of a specified entity directly held by a parent entity, if such other person or group becomes the “beneficial owner” (as defined in clause (a) above), directly or indirectly, of more than 30% of the Voting Stock of such parent entity and the Permitted Holders do not beneficially own more than 30% of the Voting Stock of such parent entity);

(c)

the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer, or the sale of all or substantially all the assets of the Issuer (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by a Permitted Holder or (ii) a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation

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transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets; or

(d)	during any consecutive two-year period following the completion of the Initial Public Offering, individuals who at the beginning of such period constituted the Issuer’s Board of Directors (together with any new members whose election to such Board of Directors, or whose nomination for election by the Issuer’s shareholders, was approved by a vote of at least a majority of the members of the Issuer’s Board of Directors then still in office who were either members at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Issuer’s Board of Directors then in office.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Collateral” means the rights and assets over which security is granted to secure the Notes and the Guarantees pursuant to the Security Documents.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Depositary” means The Bank of New York Mellon in its capacity as common depositary for Euroclear and Clearstream.

“Consolidated Fixed Charge Coverage Ratio” of the Issuer means, for any period, the ratio of (1) Adjusted EBITDA to (2) Consolidated Interest Expense; provided that:

(a)	if the Issuer or any Restricted Subsidiary has Incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is an Incurrence of Debt or both, Consolidated Net Income and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period;

(b)	if, since the beginning of such period, the Issuer or any Restricted Subsidiary shall have made any Asset Sale, Consolidated Net Income for such period shall be reduced by an amount equal to the Consolidated Net Income (if positive) directly attributable to the assets which are the subject of such asset sale for such period, or increased by an amount equal to the Consolidated Net Income (if negative) directly attributable thereto, for such period and the Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Issuer or of any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Issuer and the continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Restricted Subsidiary to the extent the Issuer and the continuing Restricted Subsidiaries are no longer liable for such Debt after such sale);

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(c)	if, since the beginning of such period the Issuer or any Restricted Subsidiary (by merger, consolidation, amalgamation or other combination or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of an asset occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated Net Income and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period; and

(d)	if, since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (b) or (c) if made by the Issuer or a Restricted Subsidiary during such period, Consolidated Net Income and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such asset sale or Investment or acquisition occurred on the first day of such period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt for a period equal to the remaining term of such Interest Rate Agreement).

“Consolidated Interest Expense” means, for any period, without duplication and in each case determined on a consolidated basis in accordance with IFRS, the sum of:

(a)	the Issuer’s and the Restricted Subsidiaries’ interest expense on loans, notes and capital leases for such period, plus, to the extent not otherwise included in interest expense on loans, notes and capital leases:

(i)	amortization of debt discount and original issue discount;

(ii)	the net payments made or received pursuant to Hedging Agreements (including amortization of fees and discounts);

(iii)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and similar transactions; and

(iv)	the interest portion of any deferred payment obligation and amortization of debt issuance costs; plus

(b)	the interest component of the Issuer’s and the Restricted Subsidiaries’ Capitalized Lease Obligations accrued and/or scheduled to be paid or accrued during such period other than the interest component of Capitalized Lease Obligations between or among the Issuer and any Restricted Subsidiary or between or among Restricted Subsidiaries; plus

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(c)	the Issuer’s and the Restricted Subsidiaries non-cash interest expenses and interest that was capitalized during such period; plus

(d)	the interest expense on Debt of another Person to the extent such Debt is guaranteed by the Issuer or any Restricted Subsidiary or secured by a Lien on the Issuer’s or any Restricted Subsidiary’s assets, but only to the extent that such interest is actually paid by the Issuer or such Restricted Subsidiary; plus

(e)	cash and non-cash dividends due (whether or not declared) on the Issuer’s Redeemable Capital Stock and any Restricted Subsidiary’s Preferred Stock (to any Person other than the Issuer and any Restricted Subsidiary), in each case for such period.

“Consolidated Net Income” means, for any period, the Issuer’s and the Restricted Subsidiaries’ consolidated net income (or loss) for such period as determined in accordance with IFRS, adjusted by excluding (to the extent included in such consolidated net income or loss), without duplication:

(a)	the portion of net income (and the loss unless and to the extent funded in cash by the Issuer or a Restricted Subsidiary) of any Person (other than the Issuer or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Issuer or any Restricted Subsidiary has an equity ownership interest, except that the Issuer’s or a Restricted Subsidiary’s equity in the net income of such Person for such period shall be included in such Consolidated Net Income to the extent of the aggregate amount of dividends or other distributions actually paid to the Issuer or any Restricted Subsidiary in cash dividends or other distributions during such period;

(b)	the net income (but not the loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its shareholders (other than restrictions (i) pursuant to this Indenture, (ii) contractual restrictions in effect on the Issue Date with respect to a Restricted Subsidiary, and other restrictions with respect to such Restricted Subsidiary that, taken as a whole, are not materially less favorable to the Holders than such restrictions in effect on the Issue Date, and (iii) restrictions specified in clause (2)(m) of Section 4.14;

(c)	net after-tax gains attributable to the termination of any employee pension benefit plan;

(d)	any restoration to net income of any contingency reserve, except to the extent provision for such reserve was made out of income accrued at any time following the Issue Date;

(e)	any net gain arising from the acquisition of any securities or extinguishment, under IFRS, of any Debt of such Person;

(f)	the net income attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

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(g)	any gains (but not losses) from currency exchange transactions not in the ordinary course of business;

(h)	the net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Issuer or any Restricted Subsidiary (including pursuant to a sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Issuer);

(i)	any extraordinary, exceptional, unusual or non-recurring gain, loss or charge;

(j)	any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions; and

(k)	any unrealized gains or losses in respect of Hedging Agreements or other derivative instruments or forward contracts or any ineffectiveness recognized in earnings related to a qualifying hedge transaction or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Agreements.

“Consolidated Senior Leverage Ratio,” as at any date of determination, means the ratio of:

(1)	the outstanding Senior Debt of the Issuer and its Restricted Subsidiaries on a consolidated basis, to

(2)	the pro forma Adjusted EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available, in each case with such pro forma adjustments to Debt and Adjusted EBITDA as are consistent with the pro forma adjustments set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Corporate Trust Office” means the principal corporate trust office of the Trustee, at which at any particular time its corporate trust business shall be administered, which office at the date of execution of this Indenture is located at One Canada Square, London, England E14 5AL, or such other address in London, England, as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address in London, England, as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Credit Facility” or “Credit Facilities” means, one or more debt facilities or indentures, as the case may be, (including the Revolving Credit Facility) or commercial paper facilities with banks, insurance companies or other institutional lenders providing for revolving credit loans, term loans, notes, letters of credit or other forms of guarantees and assurances or other credit facilities or extensions of credit, including overdrafts, in each case, as amended, restated, modified, renewed, refunded, replaced, refinanced, repaid, increased or extended in whole or in part from time to time.

“Currency Agreements” means, in respect of a Person, any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements designed to protect such Person against or manage exposure to fluctuations in foreign currency exchange rates.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian, administrator or similar official under any Bankruptcy Law.

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“Debt” means, with respect to any Person, without duplication:

(a)	all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities Incurred in the ordinary course of business;

(b)	all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

(c)	all reimbursement obligations of such Person in connection with any letters of credit, bankers’ acceptances, receivables facilities or other similar facilities;

(d)	all debt of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), which is due more than one year after its incurrence but excluding trade payables arising in the ordinary course of business;

(e)	all Capitalized Lease Obligations of such Person;

(f)	all obligations of such Person under or in respect of Hedging Agreements (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);

(g)	all Debt referred to in (but not excluded from) the preceding clauses (a) through (f) of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt (the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the obligation so secured);

(h)	all guarantees by such Person of Debt referred to in this definition of any other Person;

(i)	all Redeemable Capital Stock of such Person valued at the greater of its voluntary maximum fixed repurchase price and involuntary maximum fixed repurchase price; and

(j)	Preferred Stock of any Restricted Subsidiary,

in each case to the extent it appears as a liability on the balance sheet in accordance with IFRS; provided that the term “Debt” shall not include: (i) non-interest bearing installment obligations and accrued liabilities Incurred in the ordinary course of business that are not more than 90 days past due; (ii) anything accounted for as an operating lease in accordance with IFRS as at the Issue Date; (iii) any pension obligations of the Issuer or a Restricted Subsidiary; and (iv) Debt incurred by the Issuer or one of the Restricted Subsidiaries in connection with a transaction where (a) such Debt is borrowed from a bank or trust company incorporated in any member state of the European Union as of the date of this Indenture, or any commercial banking institution that is a member of the U.S. Federal Reserve System, in

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each case having a combined capital and surplus and undivided profits of not less than €500 million, whose debt has a rating immediately prior to the time such transaction is entered into, of at least A or the equivalent thereof by S&P and A2 or the equivalent thereof by Moody’s and (b) a substantially concurrent Investment is made by the Issuer or a Restricted Subsidiary in the form of cash deposited with the lender of such Debt, or a Subsidiary or affiliate thereof, in amount equal to such Debt.

For purposes of this definition, the “maximum fixed repurchase price” of any Redeemable Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Debt will be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value will be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock; provided, that if such Redeemable Capital Stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Redeemable Capital Stock as reflected in the most recent financial statements of such Person.

“Default” means any event that is, or after the giving of notice or passage of time or both would be, an Event of Default.

“Definitive Registered Note” means an Unrestricted Definitive Registered Note, a 144A Definitive Registered Note or a Regulation S Definitive Registered Note.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Depositary” means Euroclear, Clearstream and their respective nominees and successors, acting through itself or through the Common Depositary.

“Disinterested Member” means, with respect to any transaction or series of related transactions, a member of the Issuer’s Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions or is not an Affiliate, or an officer, director, member of a supervisory, executive or management board or employee of any Person (other than the Issuer or a Restricted Subsidiary) who has any direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Equity Offering” means an underwritten offer and sale of Capital Stock (which is Qualified Capital Stock) of the Issuer, or any Holding Company of the Issuer; provided that the net proceeds of such underwritten public offer and sale are contributed to the equity capital of the Issuer.

“Euro” or “€” means the lawful currency of the member states of the European Union that participate in the third stage of the European Economic and Monetary Union.

“Euro Equivalent” means, with respect to any monetary amount in a currency other than Euro, at any time for the determination thereof, the amount of Euro obtained by converting such foreign currency involved in such computation into Euro at the spot rate for the purchase of Euro with the applicable foreign currency as published under “Currency Rates” in the section of The Financial Times entitled “Currencies, Bonds & Interest Rates” on the date two Business Days prior to such determination.

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“Euroclear” means Euroclear S.A./N.V., or any successor securities clearing agency.

“European Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of a member state of the European Union as at the Issue Date (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such government is given.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Issuer’s Board of Directors.

“guarantee” means, as applied to any obligation:

(a)	a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

(b)	an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, by the pledge of assets and the payment of amounts drawn down under letters of credit.

“Guarantee” means any guarantee of the Issuer’s obligations under this Indenture and the Notes by any Restricted Subsidiary or any other Person in accordance with the provisions of this Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantors” means the Initial Guarantors and the Additional Guarantors (once such entities provide Guarantees) and any other Restricted Subsidiary that Incurs a Guarantee. For the avoidance of doubt, if a Guarantee is released in accordance with the provisions of this Indenture, the entity that provided such Guarantee shall no longer be considered a “Guarantor” and shall be excluded from the list of entities set out in this definition.

“Hedging Agreements” means Currency Agreements, Interest Rate Agreements and Power Agreements.

“Holder” means the Person in whose name a Note is recorded on the Registrar’s books.

“Holding Company” of a Person means any other Person (other than a natural person) of which the first Person is a Subsidiary.

“IFRS” means International Financial Reporting Standards as in effect from time to time.

“Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

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“Independent Financial Advisor” means an investment banking firm, bank, accounting firm or third-party appraiser, in any such case, of international standing; provided that such firm is not an Affiliate of the Issuer.

“Indirect Participant” means a Person who holds a Book-Entry Interest in a Global Note through a Participant.

“Initial Guarantors” has the meaning assigned to such term in the preamble to this Indenture.

“Initial Public Offering” means an Equity Offering of the Issuer or any Holding Company of the Issuer or any successor of the Issuer or any Holding Company of the Issuer (the “IPO Entity”) following which there is a Public Market and, as a result of which, the Capital Stock of the IPO Entity in such offering is listed on an internationally recognized exchange or traded on an internationally recognized market.

“Instructions” means any written notices, written directions or written instructions received by the Trustee or any of the Agents in accordance with the provisions of this Indenture from an Authorized Person or from a person reasonably believed by the Trustee or any of the Agents to be an Authorized Person.

“Intercreditor Agreement” means the Intercreditor Agreement to be dated the Issue Date among the Issuer, the Senior Agent, the Security Trustee, the Trustee and certain other parties, as amended, waived or converted from time to time.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Interest Rate Agreements” means, in respect of a Person, any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect such Person against or manage exposure to fluctuations in interest rates.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other similar obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions in consideration of Debt, Capital Stock or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the definition of Fair Market Value. The acquisition by the Issuer or any Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 4.06. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means February 12, 2010.

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“Issuer” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Issuer Order” means a written order signed in the name of the Issuer by an authorized officer or director of the Issuer.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for or by way of security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Losses” means any and all claims, losses, liabilities, damages, costs, expenses and judgments (including legal fees and expenses) sustained or incurred.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of the Issuer or any Restricted Subsidiary for purposes of funding any such person’s purchase of Capital Stock of the Issuer or its Subsidiaries with the approval of the Board of Directors.

“Maturity” means, with respect to any debt, the date on which any principal of such debt becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

“Midco” means a new Subsidiary of the Issuer to be established as a holding company of the Issuer’s operating Subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(a)	with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary), net of:

(i)	brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel, accountants, investment banks and other consultants) related to such Asset Sale;

(ii)	provisions for all taxes paid or payable, or required to be accrued as a liability under IFRS as a result of such Asset Sale;

(iii)	all distributions and other payments required to be made to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale; and

(iv)	appropriate amounts required to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve in accordance with IFRS against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; and

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(b)	with respect to any capital contributions, issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under Section 4.06, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of thereof.

“Offering Memorandum” means the offering memorandum relating to the Notes dated February 9, 2010.

“Officers’ Certificate” means a certificate signed by two officers of (or such number of managing directors authorized to represent) the Issuer, a Guarantor or a Surviving Entity, as the case may be, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Pari Passu Debt” means Senior Debt including, without limitation, (a) any Debt of the Issuer that ranks equally in right of payment with the Notes or (b) with respect to any Guarantee, any Debt that ranks equally in right of payment to such Guarantee.

“Paying Agents” shall mean the Principal Paying Agent and the Luxembourg Paying Agent and “Agent” shall mean either of them.

“Permitted Business” means any business related, ancillary or complementary to the business of the Issuer and the Restricted Subsidiaries on the date of this Indenture.

“Permitted Collateral Liens” means any Lien on the Collateral:

(a)	to secure:

(i)	Pari Passu Debt of the Issuer or a Restricted Subsidiary (which in the case of this clause (i), may have priority in an intercreditor waterfall) that is permitted to be Incurred under clause (a) or (b) of paragraph (2) of Section 4.04;

(ii)	Pari Passu Debt of the Issuer or a Guarantor that is permitted to be Incurred under paragraph (1) of Section 4.04 (including, without limitation, clause (c) of such paragraph (1));

(iii)	any obligations under Hedging Agreements;

(iv)	any bank account that is a blocked account with a bank that has provided a guarantee or other assurance against loss on behalf of the Issuer or a Restricted Subsidiary in respect of rental lease, supplier or stock payments;

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(v)	Liens on Collateral that are described in clauses (g), (h), (j), (k), (o), (r) (but only to the extent the Lien being extended, renewed or replaced was already a Permitted Collateral Lien) and (s) (but only to the extent the Lien being refinanced was already a Permitted Collateral Lien) of the definition of Permitted Liens; or

(vi)	any Permitted Refinancing Debt thereof; or

(b)	that is a statutory Lien arising by operation of law,

provided that such Lien either ranks: (A) equal to all other Liens on such Collateral securing Pari Passu Debt of the Issuer or the relevant Guarantor, if the Lien secures Pari Passu Debt; or (B) junior to the Liens securing the Notes and the Guarantees; provided further that, in the case of clauses (a)(ii), (a)(iii), (a)(iv), (a)(v), (a)(vi) and (b) above, any Debt related to such Lien does not rank in priority to the Notes in any appropriation or distribution provisions in the Intercreditor Agreement (or any similar agreement among creditors).

“Permitted Debt” has the meaning given to such term in Section 4.04.

“Permitted Holders” means (i) Baker Capital, (ii) any Affiliate or Related Person of any Permitted Holder and/or (iii) any successor to any Permitted Holder or such Affiliate or Related Person.

“Permitted Investments” means any of the following:

(a)	Investments in cash or Cash Equivalents;

(b)	intercompany Debt to the extent permitted under clause (d) of the definition of “Permitted Debt;”

(c)	Investments in: (i) the form of loans or advances to the Issuer; (ii) a Restricted Subsidiary; or (iii) another Person if as a result of such Investment such other Person becomes a Restricted Subsidiary or such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Issuer or a Restricted Subsidiary;

(d)	Investments made by the Issuer or any Restricted Subsidiary as a result of or retained in connection with an Asset Sale permitted under or made in compliance with Section 4.07 to the extent such Investments are non-cash proceeds permitted thereunder;

(e)	expenses or advances to cover payroll, travel entertainment, moving, other relocation and similar matters that are expected at the time of such advances to be treated as expenses in accordance with IFRS;

(f)	Investments in the Notes;

(g)	Investments existing, or made pursuant to legally binding commitments in existence, at the Issue Date and any Investment that amends, extends, renews, replaces or refinances an Investment existing on the date of this Indenture; provided that such new Investment is on terms and conditions no less favorable to the Issuer or the applicable Restricted Subsidiary than the Investment being amended, extended, renewed, replaced or refinanced;

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(h)	Investments in Hedging Agreements permitted under Section 4.04;

(i)	loans and advances (or guarantees to third party loans, but not any forgiveness of such loans or advances) to directors, officers or employees of the Issuer or any Restricted Subsidiary made in the ordinary course of business and consistent with the Issuer’s past practices or past practices of the Restricted Subsidiaries, as the case may be, in an amount outstanding not to exceed at any one time €1.0 million;

(j)	Investments in a Person to the extent that the consideration therefor consists of the Issuer’s Qualified Capital Stock or the net proceeds of the substantially concurrent issue and sale (other than to any Subsidiary) of shares of the Issuer’s Qualified Capital Stock; provided that the net proceeds of such sale have been excluded from, and shall not have been included in, the calculation of the amount determined under clause (2)(c)(ii) of Section 4.06;

(k)	(i) stock, obligations or securities received in satisfaction of judgments, foreclosure of liens or settlement of debts and (ii) any Investments received in compromise of obligations of such persons that were Incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(l)	Investments of the Issuer or the Restricted Subsidiaries described under item (iv) to the proviso to the definition of “Debt;”

(m)	lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business;

(n)	guarantees permitted to be incurred under Section 4.04;

(o)	pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.05;

(p)	Investments by the Issuer or any Restricted Subsidiary in Qualified Joint Ventures, the amount of which, measured by reference to the Fair Market Value of each such Investment on the day it was made, not to exceed the greater of €15.0 million or 3% of Total Assets in the aggregate outstanding at any one time; and

(q)	other Investments in any Person other than an Affiliate of the Issuer having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (q) that are at the time outstanding, not to exceed €20.0 million.

“Permitted Liens” means the following types of Liens:

(a)	Liens (other than Liens securing Debt under the Revolving Credit Facility) existing as at the date of the issuance of the Notes;

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(b)	Liens securing Debt under Credit Facilities permitted to be Incurred pursuant to Section 4.04(2)(a);

(c)	Liens on any property or assets of a Restricted Subsidiary granted in favor of the Issuer or any Restricted Subsidiary;

(d)	Liens on any of the Issuer’s or any Restricted Subsidiary’s property or assets securing the Notes or any Guarantee;

(e)	any interest or title of a lessor under any Capitalized Lease Obligation and Liens to secure Debt (including Capitalized Lease Obligations) permitted by Section 4.04(2)(f) covering only the assets acquired with such Debt;

(f)	Liens arising out of conditional sale, title retention, consignment, deferred payment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business in accordance with the Issuer’s or such Restricted Subsidiary’s past practices prior to the Issue Date;

(g)	statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, employees, pension plan administrators or other like Liens arising in the ordinary course of the Issuer’s or any Restricted Subsidiary’s business and with respect to amounts not yet delinquent for more than 60 days or being contested in good faith by appropriate proceedings and for which a reserve or other appropriate provision, if any, as shall be required in conformity with IFRS shall have been made or Liens arising solely by virtue of any statutory or common law provisions relating to attorney’s liens or bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(h)	Liens for taxes, assessments, government charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with IFRS shall have been made;

(i)	Liens Incurred or deposits made to secure the performance of tenders, bids or trade or government contracts, or to secure leases, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature Incurred in the ordinary course of business;

(j)	zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges, encumbrances or title defects incurred in the ordinary course of business that do not in the aggregate materially interfere with in any material respect the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries on the properties subject thereto, taken as a whole;

(k)	Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

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(l)	Liens on property of, or on shares of Capital Stock or Debt of, any Person existing at the time such Person is acquired by, merged with or into or consolidated with, the Issuer or any Restricted Subsidiary (or at the time the Issuer or a Restricted Subsidiary acquires such property, Capital Stock or Debt); provided that such Liens: (i) do not extend to or cover any property or assets of the Issuer or any Restricted Subsidiary other than the property or assets acquired or than those of the Person merged into or consolidated with the Issuer or Restricted Subsidiary; and (ii) were created prior to, and not in connection with or in contemplation of, such acquisition, merger, consolidation, amalgamation or other combination;

(m)	Liens securing the Issuer’s or any Restricted Subsidiary’s obligations under Hedging Agreements permitted under clause (h) of the definition of “Permitted Debt” or any collateral for the Debt to which such Hedging Agreements relate;

(n)	Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or other insurance;

(o)	Liens Incurred in connection with any cash management program established in the ordinary course of business for the Issuer’s benefit or that of any Restricted Subsidiary in favor of a bank or trust company;

(p)	Liens made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and set-off;

(q)	Liens on assets of a Restricted Subsidiary of the Issuer that is not a Guarantor to secure Debt of such Restricted Subsidiary (or any other Restricted Subsidiary that is not a Guarantor) and that is otherwise permitted under this Indenture;

(r)	any extension, renewal or replacement, in whole or in part, of any Lien; provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend in any material respect to any additional property or assets;

(s)	Liens securing Debt Incurred to refinance Debt that has been secured by a Lien permitted by this Indenture; provided that: (i) any such Lien shall not extend to or cover any assets not securing the Debt so refinanced; and (ii) the Debt so refinanced shall have been permitted to be Incurred;

(t)	purchase money Liens to finance property or assets of the Issuer or any Restricted Subsidiary acquired in the ordinary course of business; provided that: (i) the related purchase money Debt shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Issuer or any Restricted Subsidiary other than the property and assets so acquired; and (ii) the Lien securing such Debt shall be created within 90 days of any such acquisitions;

(u)	Liens Incurred by the Issuer or any Restricted Subsidiary with respect to obligations that do not exceed €20.0 million at any one time outstanding;

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(v)	Liens resulting from escrow arrangements entered into in connection with the disposition of assets;

(w)	any right of refusal, right of first offer, option or other arrangement to sell or otherwise dispose of an asset of the Issuer or any Restricted Subsidiary; and

(x)	any security arising under Dutch General Banking Terms and Conditions (Algemene Bankvoorwaarden) or the equivalent in any other jurisdiction of relevant banking or financing institutions in each case with whom the Issuer or a Restricted Subsidiary maintains a banking relationship in the ordinary course of business; and

(y)	Permitted Collateral Liens.

“Permitted Refinancing Debt” means any renewals, extensions, substitutions, defeasances, discharges, refinancings or replacements (each, for purposes of this definition and paragraph (2)(k) of Section 4.04, a “refinancing”) of any Debt of the Issuer or a Restricted Subsidiary or pursuant to this definition, including any successive refinancings, as long as:

(a)	such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of: (i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being refinanced; and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing;

(b)	the Average Life of such Debt is equal to or greater than the Average Life of the Debt being refinanced;

(c)	the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being refinanced;

(d)	if the Debt being renewed, extended, substituted, defeased, discharged, refinanced or replaced is subordinated in right of payment to the Notes or the Guarantees (as applicable), such Permitted Refinancing Debt is subordinated in right of payment to, the Notes or the Guarantees (as applicable) on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Debt being renewed, extended, substituted, defeased, discharged, refinanced or replaced; and

(e)	the new Debt is not senior in right of payment to the Debt that is being refinanced; provided that Permitted Refinancing Debt will not include (i) Debt of a Subsidiary (other than a Guarantor) that refinances the Debt of any Guarantor or (ii) Debt of any Restricted Subsidiary that refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Power Agreements” means, in respect of a Person, any type of hedging agreements designed to protect such Person against or manage exposure to fluctuations in power costs.

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“Preferred Stock” means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person, whether now outstanding or issued after the Issue Date and including, without limitation, all classes and series of preferred or preference stock of such Person.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms of the Notes, a calculation made in good faith by the Issuer’s chief financial officer.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock and other securities of, any other Person. For purposes of any calculation required pursuant to this Indenture, the value of any Property shall be its Fair Market Value.

“Public Market” means any time after:

(1)	a public Equity Offering has been consummated; and

(2)	Capital Stock of the Issuer or a Holding Company of the Issuer having a market value in excess of €100.0 million on the date of such Equity Offering has been distributed pursuant to such Equity Offering.

“QIB” means a “Qualified Institutional Buyer” as defined under Rule 144A.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

“Qualified Joint Venture” means a joint venture that is not a Subsidiary of the Issuer or any of its Restricted Subsidiaries in which the Issuer or any of its Restricted Subsidiaries has a direct or indirect ownership interest and that is engaged in a Permitted Business.

“Record Date” for the interest payable on any Interest Payment Date means the January 29 or July 29 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

“Redeemable Capital Stock” means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a change of control of the Issuer in circumstances in which the holders of the Notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; provided that any Capital Stock that would constitute Qualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of any “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes will not constitute Redeemable Capital Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 4.07 and Section 4.09 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuer’s repurchase of such Notes as are required to be repurchased pursuant to Section 4.07 and Section 4.09.

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“Redemption Date,” when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Related Person” with respect to any Permitted Holder means:

(a)	any controlling equity-holder or majority (or more) owned Subsidiary of such Permitted Holder;

(b)	in the case of any individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof;

(c)	any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or persons beneficially holding in the aggregate a majority (or more) controlling interest therein; or

(d)	any investment fund or vehicle managed, sponsored or advised by such Permitted Holder or Fortis Intertrust (Curacao) B.V. on their behalf or any successor thereto or by any Affiliate of such Permitted Holder or Fortis Intertrust (Curacao) B.V. on their behalf or any such successor.

“Regulation S” means Regulation S under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Regulation S Definitive Registered Note” means (1) on or prior to March 24, 2010, a certificated Note registered in the name of the holder thereof who has provided (a) the certification in item (2) in the form of Exhibit B hereto or (b) the certifications in items (1) and (2) in the form of Exhibit C hereto and, in any case issued in accordance with Article Two hereof, substantially in the form of Exhibit A hereto and (2) after March 24, 2010, an Unrestricted Definitive Registered Note.

“Replacement Assets” means non-current properties and assets (including Capital Stock of a Person that is or becomes a Restricted Subsidiary and such Restricted Subsidiary is useful in the Issuer’s business or in that of the Restricted Subsidiaries or any and all businesses that in the good faith judgment of the Board of Directors of the Issuer are reasonably related) that replace the properties and assets that were the subject of an Asset Sale or non-current properties and assets that are useful in the Issuer’s business or in that of the Restricted Subsidiaries or any and all businesses that in the good faith judgment of the Board of Directors of the Issuer are reasonably related.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Revolving Credit Facility” means that certain facility agreement dated February 1, 2010 (as amended from time to time) by, among others, the Issuer, certain of its Subsidiaries and the Senior Agent and all documentation relating thereto, including collateral documents, letter of credit and guarantees, as such documentation, in whole or in part, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time under one or more Credit Facilities (including,

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without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing).

“Rule 144” means Rule 144 under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“S&P” means Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. and its successors.

“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Security Documents” has the meaning assigned to such term in the Intercreditor Agreement.

“Security Trustee” means Barclays Bank PLC.

“Senior Agent” means Barclays Bank PLC in its capacity as “Agent” under and as defined in the Revolving Credit Facility until a successor replaces it and, thereafter, means the successor.

“Senior Debt” means (i) any Debt of the Issuer or any of its Guarantor that is either secured or not Subordinated Debt and (ii) any Debt of a Restricted Subsidiary that is not a Guarantor other than Debt Incurred pursuant to clause (2)(d) of Section 4.04.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Rule 1.02(w) of Regulation S-X under the Securities Act.

“Stated Maturity” means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest, respectively, is due and payable, and, when used with respect to any other debt, means the date specified in the instrument governing such debt as the fixed date on which the principal of such debt, or any installment of interest thereon, is due and payable.

“Sterling” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Subordinated Debt” means Debt of the Issuer or any of the Guarantors that is subordinated in right of payment to the Notes or the Guarantees of such Guarantors, as the case may be.

“Subsidiary” means, with respect to any Person:

(a)	a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; and

(b)	any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

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“TIA” means the U.S. Trust Indenture Act of 1939, as in effect on the date of this Indenture.

“Total Assets” means the consolidated total assets of the Issuer and its Restricted Subsidiaries as shown on the most recent balance sheet (excluding the notes thereto) of the Issuer.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means the successor serving hereunder.

“Trust Officer” means, when used with respect to the Trustee, any vice president, assistant vice president, assistant treasurer or trust officer in the corporate trust administration of the Trustee or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Unrestricted Definitive Registered Note” means a certificated Note registered in the name of the holder thereof that does not bear and is not required to bear the private placement legend set forth in Section 2.06(k) and, in any case is issued in accordance with Article Two hereof, substantially in the form of Exhibit A hereto.

“Unrestricted Subsidiary” means:

(a)	any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer’s Board of Directors pursuant to Section 4.15); and

(b)	any Subsidiary of an Unrestricted Subsidiary.

“U.S. dollars” or “$” means the lawful currency of the United States of America.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees (or Persons performing similar functions) of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

Section 1.02. Other Definitions

Term	Defined in Section
“Additional Amounts”	4.10
“Additional Guarantors”	4.22
“Additional Notes”	Recitals
“Additional Taxing Jurisdiction”	4.10
“Agreed Jurisdictions”	12.01
“Authorized Agent”	13.08

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“Change of Control Offer”	4.09
“Change of Control Payment Date”	4.09
“Change of Control Purchase Price”	4.09
“covenant defeasance”	8.03
“Defaulted Interest”	2.12
“Definitive Registered Note Event”	2.10
“Event of Default”	6.01
“Excess Proceeds”	4.07
“Excess Proceeds Offer”	4.07
“Global Notes”	2.01
“Incur”	4.04
“Initial Agreement”	4.14
“legal defeasance”	8.02
“Luxembourg Paying Agent”	2.03
“Notes”	Recitals
“Obligations”	10.01
“Original Notes”	Recitals
“Participants”	2.01
“Paying Agent”	2.03
“Permitted Debt”	4.04
“Principal Obligations”	12.01
“Principal Paying Agent”	2.03
“Registrar”	2.03
“Regulation S Global Note”	2.01
“Relevant Payment Date”	4.10
“Relevant Taxing Jurisdiction”	4.10
“Restricted Global Note”	2.01
“Restricted Payment”	4.06
“Security Register”	2.03
“Stamp Duty Jurisdiction”	4.10
“Surviving Entity”	5.01
“Successor Guarantor”	5.01
“Tax” and “Taxes”	4.10
“Transfer Agent”	2.03

Section 1.03.	Rules of Construction

Unless the context otherwise requires:

(i)	a term has the meaning assigned to it;

(ii)	an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(iii)	“or” is not exclusive;

(iv)	“including” or “include” means including or include without limitation;

(v)	words in the singular include the plural and words in the plural include the singular;

(vi)	whenever in this Indenture there is referenced, in any context, the payment of “interest” under or with respect to any Note or Guarantee, that reference shall be deemed to include the payment of Additional Amounts to the extent that Additional Amounts are payable in respect thereof;

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(vii)	unsecured or unguaranteed Debt shall not be deemed to be subordinate or junior to secured or guaranteed Debt merely by virtue of its nature as unsecured or unguaranteed Debt;

(viii)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, clause or other subdivision; and

(ix)	for purposes of the covenants and definitions set forth in this Indenture, amounts stated in Euros shall be deemed to include both Euros and Euro Equivalents.

ARTICLE TWO

THE NOTES

Section 2.01.	The Notes

(a)	Form and Dating

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, the rules of any securities exchange or usage. The Issuer shall approve the form of the Notes. Each Note shall be dated the date of its authentication. The terms and provisions contained in the form of the Notes shall constitute and are hereby expressly made a part of this Indenture. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling. The Notes shall be issued only in registered form without coupons and only in minimum denominations of €50,000 in principal amount and any integral multiples of €1,000 in excess thereof.

(b)	Global Notes.

Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (the “Regulation S Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depositary, and registered in the name of the Depositary or its nominee, as the case may be, duly executed by the Issuer and authenticated by the Trustee (or an authenticating agent appointed by the Trustee in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Regulation S Global Note and recorded in the Security Register, as hereinafter provided.

Notes offered and sold to QIBs in reliance on Rule 144A shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (the “Restricted Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depositary, and registered in the name of the Depositary or its nominee, as the case may be, duly executed by the Issuer and authenticated by the Trustee (or its agent in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Restricted Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Restricted Global Note and recorded in the Security Register, as hereinafter provided.

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(c)	Book-Entry Provisions

This Section 2.01(c) shall apply to the Regulation S Global Note and the Restricted Global Note (together, the “Global Notes”) deposited with or on behalf of the Depositary. Members of, or participants and account holders in the Depositary (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or by the Trustee or any custodian of the Depositary or under such Global Note, and the Depositary or its nominee may be treated by the Issuer, a Guarantor, the Trustee and any agent of the Issuer, a Guarantor or the Trustee as the sole owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, a Guarantor, the Trustee or any agent of the Issuer, a Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices of such persons governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

Subject to the provisions of Section 2.10(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action that a Holder is entitled to take under this Indenture or the Notes.

Except as provided in Section 2.10, owners of a beneficial interest in Global Notes will not be entitled to receive physical delivery of Definitive Registered Notes.

Section 2.02.	Execution and Authentication

An authorized member of the Board of Directors or executive officer of the Issuer shall sign the Notes for the Issuer by manual or facsimile signature.

If an authorized member of the Board of Directors or executive officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid or obligatory for any purpose until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuer, the Issuer shall deliver such Note to the Trustee for cancellation as provided for in Section 2.11.

Pursuant to an Issuer Order, the Trustee shall authenticate (a) the Original Notes on the Issue Date in an aggregate principal amount of €200,000,000, (b) Additional Notes subject to compliance at the time of issuance of such Additional Notes with the provisions of this Indenture.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes. Unless limited by the terms of such appointment, any such authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by any such agent. An authenticating agent has the same rights as any Registrar, co-Registrar Transfer Agent or Paying Agent to deal with the Issuer or an Affiliate of the Issuer.

The Trustee shall have the right to decline to authenticate and deliver any Notes under this Section 2.02 if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability to existing Holders.

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Section 2.03.	Registrar, Transfer Agent and Paying Agent

The Issuer shall maintain an office or agency for the registration of the Notes and of their transfer or exchange (the “Registrar”), an office or agency where Notes may be transferred or exchanged (the “Transfer Agent”), an office or agency in London, England, where the Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices or demands to or upon the Issuer in respect of the Notes may be served. The Issuer may appoint one or more Transfer Agents, one or more co-Registrars and one or more additional Paying Agents.

The Issuer or any of its Affiliates may act as Transfer Agent, Registrar, co-Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes; provided, however, that neither the Issuer nor any of its Affiliates shall act as Paying Agent for the purposes of Article Three, Article Eight, Section 4.07 and Section 4.09.

The Issuer hereby appoints (i) The Bank of New York Mellon, London Branch (located at One Canada Square, London, England E14 5AL) as Principal Paying Agent (the “Principal Paying Agent”), (ii) The Bank of New York Mellon (Luxembourg) S.A. (located at Aerogolf Center, 1A, Hoehenhoff, L-1736 Senningerberg, Luxembourg) as Registrar and as Luxembourg Paying Agent (the “Luxembourg Paying Agent”) and (iii) the Corporate Trust Office of the Trustee as the initial Paying Agent and Transfer Agent. The Bank of New York Mellon, London Branch, The Bank of New York Mellon (Luxembourg) S.A. and the Corporate Trust Office of the Trustee accept their respective appointments.

Subject to any applicable laws and regulations, the Registrar shall keep a register (the “Security Register”) of the ownership, exchange, and transfer of the Notes. Such registration in the Security Register shall be conclusive evidence of the ownership of Notes. Included in the books and records for the Notes shall be notations as to whether such Notes have been paid, exchanged or transferred, canceled, lost, stolen, mutilated or destroyed and whether such Notes have been replaced. In the case of the replacement of any of the Notes, the Registrar shall keep a record of the Note so replaced and the Note issued in replacement thereof. In the case of the cancellation of any of the Notes, the Registrar shall keep a record of the Note so canceled and the date on which such Note was canceled.

If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.05.

Section 2.04.	Deposits Paying Agent to Hold Money in Trust

Not later than 11:00 am (London time) on the Business Day prior to each due date of the principal, premium, if any, and interest on any Notes, the Issuer shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal, premium, if any, and interest so becoming due on the due date for payment under the Notes. Each Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money received by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes (whether such money has been paid to it by the Issuer or any other obligor on the Notes), and such Paying Agent shall promptly notify the Trustee of any default by the Issuer (or any other obligor on the Notes) in making any such payment. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent

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shall have no further liability for the money so paid over to the Trustee. If the Issuer or any Affiliate of the Issuer acts as Paying Agent, it shall, on or before each due date of any principal, premium, if any, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, premium, if any, or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and shall promptly notify the Trustee of its action or failure to act. Subject to actual receipt of such funds as provided by this Section 2.04 by the Principal Paying Agent, the Principal Paying Agent shall make payments on the Notes in accordance with the provisions of this Indenture.

A Holder of a Note at the close of business on any Record Date with respect to any Interest Payment Date shall be entitled to receive the interest payable on such Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to the Record Date and prior to such Interest Payment Date, except if and to the extent the Issuer shall default in the payment of the interest due on such Interest Payment Date, in which case Defaulted Interest shall be paid in accordance with Section 2.12.

Section 2.05.	Holder Lists

The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and the aggregate principal amount of Notes held by each Holder. If the Trustee is not the Registrar or an Affiliate of the Trustee, the Issuer shall, upon written request of the Trustee, furnish to the Trustee, in writing no later than the Record Date for each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such Record Date as the Trustee may reasonably require of the names and addresses of Holders.

Section 2.06.	Transfer and Exchange

(a)	Transfer and Exchange of Global Notes

(1)	The Global Notes cannot be transferred to any Person other than to another Common Depositary, another nominee of the Common Depositary or to a successor clearing agency or its common depositary or nominee approved by the Issuer, the Guarantors and the Trustee.

(2)	Global Notes will be exchanged by the Issuer for Definitive Registered Notes upon a Definitive Registered Note Event as set out in Section 2.10. Upon the occurrence of any of the preceding events, Definitive Registered Notes shall be issued in such names as the Depositary or Common Depositary shall instruct the Issuer based on the instructions received by the Depositary from the holders of Book-Entry Interests. In the event that Global Notes are exchanged for Definitive Registered Notes, the Issuer and the Trustee shall mutually agree upon an appropriate fee structure for the Trustee’s on-going administrative duties.

(3)	Global Notes may also be exchanged or replaced, in whole or in part, as provided in Section 2.07. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to Section 2.07 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note, other than as provided in this Section 2.06(a).

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(b)	General Provisions Applicable to Transfers and Exchanges of the Notes

(1)	Transfers of Book-Entry Interests in the Global Notes (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Note) shall require compliance with this Section 2.06(b), as well as one or more of the other following subparagraphs of this Section 2.06, as applicable.

(2)	In connection with all transfers and exchanges of Book-Entry Interests (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Note), the Principal Paying Agent must receive: (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (2) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (3) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase.

(3)	In connection with a transfer or exchange of a Book-Entry Interest for a Definitive Registered Note, the Principal Paying Agent and the Registrar must receive: (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (2) a written order from a Participant directing the Registrar to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (3) instructions containing information regarding the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to above.

(4)	In connection with any transfer or exchange of Definitive Registered Notes, the Holder of such Notes shall present or surrender to the Registrar the Definitive Registered Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, in connection with a transfer or exchange of a Definitive Registered Note for a Book-Entry Interest, the Principal Paying Agent must receive a written order directing the Depositary to credit the account of the transferee in an amount equal to the Book-Entry Interest to be transferred or exchanged.

(5)	Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Notes contained in this Indenture, the Principal Paying Agent or the Registrar, as specified in this Section 2.06, shall endorse the relevant Global Note(s) with any increase or decrease and instruct the Depositary to reflect such increase or decrease in its system.

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(c)	Transfer of Book-Entry Interests in an Regulation S Global Note to Book-Entry Interests in a Restricted Global Note.

(1)	A Book-Entry Interest in the Regulation S Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in the Restricted Global Note only if the transfer complies with the requirements of Section 2.06(b) above and, if such transfer takes place on or prior to March 24, 2010, the Principal Paying Agent receives a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof.

(2)	Upon the receipt of such certificate and the orders and instructions required by Section 2.06(b), the Principal Paying Agent shall (i) instruct the Common Depositary to deliver, or cause to be delivered, the Global Notes to the Book-Entry Agent for endorsement and upon receipt thereof, decrease Schedule A to the Regulation S Global Note and increase Schedule A to the Restricted Global Note, by the principal amount of such transfer and (ii) thereafter, return the Global Notes to the Common Depositary, together with all information regarding the Participant accounts to be credited and debited in connection with such transfer.

(d)	Transfer of Book-Entry Interests in the Restricted Global Note to Book-Entry Interests in the Regulation S Global Note

(1)	A Book-Entry Interest in the Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in the Regulation S Global Note only if the transfer complies with the requirements of Section 2.06(b) above and the Principal Paying Agent receives a certificate from the holder of such Book-Entry Interest in the form of Exhibit B hereto, including the certifications in item (2) or (3) thereof.

(2)	Upon receipt of such certificates and the orders and instructions required by Section 2.06(b), the Principal Paying Agent shall: (i) instruct the Common Depositary to deliver, or cause to be delivered, the Global Notes to the Book-Entry Agent for endorsement and, upon receipt thereof, decrease Schedule A to the Restricted Global Note by the principal amount of such transfer and increase Schedule A to the Regulation S Global Note; and (ii) thereafter, return the Global Notes to the Common Depositary, together with all information regarding the Participant accounts to be credited and debited in connection with such transfer.

(e)	Transfer of Book-Entry Interests in Global Notes to Definitive Registered Notes

A holder of a Book-Entry Interest in a Global Note may transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note if the transfer complies with the requirements of Section 2.06(a) and Section 2.06(b) above and:

(1)	in the case of a transfer on or before March 24, 2010 by a holder of a Book-Entry Interest in the Regulation S Global Note, the Principal Paying Agent shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in either (x) item (1) (in which case the holder shall receive a 144A Definitive Registered Note) or (y) item (2) (in which case the holder shall receive a Regulation S Definitive Registered Note) thereof;

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(2)	in the case of a transfer after March 24, 2010 by a holder of a Book-Entry Interest in the Regulation S Global Note, the transfer complies with Section 2.06(b) (in which case the holder shall receive an Unrestricted Definitive Registered Note);

(3)	in the case of a transfer by a holder of a Book-Entry Interest in the Restricted Global Note to a QIB in reliance on Rule 144A, the Principal Paying Agent shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof (in which case the holder shall receive a 144A Definitive Registered Note);

(4)	in the case of a transfer by a holder of a Book-Entry Interest in the Restricted Global Note in reliance on Regulation S, the Principal Paying Agent shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof (in which case the holder shall, if on or prior to March 24, 2010, receive a Regulation S Definitive Registered Note and, if after March 24, 2010, receive an Unrestricted Definitive Registered Note); or

(5)	in the case of a transfer by a holder of a Book-Entry Interest in the Restricted Global Note in reliance on Rule 144, the Principal Paying Agent shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof (in which case the holder shall receive an Unrestricted Definitive Registered Note).

Upon receipt of such certificates and the orders and instructions required by Section 2.06(b), the Principal Paying Agent shall: (i) instruct the Common Depositary to deliver, or cause to be delivered, the relevant Global Note to the Book-Entry Agent for endorsement and upon receipt thereof, decrease Schedule A to the relevant Global Note by the principal amount of such transfer; (ii) thereafter, return the Global Note to the Common Depositary, together with all information regarding the Participant accounts to be debited in connection with such transfer; and (iii) deliver to the Registrar the instructions received by it that contain information regarding the Person in whose name Definitive Registered Notes shall be registered to effect such transfer. The Registrar shall cause any Definitive Registered Note issued in connection with a transfer to have the private placement legend set forth in Section 2.06(k), if applicable.

The Issuer shall issue and, upon receipt of an Issuer Order from the Issuer in accordance with Section 2.02 hereof, the Trustee shall authenticate, one or more Definitive Registered Notes in an aggregate principal amount equal to the aggregate principal amount of Book-Entry Interests so transferred and in the names set forth in the instructions received by the Registrar.

(f)	Transfer of Definitive Registered Notes to Book-Entry Interests in Global Notes

Any Holder of a Definitive Registered Note may transfer such Definitive Registered Note to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note only if such transfer occurs after March 24, 2010 and:

(1)	in the case of a transfer by a holder of Definitive Registered Notes to a person who takes delivery thereof in the form of a Book-Entry Interest in the Regulation S Global Note, such transfer complies with Section 2.06(b);

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(2)	in the case of a transfer by a holder of Definitive Registered Notes to a QIB in reliance on Rule 144A, the Registrar shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof; or

(3)	in the case of a transfer by a holder of Definitive Registered Notes in reliance on Regulation S or Rule 144 under the Securities Act, the Registrar shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) or (3) thereof, respectively.

Upon satisfaction of the foregoing conditions, the Registrar shall: (i) deliver the Definitive Registered Notes to the Registrar for cancellation pursuant to Section 2.11 hereof; (ii) record such transfer on the Register; (iii) instruct the Common Depositary to deliver (x) in the case of a transfer pursuant to Section 2.06(b)(f)(1) or Section 2.06(b)(f)(3) above, the Regulation S Global Note and (y) in the case of a transfer pursuant to Section 2.06(f)(2), the Restricted Global Note; (iv) endorse Schedule A to such Global Note to reflect the increase in principal amount resulting from such transfer; and (v) thereafter, return the Global Notes to the Common Depositary, together with all information regarding the Participant accounts to be credited in connection with such transfer.

(g)	Exchanges of Book-Entry Interests in Global Notes for Definitive Registered Notes

A holder of a Book-Entry Interest in a Global Note may exchange such Book-Entry Interest for a Definitive Registered Note if the exchange complies with the requirements of Section 2.06(a) and Section 2.06(b) above and the Principal Paying Agent receives a certificate from such holder in the form of Exhibit C hereto, including the certifications in item 1 thereof, and (if relevant) the following:

(1)	if the holder of such Book-Entry Interest in an Regulation S Global Note proposes after March 24, 2010 to exchange such Book-Entry Interest for an Unrestricted Definitive Registered Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item 1 and 2 thereof; and

(2)	if the holder of such Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for an Unrestricted Definitive Registered Note, a certificate from such holder in the form of Exhibit C hereto including the certifications in items 1 and 3 thereof.

Upon receipt of such certificates and the orders and instructions required by Section 2.06(b), the Principal Paying Agent shall: (i) instruct the Common Depositary to deliver, or cause to be delivered, the relevant Global Note to the Book-Entry Agent for endorsement and upon receipt thereof, decrease Schedule A to the relevant Global Note by the principal amount of such exchange; (ii) thereafter, return the Global Note to the Common Depositary, together with all information regarding the Participant accounts to be debited in connection with such exchange; and (iii) deliver to the Registrar instructions received by it that contain information regarding the Person in whose name Definitive Registered Notes shall be registered to effect such exchange. The Registrar shall cause all Definitive Registered Notes issued pursuant to Section 2.06(g) (other than clauses (1) and (2)) in exchange for a Book-Entry Interest in a Global Note to bear the appropriate legend required by Exhibit C. Definitive Registered Notes issued pursuant to Section 2.06(g)(1) and (2) shall not bear the 144A Legend or the Regulation S Legend.

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The Issuer shall issue and, upon receipt of an Issuer Order from the Issuer in accordance with Section 2.02 hereof, the Registrar shall authenticate, one or more Definitive Registered Notes in an aggregate principal amount equal to the aggregate principal amount of Book-Entry Interests so exchanged and in the names set forth in the instructions received by the Registrar.

(h)	Exchanges of Definitive Registered Notes for Book-Entry Interests in Global Notes

Any Holder of a Definitive Registered Note may exchange such Note for a Book-Entry Interest in a Global Note if such exchange complies with Section 2.06(b) above and the Registrar receives a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item 1 thereof and the following documentation:

(1)	if the holder of such Regulation S Definitive Registered Note and proposes after March 24, 2010 to exchange such Notes for Book-Entry Interests in the Regulation S Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item 1 and 2 thereof; and

(2)	if the holder of such 144A Definitive Registered Notes and proposes to exchange such Notes for a Book-Entry Interest in the Regulation S Global Note, a certificate from such holder in the form of Exhibit C hereto including the certifications in items 1 and 3 thereof.

Upon satisfaction of the foregoing conditions, the Registrar shall: (i) cancel such Definitive Registered Notes pursuant to Section 2.11 hereof; (ii) record such exchange on the Register, (iii) instruct the Common Depositary to deliver the relevant Global Note, (iv) endorse Schedule A to such Global Note to reflect the increase in principal amount resulting from such exchange; and (v) thereafter, return the Global Note to the Common Depositary, together with all information regarding the Participant accounts to be credited in connection with such exchange.

(i)	Transfer of Definitive Registered Notes for Definitive Registered Notes

Any Holder of a Definitive Registered Note may transfer such Note to a Person who takes delivery thereof in the form of Definitive Registered Notes if the transfer complies with Section 2.06(b) above and the Registrar receives the following additional documentation:

(1)	in the case of a transfer on or before March 24, 2010 by a holder of a Regulation S Definitive Registered Note, the Registrar shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in either (x) item (1) (in which case the holder shall receive a 144A Definitive Registered Note) or (y) item (2) (in which case the holder shall receive a Regulation S Definitive Registered Note) thereof;

(2)	in the case of a transfer after March 24, 2010 by a holder of a Regulation S Definitive Registered Note, the transfer complies with Section 2.06(b) (in which case the holder shall receive an Unrestricted Definitive Registered Note);

(3)	in the case of a transfer by a holder of a 144A Definitive Registered Note to a QIB in reliance on Rule 144A, the Registrar shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof (in which case the holder shall receive a 144A Definitive Registered Note);

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(4)	in the case of a transfer by a holder of a 144A Definitive Registered Note in reliance on Regulation S, the Registrar shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof (in which case the holder shall, if on or prior to March 24, 2010, receive a Regulation S Definitive Registered Note and, if after March 24, 2010, receive an Unrestricted Definitive Registered Note); or

(5)	in the case of a transfer by a holder of a 144A Definitive Registered Note in reliance on Rule 144, the Registrar shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof (in which case the holder shall receive an Unrestricted Definitive Registered Note).

Upon the receipt of any Definitive Registered Note, the Registrar shall cancel such Note pursuant to Section 2.10 hereof and complete and deliver to the Issuer (A) in the case of a transfer pursuant to Section 2.06(j)(1)(x) or Section 2.06(j)(3), a 144A Definitive Registered Note and (B) in the case of a transfer pursuant to Section 2.06(j)(1)(y) or (4), a Regulation S Definitive Registered Note and (C) in the case of a transfer pursuant to Section 2.06(j)(2) or (5), an Unrestricted Definitive Registered Note. The Issuer shall execute and the Registrar shall authenticate and deliver such Definitive Registered Note to such Person(s) as the Holder of the surrendered Definitive Registered Note shall designate.

(j)	Transfer of Unrestricted Definitive Registered Notes

Any Holder of an Unrestricted Definitive Registered Note may transfer such Note to a Person who takes delivery thereof in the form of Definitive Registered Notes if the transfer complies with Section 2.06(b) above.

(k)	Legends

The following legends shall appear on the face of all Global Notes and Definitive Registered Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)	Private Placement Legend. Except as permitted below, each Global Note and each Definitive Registered Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT: (A) IN ACCORDANCE WITH RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT AND ANY PERSON ACTING ON ITS BEHALF REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER; (B) IN

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AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT; OR (C) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) AND SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (B) OR (C) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALES OF THIS SECURITY.

Notwithstanding the foregoing, any Global Note or Definitive Registered Note issued pursuant to subparagraph (d)(1), (e)(2), (e)(4) (if after March 24, 2010), (e)(5), (f)(1), (f)(3), (g), (h), (i)(2), (i)(4) (if after March 24, 2010) or (i)(5) to this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear this private placement legend.

(2)	Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

(3)	Regulation S Global Note Legend. The Regulation S Global Note shall bear a legend in substantially the following form:

UNTIL MARCH 24, 2010, AN OFFER OR SALE OF SECURITIES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE U.S. SECURITIES ACT OF 1933 (THE U.S. SECURITIES ACT”) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A UNDER THE U.S. SECURITIES ACT.

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THE RIGHTS ATTACHING TO THIS REGULATION S GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE REGISTERED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).

(l)	Cancellation and/or Adjustment of Global Notes

At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Registered Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Registered Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(m)	General Provisions Relating to Transfers and Exchanges.

(1)	To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Registered Notes upon the Issuer’s order or at the Registrar’s reasonable request.

(2)	No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charges payable in connection therewith (other than any such transfer taxes or similar governmental charges payable upon exchange or transfer pursuant to Section 2.17, Section 4.07, Section 4.09 and Section 9.04).

(3)	The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)	All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes shall be the valid and legally binding obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Registered Notes surrendered upon such registration of transfer or exchange.

(5)	The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.03 and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date or (D) to register the transfer of or to exchange a Note tendered and not withdrawn in connection with a Change of Control Offer or an Excess Proceeds Offer.

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(6)	Except as otherwise ordered by a court of competent jurisdiction or required by applicable law, prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary. All such payments so made to any such Person, or upon his order, shall be valid and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any Note and Guarantee.

(7)	The Trustee shall authenticate Global Notes and Definitive Registered Notes in accordance with the provisions of Section 2.02.

(8)	All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07.	Replacement Notes

If a mutilated Definitive Registered Note is surrendered to the Registrar or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note in such form as the Note mutilated, lost, destroyed or wrongfully taken if the Holder satisfies the requirements of the Trustee and the Issuer, including reasonable evidence acceptable to them of the ownership and destruction, loss or theft of such Note. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent, the Transfer Agent, the Registrar and any co-Registrar, and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note shall be an additional obligation of the Issuer. If, after delivery of such replacement Note, a bona fide purchaser of the original Note in lieu of which such replacement Note was issued presents for payment or registration such original Note, the Trustee shall be entitled to recover such replacement Note from the Person to whom it was delivered or any Person taking therefrom, except a bona fide purchaser, and the Issuer and/or the Trustee shall be entitled to recover upon the security or indemnity provided therefore to the extent of any loss, damage, cost or expense incurred by the Issuer, any Guarantor, the Trustee or any Paying Agent, Transfer Agent, Registrar or co-Registrar.

Section 2.08.	Outstanding Notes

Notes outstanding at any time are all Notes that have been authenticated by the Trustee except for: (i) those cancelled by it; (ii) those delivered to it for cancellation; (iii) to the extent set forth in Section 8.02 on or after the date on which the conditions set forth in Section 8.04 have been satisfied, those Notes theretofore authenticated by the Trustee and delivered by the Registrar hereunder; (iv) Notes in respect of which the Issuer and the Guarantors have been fully discharged for the payment of principal, premium, if any, interest and Additional Amounts, if any; (v) (for the purpose only of ascertaining the principal amount of the Notes outstanding and without prejudice to the status for any other purpose of the relevant Notes) Notes which are alleged to have been lost, stolen or destroyed and in respect of which replacement Notes have been issued, and (vi) those described in this Section 2.08 as not outstanding. A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

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If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the Note which has been replaced is held by a bona fide purchaser in whose hands such Note is a legal, valid and binding obligation of the Issuer.

If the principal amount of any Note is considered to be paid under Section 4.01, it ceases to be outstanding and interest thereon shall cease to accrue.

If one or more Paying Agents hold, in their capacity as such, on a Redemption Date or maturity date of the Notes money sufficient to pay all principal, premium, if any, interest and Additional Amounts, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and are not prohibited from paying such money to the Holders thereof pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.09.	Notes Held by the Issuer

In determining whether the Holders of the required principal amount of Notes have concurred in any direction or consent or any amendment, modification or other change to this Indenture, Notes owned by the Issuer or by an Affiliate of the Issuer shall be disregarded and treated as if they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is not the Issuer or an Affiliate of the Issuer.

Section 2.10.	Definitive Registered Notes

(a)	A Global Note deposited with the Depositary, as the case may be, or other custodian for the Depositary pursuant to Section 2.01 shall be transferred to the beneficial owners thereof in the form of Definitive Registered Notes only if such transfer complies with Section 2.06 and one of the following events has occurred (each, a “Definitive Registered Note Event”):

(i)	each Depositary notifies the Issuer that it is unwilling or unable to act as a clearing system for such Global Note, or if at any time each Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Issuer within 120 days of such notice;

(ii)	each Depositary so requests following an Event of Default; or

(iii)	a Holder or beneficial owner requests such an exchange in writing delivered through a Depositary following an Event of Default.

(b)

Any Global Note that is transferable to the beneficial owners thereof in the form of Definitive Registered Notes pursuant to this Section 2.10 shall be surrendered by the Depositary to the Transfer Agent, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount at maturity of Notes of authorized denominations in the form of Definitive Registered Notes. Any portion of a

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Global Note transferred or exchanged pursuant to this Section 2.10 shall be executed, authenticated and delivered only in registered form in denominations of €50,000 and any integral multiple of €1,000 in excess thereof and registered in such names as the Depositary shall direct. Subject to the foregoing, a Global Note is not exchangeable except for a Global Note of like denomination to be registered in the name of the Depositary or its nominee. In the event that a Global Note becomes exchangeable for Definitive Registered Notes, payment of principal, premium, if any, and interest on the Definitive Registered Notes shall be payable, and the transfer of the Definitive Registered Notes shall be registrable, at the office or agency of the Issuer maintained for such purposes in accordance with Section 2.03. Such Definitive Registered Notes shall bear the applicable legends set forth in Section 2.06(k).

(c)	In the event of the occurrence of any of the events specified in Section 2.10(a), the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Registered Notes in definitive, fully registered form without interest coupons.

(d)	In the event that Definitive Registered Notes are not issued to each owner of beneficial interests in Global Notes in accordance with subsection (a) above promptly after a Definitive Registered Note Event, the Issuer explicitly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to Section 6.06 or 6.07 hereof, the right of any beneficial owner in any Global Note to pursue such remedy with respect to the portion of the Global Note that represents such beneficial owner’s Notes as if such Definitive Registered Notes had been issued.

Section 2.11.	Cancellation

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, in accordance with its customary procedures, and no one else shall cancel (subject to the record retention requirements of the Exchange Act and the Trustee’s retention policy) all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such cancelled Notes in its customary manner, unless the Issuer directs the Trustee in writing to return such Notes to the Issuer, and, if so disposed, shall deliver a certificate of disposition thereof to the Issuer. Except as otherwise provided in this Indenture the Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

Section 2.12.	Defaulted Interest

Any interest on any Note that is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in the Notes and this Indenture (all such interest herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) below:

(a)

The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer may deposit

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with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest; or shall make arrangements reasonably satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. In addition, the Issuer shall fix a special record date for the payment of such Defaulted Interest, such date to be not more than 15 days and not less than 10 days prior to the proposed payment date and not less than 15 days after the receipt by the Trustee of the notice of the proposed payment date. The Issuer shall promptly but, in any event, not less than 15 days prior to the special record date, notify the Trustee of such special record date and, in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment date of such Defaulted Interest and the special record date therefor to be mailed first-class, postage prepaid to each Holder as such Holder’s address appears in the Security Register, not less than 10 days prior to such special record date. Notice of the proposed payment date of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such special record date and shall no longer be payable pursuant to clause (b) below.

(b)	The Issuer may make payment of any Defaulted Interest on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment date pursuant to this clause, such manner of payment shall be deemed reasonably practicable.

Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13.	Computation of Interest

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 2.14.	CUSIP, ISIN and Common Code Numbers

The Issuer in issuing the Notes may use CUSIP, ISIN and Common Code numbers (if then generally in use), and, if so, the Issuer shall use CUSIP, ISIN and Common Code numbers, as appropriate, in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers or codes either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee of any change in the CUSIP, ISIN or Common Code numbers.

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Section 2.15.	Issuance of Additional Notes

The Issuer may, subject to Section 4.04 of this Indenture, issue Additional Notes under this Indenture from time to time after the Issue Date in accordance with the procedures of Section 2.02. The Original Notes issued on the date of this Indenture and any Additional Notes subsequently issued shall be treated as a single class and as part of the same series for all purposes (including voting) under this Indenture.

Section 2.16.	Agents

(a)	Actions of Agents. The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(b)	Agents of Trustee. The Issuer and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to each of the Issuer and the Agents, require that the Agents act as agents of, and take instructions from, the Trustee.

Section 2.17.	Temporary Notes

Pending the preparation of Definitive Registered Notes, the Issuer may execute and the Trustee shall authenticate and deliver temporary Notes. Temporary Notes shall be issuable as registered Notes without coupons, of any authorized denomination, and substantially in the form of the Definitive Registered Notes but with such omissions, insertions and variations as may be appropriate for temporary Notes, all as may be determined by the Issuer. Temporary Notes may contain such reference to any provisions of this Indenture as may be appropriate. Every temporary Note shall be executed by the Issuer and be authenticated by the Trustee upon the same conditions and in substantially the same manner, and with like effect, as the Definitive Registered Notes. Without unreasonable delay the Issuer shall execute and shall furnish Definitive Registered Notes and thereupon temporary Notes may be surrendered in exchange therefor without charge at each office or agency to be maintained by the Issuer for such purpose pursuant to Section 2.03, and the Trustee shall authenticate and deliver in exchange for such temporary Notes a like aggregate principal amount of Definitive Registered Notes of authorized denominations. Until so exchanged the temporary Notes shall be entitled to the same benefits under this Indenture as Definitive Registered Notes.

ARTICLE THREE

REDEMPTION; OFFERS TO PURCHASE

Section 3.01.	Right of Redemption

The Issuer may redeem all or any portion of the Notes upon the terms and at the Redemption Prices set forth in the Notes. Any redemption pursuant to this Section 3.01 shall be made pursuant to the provisions of this Article Three.

Section 3.02.	Notices to Trustee

If the Issuer elects to redeem Notes pursuant to Section 3.01, it shall furnish to the Trustee in accordance with Section 13.01, at least 30 days but not more than 60 days (unless the Trustee consents to a shorter period) before a Redemption Date, an Officers’ Certificate from the Issuer setting forth: (i) the Redemption Date; (ii) the principal amount of Notes to be redeemed; (iii) the Redemption Price; and (iv) the paragraph of the Notes pursuant to which the redemption will occur.

Section 3.03.	Selection of Notes to be Redeemed

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed in compliance with the requirements, as certified to it by the Issuer, of

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the principal national securities exchange or automated quotation system, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange or automated quotation system, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than €50,000.

The Trustee shall make the selection from the Notes outstanding and not previously called for redemption. The Trustee may select for redemption portions equal to €50,000 in principal amount or any integral multiple of €1,000 in excess thereof, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if less than €50,000 or not in an integral multiple of €1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuer and the Registrar promptly in writing of the Notes or portions of Notes to be called for redemption. The Trustee shall not be liable for selections made by it under this Section 3.03.

Section 3.04.	Notice of Redemption

(a)	At least 30 days but not more than 60 days before a date for redemption of Notes, the Issuer shall deliver a notice of redemption in accordance with the provisions of Section 13.01, except that redemption notices may be mailed more than 60 days before a date for redemption of Notes if such notices are issued in connection with Article Eight.

(b)	The notice shall identify the Notes to be redeemed (including CUSIP, ISIN and Common Code numbers) and shall state:

(i)	the Redemption Date and the record date;

(ii)	the Redemption Price and the amount of accrued interest, if any, and Additional Amounts, if any, to be paid;

(iii)	the name and address of the Paying Agent;

(iv)	that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any, and Additional Amounts, if any;

(v)	that, if any Note is being redeemed in part, the portion of the principal amount (equal to €50,000 in principal amount or any integral multiple of €1,000 in excess thereof) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such Note, if a Global Note, the principal amount thereof will be decreased by the portion thereof redeemed pursuant hereto, or, if a Definitive Registered Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued upon cancellation of the original Note;

(vi)	that, if any Note contains a CUSIP, ISIN or Common Code number, no representation is being made as to the correctness of such CUSIP, ISIN or Common Code number either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes;

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(vii)	that, unless the Issuer and the Guarantors default in making such redemption payment, interest on the Notes (or portion thereof) called for redemption shall cease to accrue on and after the Redemption Date; and

(viii)	the paragraph of the Notes pursuant to which the Notes called for redemption are being redeemed.

(c)	At the Issuer’s written request, the Trustee shall give a notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with the notice and the other information required by this Section 3.04.

(d)	Any optional redemption or notice thereof may, at the Issuer’s discretion, be subject to one or more conditions precedent.

Section 3.05.	Deposit of Redemption Price

No later than 11:00 am London time one Business Day prior to any Redemption Date, the Issuer shall deposit or cause to be deposited with the Paying Agent (or, if the Issuer or a Wholly Owned Subsidiary is the Paying Agent, such Person shall segregate and hold in trust) a sum in same day funds sufficient to pay the Redemption Price of and accrued interest and Additional Amounts, if any, on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have previously been delivered by the Issuer to the Trustee for cancellation. The Paying Agent shall promptly return to the Issuer any money so deposited that is not required for that purpose.

Section 3.06.	Payment of Notes Called for Redemption

Save to the extent that any redemption is conditional on any event or condition specified in the notice related thereto, once notice of redemption has been given in the manner provided below, the Notes or portion of Notes specified in such notice to be redeemed shall become due and payable on the Redemption Date at the Redemption Price stated therein, together with accrued interest to such Redemption Date, and on and after such date (unless the Issuer shall default in the payment of such Notes at the Redemption Price and accrued interest to the Redemption Date, in which case the principal, until paid, shall bear interest from the Redemption Date at the rate prescribed in the Notes), such Notes shall cease to accrue interest. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Issuer at the Redemption Price, together with accrued interest, if any, to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders registered as such at the close of business on the relevant Record Date.

Notice of redemption shall be deemed to be given when mailed or published, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

Section 3.07.	Notes Redeemed in Part

(a)	Upon surrender of a Global Note that is redeemed in part, the Paying Agent shall forward such Global Note to the Registrar who shall make a notation on the Security Register to reduce the principal amount of such Global Note to an amount equal to the unredeemed portion of the Global Note surrendered; provided, however, that each such Global Note shall be in a principal amount at final Stated Maturity of €50,000 or any integral multiple of €1,000 in excess thereof.

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(b)	Upon surrender and cancellation of a Definitive Registered Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Definitive Registered Note equal in principal amount to the unredeemed portion of the Definitive Registered Note surrendered and canceled; provided, however, that each such Definitive Registered Note shall be in a principal amount at final Stated Maturity of €50,000 or any integral multiple of €1,000 in excess thereof.

Section 3.08.	Mandatory Redemption

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE FOUR

COVENANTS

Section 4.01.	Payment of Notes

The Issuer and the Guarantors (subject to Article Ten) covenant and agree for the benefit of the Holders that they shall duly and punctually pay the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the date due if on such date the Trustee or the Paying Agent (other than the Issuer or any of its Affiliates) holds, in accordance with this Indenture, money sufficient to pay all principal, premium, if any, interest and Additional Amounts, if any then due. If the Issuer or any of its Affiliates acts as Paying Agent, principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.04.

The Issuer or the Guarantors shall pay interest on overdue principal at the rate specified therefor in the Notes. The Issuer or the Guarantors shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Section 4.02.	Corporate Existence

Subject to Article Five, the Issuer and each Restricted Subsidiary shall do or cause to be done all things necessary to preserve and keep in full force and effect their corporate, partnership, limited liability company or other existence.

Section 4.03.	Statement as to Compliance

(a)	The Issuer shall deliver to the Trustee no later than the date on which the Issuer is required to deliver annual reports pursuant to Section 4.16, an Officers’ Certificate stating that in the course of the performance by the relevant officers of their respective duties as an officer of the Issuer they would normally have knowledge of any Default and whether or not such officers know of any Default that occurred during such period and, if any, specifying such Default, its status and what action the Issuer is taking or proposes to take with respect thereto. For purposes of this Section 4.03, such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

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(b)	The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee within 15 Business Days of any Default, an Officers’ Certificate specifying such Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.04.	Limitation on Debt

(1)	The Issuer shall not, and shall not permit any Restricted Subsidiary to, create, issue, incur, assume, guarantee or in any manner become directly or indirectly liable with respect to or otherwise become responsible for, contingently or otherwise, the payment of (individually and collectively, to “Incur” or, as appropriate, an “Incurrence”), any Debt (including any Acquired Debt); provided that the Issuer and any Guarantor shall be permitted to Incur Debt (including Acquired Debt) if:

(a)	after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, no Default or Event of Default would occur or be continuing;

(b)	at the time of such Incurrence and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters for which financial statements are available immediately preceding the Incurrence of such Debt, taken as one period, would be greater than 2.00 to 1.00; and

(c)	if such Debt is Senior Debt, at the time of such Incurrence and after giving effect to the Incurrence of such Senior Debt and the application of the proceeds thereof, on a pro forma basis, the Consolidated Senior Leverage Ratio for the four full fiscal quarters for which financial statements are available immediately preceding the Incurrence of such Senior Debt, taken as one period, would be less than 4.00 to 1.00.

(2)	This Section 4.04 shall not, however, prohibit the following (collectively, “Permitted Debt”):

(a)	the Incurrence by the Issuer or any Restricted Subsidiary of Debt under Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed an amount equal to (i) €60.0 million, minus (ii) the amount of any permanent repayments or permanent prepayments of such Debt with, in each case, the proceeds of Asset Sales made in accordance with Section 4.07, plus (iii) in the case of any refinancing of any Debt permitted under this clause, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(b)	the Incurrence by the Issuer of Debt pursuant to the Notes (other than Additional Notes) and the Incurrence of Debt by the Guarantors pursuant to the Guarantees (other than Guarantees of Additional Notes);

(c)	any Debt of the Issuer or any Restricted Subsidiary (other than Debt described in another clause of this paragraph (2)) outstanding on the Issue Date;

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(d)	the Incurrence by the Issuer or any Restricted Subsidiary of intercompany Debt between the Issuer and any Restricted Subsidiary or between or among Restricted Subsidiaries; provided that:

(i)	if the Issuer or a Guarantor is the obligor on any such Debt and the lender of such Debt is not the Issuer or a Guarantor, it is unsecured and expressly subordinated in right of payment to the prior payment in full in cash (whether upon Stated Maturity, acceleration or otherwise) and the performance in full of its obligations under the Notes or its Guarantee, as the case may be; and

(ii)	(x) any disposition, pledge or transfer of any such Debt to any Person (other than a disposition, pledge or transfer to the Issuer or a Restricted Subsidiary) and (y) any transaction pursuant to which any Restricted Subsidiary that has Debt owing from the Issuer or another Restricted Subsidiary ceases to be a Restricted Subsidiary, shall, in each case, be deemed to be an Incurrence of such Debt not permitted by this clause (d);

(e)	guarantees of the Notes made in accordance with the provisions of Section 4.13;

(f)	the Incurrence by the Issuer or any Restricted Subsidiary of Debt represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other Debt Incurred or assumed in connection with the acquisition, lease, rental or development and improvement of real or personal, movable or immovable, property or assets, in each case, Incurred for the purpose of financing or refinancing all or any part of the purchase price, lease expense or cost of construction or improvement of property plant or equipment used in the Issuer’s or any Restricted Subsidiary’s business (including any reasonable related fees or expenses Incurred in connection with such acquisition or development); provided that the principal amount of such Debt so Incurred when aggregated with other Debt previously Incurred in reliance on this clause (f) and still outstanding shall not in the aggregate exceed the greater of €15.0 million and 3% of Total Assets;

(g)	the Incurrence by the Issuer or any Restricted Subsidiary of Debt arising from agreements providing for guarantees, indemnities or obligations in respect of earnouts or other purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock, other than guarantees or similar credit support given by the Issuer or any Restricted Subsidiary of Debt Incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Debt permitted pursuant to this clause (g) shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received from the sale of such assets;

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(h)	the Incurrence by the Issuer or any Restricted Subsidiary of Debt under Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

(i)	the Incurrence by the Issuer or any Restricted Subsidiary of Debt in respect of workers’ compensation and claims arising under similar legislation, or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(j)	the Incurrence of Debt by the Issuer or any Restricted Subsidiary arising from (i) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within 5 business days of Incurrence, (ii) bankers’ acceptances, performance, surety, judgment, appeal or similar bonds, instruments or obligations and (iii) completion guarantees provided or letters of credit obtained by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(k)	the Incurrence by the Issuer or any Restricted Subsidiary of Permitted Refinancing Debt in exchange for or the net proceeds of which are used to refund, replace or refinance Debt Incurred by it pursuant to, or described in, paragraphs (1), (2)(b), (2)(c), (2)(k) and (2)(t) of this Section 4.04, as the case may be;

(l)	Customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(m)	Management Advances;

(n)	any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(o)	without limiting Section 4.13 the guarantee by the Issuer or any Restricted Subsidiary of Debt that was permitted to be incurred by another provision of this covenant; provided that if the Debt being guaranteed is subordinated to the Notes or is unsecured, then the guarantee shall be subordinated or unsecured to the same extent as the Debt guaranteed;

(p)	without limiting Section 4.05, Debt arising by reason of any Lien granted by or applicable to such Person securing Debt of the Issuer or any Restricted Subsidiary so long as the Incurrence of such Debt is permitted under the terms of this Indenture;

(q)	Indebtedness consisting of (i) the financing of insurance premiums, (ii) take or pay obligations contained in supply agreements or (iii) rental guarantees, in each case, in the ordinary course of business;

(r)	guarantees of the obligations of Qualified Joint Ventures at any time outstanding not exceeding the greater of €15.0 million and 3% of Total Assets in aggregate principal amount;

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(s)	Acquired Debt; provided that, after giving pro forma effect to such acquisition, (i) the Issuer would have been able to incur €1.00 of additional Debt pursuant to paragraph (1) of this Section 4.04 or (ii) the Consolidated Fixed Charges Coverage Ratio for the most recent four full fiscal quarters for which financial statements are available would be no less than immediately prior to such acquisition and incurrence; and

(t)	the Incurrence of Debt by the Issuer or any Restricted Subsidiary (other than and in addition to Debt permitted under clauses (a) through (s) above) in an aggregate principal amount at any one time outstanding not to exceed €15.0 million.

(3)	For purposes of determining compliance with this Section 4.04, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (t) of paragraph (2) above, or is entitled to be Incurred pursuant to the paragraph (1) of this Section 4.04, the Issuer shall be permitted to classify such item of Debt on the date of its Incurrence in any manner that complies with this Section 4.04. Debt under Credit Facilities outstanding on the date on which the Notes are first issued shall initially be deemed to have been Incurred on such date in reliance on the exception provided by clause (a) of paragraph (2) above. In addition, any item of Debt initially classified as Incurred pursuant to one of the categories of Permitted Debt described in clauses (b) through (t) of paragraph (2) above, or is entitled to be Incurred pursuant to the paragraph (1) of this Section 4.04, may later be reclassified by the Issuer such that it shall be deemed as having been Incurred pursuant to such new clause or paragraph (1) of this Section 4.04 to the extent that such reclassified Debt could be Incurred pursuant to such new clause or paragraph (1) of this Section 4.04 at the time of such reclassification.

(4)	For purposes of determining compliance with any restriction on the Incurrence of Debt in Euros where Debt is denominated in a different currency, the amount of such Debt shall be the Euro Equivalent determined on the date of such determination; provided that if any such Debt denominated in a different currency is subject to a Currency Agreement (with respect to Euros) covering principal amounts payable on such Debt, the amount of such Debt expressed in Euros shall be adjusted to take into account the effect of such agreement. The principal amount of any Permitted Refinancing Debt Incurred in the same currency as the Debt being refinanced shall be the Euro Equivalent of the Debt being refinanced determined on the date such Debt being refinanced was initially Incurred. Notwithstanding any other provision of this Section 4.04, for purposes of determining compliance with this Section 4.04, increases in Debt solely due to fluctuations in the exchange rates of currencies shall not be deemed to exceed the maximum amount that the Issuer or a Restricted Subsidiary may Incur under this Section 4.04.

(5)	For purposes of determining any particular amount of Debt under Section 4.04:

(a)	obligations in the form of letters of credit, guarantees or Liens, in each case supporting Debt otherwise included in the determination of such particular amount shall not be included;

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(b)	any Liens granted pursuant to the equal and ratable provisions referred to in Section 4.05 shall not be treated as Debt; and

(c)	accrual of interest, accrual of dividends, the accretion or amortization of original issue discount or of accreted value, the obligation to pay commitment fees and the payment of interest or dividends in the form of additional Debt, shall not, in any case, be treated as Debt.

Section 4.05.	Limitation on Liens

(1)	The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind or assign or otherwise convey any right to receive any income, profits or proceeds on or with respect to any of the Issuer’s or any Restricted Subsidiary’s property or assets, including any shares or stock or Debt of any Restricted Subsidiary, whether owned at or acquired after the Issue Date, or any income, profits or proceeds therefrom (except for Permitted Liens and Permitted Collateral Liens) unless:

(a)	in the case of any Lien securing Subordinated Debt, the Issuer’s obligations in respect of the Notes, the obligations of the Guarantors under the Guarantees and all other amounts due under this Indenture are directly secured by a Lien on such property, assets or proceeds that is senior in priority to the Lien securing the Subordinated Debt until such time as the Subordinated Debt is no longer secured by a Lien; and

(b)	in the case of any other Lien, the Issuer’s obligations in respect of the Notes, the obligations of the Guarantors under the Guarantees and all other amounts due under this Indenture are equally and ratably secured with the obligation or liability secured by such Lien.

(2)	Any such Lien arising as a result of paragraphs (1)(a) or (b) above shall be automatically and unconditionally released and discharged concurrently with (i) the unconditional release of the Lien which gave rise to such Lien (other than as a consequence of an enforcement action with respect to the assets subject to such Lien) or (ii) as set forth in Section 12.03.

Section 4.06.	Limitation on Restricted Payments

(1)	The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions (each of which is a “Restricted Payment” and which are collectively referred to as “Restricted Payments”):

(a)	declare or pay any dividend on or make any distribution (whether made in cash, securities or other property) with respect to any of the Issuer’s or any Restricted Subsidiary’s Capital Stock (including, without limitation, any payment in connection with any merger, consolidation, amalgamation or other combination involving the Issuer or any Restricted Subsidiary) (other than to the Issuer or any Restricted Subsidiary) except for dividends or distributions payable solely in shares of the Issuer’s Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock;

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(b)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, consolidation, amalgamation or other combination), directly or indirectly, any shares of the Issuer’s Capital Stock or any Capital Stock of a Holding Company of the Issuer held by persons other than the Issuer or a Restricted Subsidiary or any options, warrants or other rights to acquire such shares of Capital Stock;

(c)	make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or Stated Maturity, any Subordinated Debt (other than intercompany Debt between the Issuer and any Restricted Subsidiary or among Restricted Subsidiaries); or

(d)	make any Investment (other than any Permitted Investment) in any Person.

If any Restricted Payment described above is not made in cash, the amount of the proposed Restricted Payment shall be the Fair Market Value of the asset to be transferred as at the date of transfer.

(2)	Notwithstanding paragraph (1) above, the Issuer or any Restricted Subsidiary may make a Restricted Payment if, at the time of and after giving pro forma effect to such proposed Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing;

(b)	the Issuer could Incur at least €1.00 of additional Debt pursuant to the ratio set forth in paragraph (1) of Section 4.04; and

(c)	the aggregate amount of all Restricted Payments declared or made after the Issue Date, and after giving effect to any reductions required by paragraph (4), does not exceed the sum of:

(i)	50% of aggregate Consolidated Net Income on a cumulative basis during the period beginning on the first day of the fiscal quarter in which the Notes are issued and ending on the last day of the Issuer’s last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a negative number, minus 100% of such negative amount); plus

(ii)	the aggregate Net Cash Proceeds received by the Issuer after the Issue Date as equity capital contributions or from the issuance or sale (other than to any Subsidiary) of shares of the Issuer’s Qualified Capital Stock (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of the Issuer’s Qualified Capital Stock (except, in each case to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Debt as set forth in clause (d) or (e) of paragraph (3) below) (excluding the Net Cash Proceeds from the issuance of the Issuer’s Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Issuer or any Subsidiary until and to the extent such borrowing is repaid); plus

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(iii)	(x) the amount by which the Issuer’s Debt or Debt of any Restricted Subsidiary is reduced on the Issuer’s consolidated balance sheet after the Issue Date upon the conversion or exchange (other than by a Subsidiary) of such Debt into the Issuer’s Qualified Capital Stock and (y) the aggregate Net Cash Proceeds received after the Issue Date by the Issuer from the issuance or sale (other than to any Subsidiary) of Redeemable Capital Stock that has been converted into or exchanged for the Issuer’s Qualified Capital Stock, to the extent such Redeemable Capital Stock was originally sold for cash or Cash Equivalents, together with, in the case of both clauses (x) and (y), the aggregate Net Cash Proceeds received by the Issuer at the time of such conversion or exchange (excluding the Net Cash Proceeds from the issuance of the Issuer’s Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Issuer or any Subsidiary until and to the extent such borrowing is repaid); plus

(iv)	(x) repurchases, redemptions or other acquisitions or retirements of any such restricted Investment, proceeds realized upon the sale or other disposition to a Person other than the Issuer or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to the Issuer or any Restricted Subsidiary, less the cost of the disposition of such Investment and net of taxes, (y) if such Investment constituted a guarantee, an amount equal to the amount of such guarantee upon the full and unconditional release of such guarantee and (z) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary (as long as the designation of such Subsidiary as an Unrestricted Subsidiary was deemed a Restricted Payment), the Fair Market Value of the Issuer’s interest in such Subsidiary; plus

(v)	in the event that the Issuer or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the Fair Market Value of Issuer’s or such Restricted Subsidiary’s existing interest in such Person that was previously treated as a Restricted Payment.

(3)	Notwithstanding paragraphs (1) and (2) above, the Issuer and any Restricted Subsidiary may take the following actions so long as (with respect to clauses (e), (f), (k), (l) and (m) below) no Default or Event of Default has occurred and is continuing:

(a)	the payment of any dividend within 60 days after the date of its declaration if at such date of its declaration such payment would have been permitted by the provisions of this Section 4.06;

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(b)	cash payments in lieu of issuing fractional shares pursuant to the exchange or conversion of any exchangeable or convertible securities;

(c)	the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer or any Restricted Subsidiary of the Issuer held by any employee benefit plan of the Issuer or any of its Restricted Subsidiaries, any current or former officer, director, consultant, or employee of the Issuer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock may not exceed €2.0 million in any twelve-month period;

(d)	the repurchase, redemption or other acquisition or retirement for value of any shares of the Issuer’s Capital Stock or options, warrants or other rights to acquire such Capital Stock in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of the Issuer’s Qualified Capital Stock or options, warrants or other rights to acquire such Capital Stock;

(e)	the prepayment, repayment, purchase, repurchase, redemption, defeasance or other acquisition or retirement for value or payment of principal of any Subordinated Debt in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of the Issuer’s Qualified Capital Stock;

(f)	the prepayment, repayment, purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt (other than Redeemable Capital Stock) in exchange for, or out of the Net Cash Proceeds of a substantially concurrent Incurrence (other than to a Subsidiary) of, Permitted Refinancing Debt;

(g)	the declaration or payment of any dividend to all holders of Capital Stock of a Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Issuer or a Restricted Subsidiary of dividends or distributions of greater value than the Issuer or such Restricted Subsidiary would receive on a pro rata basis;

(h)	the repurchase of Capital Stock deemed to occur upon the exercise of stock options with respect to which payment of the cash exercise price has been forgiven if the cumulative aggregate value of such deemed repurchases does not exceed the cumulative aggregate amount of the exercise price of such options received;

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(i)	the declaration and payment of dividends to holders of any class or series of Redeemable Capital Stock issued in accordance with Section 4.04;

(j)	the purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock deemed to occur upon the exercise of stock options, warrants or other securities, if such Capital Stock represents a portion of the exercise price of such options, warrants or other securities;

(k)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Indebtedness of the Issuer or any of its Restricted Subsidiaries pursuant to the provisions similar to those described in Section 4.09; provided that all Notes validly tendered by Holders in connection with a Change of Control Offer, as applicable, have been repurchased, redeemed or acquired for value;

(l)	the purchase, repurchase, redemption, acquisition or retirement of subordinated Indebtedness of the Issuer or any Restricted Subsidiary with any Excess Proceeds remaining after consummation of an Excess Proceeds Offer pursuant to Section 4.07; and

(m)	any other Restricted Payment; provided that the total aggregate amount of Restricted Payments made under this clause (m) does not exceed €15.0 million.

(4)	The actions described in clauses (a), (c), (g), (k), (l) and (m) of paragraph (3) above are Restricted Payments that shall be permitted to be made in accordance with paragraph (3) but that shall reduce the amount that would otherwise be available for Restricted Payments under clause (c) of paragraph (2) above.

Section 4.07.	Limitation on Sale of Certain Assets

(1)	The Issuer shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(a)	the consideration the Issuer or such Restricted Subsidiary receives for such Asset Sale is not less than the Fair Market Value of the assets sold (as determined by the Issuer’s Board of Directors);

(b)	at least 75% of the consideration the Issuer or such Restricted Subsidiary receives in respect of such Asset Sale consists of:

(i)	cash (including any Net Cash Proceeds received from the conversion to cash within 90 days of such Asset Sale of securities, notes or other obligations received in consideration of such Asset Sale);

(ii)	Cash Equivalents (including any Net Cash Proceeds received from the conversion to cash within 90 days of such Asset Sale of securities, notes or other obligations received in consideration of such Asset Sale);

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(iii)	the assumption by the purchaser of (x) the Issuer’s Debt or Debt of any Restricted Subsidiary (other than Subordinated Debt) as a result of which neither the Issuer nor any of the Restricted Subsidiaries remains obliged in respect of such Debt or (y) Debt of a Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, if the Issuer and each other Restricted Subsidiary is released from any guarantee of such Debt as a result of such Asset Sale;

(iv)	Replacement Assets;

(v)	any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale; provided that the aggregate Fair Market Value of such Designated Non-cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-cash Consideration received pursuant to this clause (iv), less the amount of Net Proceeds previously realized in cash from prior Designated Non-cash Consideration does not exceed (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) €10.0 million; or

(iv)	a combination of the consideration specified in clauses (i) through (v); and

(c)	the Issuer delivers an Officers’ Certificate to the Trustee certifying that such Asset Sale complies with the provisions described in the foregoing clauses (a) and (b).

(2)	If the Issuer or any Restricted Subsidiary consummates an Asset Sale, the Net Cash Proceeds of the Asset Sale, within 365 days of the consummation of such Asset Sale (or the Issuer or any such Restricted Subsidiary may enter into a binding commitment to so use; provided that such Net Cash Proceeds are so used within 180 days after the expiration of the aforementioned 365 day period), may be used by the Issuer or such Restricted Subsidiary to:

(a)	permanently repay or prepay any then outstanding Debt of the Issuer, or Debt of any Restricted Subsidiary (and to permanently reduce the corresponding commitment by an equal amount if such Debt is a revolving credit borrowing) owing to a Person other than the Issuer or a Restricted Subsidiary, as applicable;

(b)	to make a capital expenditure or to invest in any Replacement Assets; or

(c)	any combination of the foregoing.

The amount of such Net Cash Proceeds not so used as set forth in this paragraph (2) constitutes “Excess Proceeds.” Pending the final application of any such Net Cash Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the terms of this Indenture.

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(3)	When the aggregate amount of Excess Proceeds exceeds €15.0 million, the Issuer shall, within 30 Business Days, make an offer to purchase (an “Excess Proceeds Offer”) to all holders of Notes and, at the Issuer’s election, to the holders of any Pari Passu Debt, to the extent required by the terms thereof, on a pro rata basis, in accordance with the procedures set forth in this Indenture or the agreements governing any such Pari Passu Debt, the maximum principal amount, in the case of the Notes (expressed as a minimum amount of €50,000 and integral multiples of €1,000 in excess thereof) of the Notes and any such Pari Passu Debt that may be purchased with the amount of the Excess Proceeds. The offer price as to each Note and any such Pari Passu Debt shall be payable in cash in an amount equal to (solely in the case of the Notes) 100% of the principal amount of such Note and (solely in the case of Pari Passu Debt) no greater than 100% of the principal amount (or accreted value, as applicable) of such Pari Passu Debt, plus, in each case, accrued and unpaid interest, if any, to the date of purchase.

To the extent that the aggregate principal amount of Notes and any such Pari Passu Debt tendered pursuant to an Excess Proceeds Offer is less than the aggregate amount of Excess Proceeds, the Issuer may use the amount of such Excess Proceeds not used to purchase Notes and Pari Passu Debt for general corporate purposes that are not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and any such Pari Passu Debt validly tendered and not withdrawn by holders thereof exceeds the aggregate amount of Excess Proceeds, the Notes and any such Pari Passu Debt to be purchased shall be selected by the Trustee on a pro rata basis (based upon the principal amount of Notes and the principal amount or accreted value of such Pari Passu Debt tendered by each holder). Upon completion of each such Excess Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.

(4)	If the Issuer is obliged to make an Excess Proceeds Offer, the Issuer shall purchase the Notes and Pari Passu Debt, at the option of the holders thereof, in whole or in part in a minimum amount of €50,000 and integral multiples of €1,000 in excess thereof on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Excess Proceeds Offer is given to such holders, or such later date as may be required under the Exchange Act.

Pending the final application of any Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

Section 4.08.	Limitation on Transactions with Affiliates

(1)	The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any service), with, or for the benefit of, any Affiliate of the Issuer or any other Restricted Subsidiary having a value greater than €1.0 million, unless such transaction or series of transactions is entered into in good faith and:

(a)	such transaction or series of transactions is on terms that, taken as a whole, are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable arm’s-length transaction with third parties that are not Affiliates;

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(b)	with respect to any transaction or series of related transactions involving aggregate payments or the transfer of assets or the provision of services, in each case having a value greater than €5.0 million, the Issuer shall deliver a resolution of its Board of Directors (attached to an Officers’ Certificate to the Trustee) resolving that such transaction complies with clause (a) above and that the fairness of such transaction has been approved by a majority of the Disinterested Members, if any, of the Board of Directors; and

(c)	with respect to any transaction or series of related transactions involving aggregate payments or the transfer of assets or the provision of services, in each case having a value greater than €20.0 million, the Issuer shall deliver to the Trustee a written opinion of an Independent Financial Advisor stating that the transaction or series of transactions is fair to the Issuer or such Restricted Subsidiary from a financial point of view or that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s length basis.

(2)	Notwithstanding the foregoing, the restrictions set forth in this description shall not apply to:

(i)	customary directors’ fees, indemnities and similar arrangements (including the payment of directors’ and officers’ insurance premiums), consulting fees, employee compensation, employee and director bonuses, employment agreements and arrangements or employee benefit arrangements, including stock options or legal fees, as long as the Issuer’s Board of Directors has approved the terms thereof and deemed the services performed or thereafter to be performed for amounts to be fair consideration therefor;

(ii)	any Restricted Payment not prohibited by Section 4.06;

(iii)	loans and advances (or guarantees to third party loans, but not any forgiveness of such loans or advances) to directors, officers or employees of the Issuer or any Restricted Subsidiary made in the ordinary course of business in an amount outstanding not to exceed at any one time €1.0 million;

(iv)	agreements and arrangements existing on the Issue Date and any amendment, extension, renewal, refinancing, modification or supplement thereto; provided that any such amendment, extension, renewal, refinancing, modification or supplement to the terms thereof is not more disadvantageous, taken as a whole, to the holders of the Notes and to the Issuer and the Restricted Subsidiaries, as applicable, in any material respect than the original agreement or arrangement as in effect on the Issue Date and provided, further, that such amendment, extension, renewal, refinancing or modification is on a basis substantially similar to that which would be conducted in an arm’s-length transaction with third parties who are not Affiliates;

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(v)	the issuance of securities or other payments, awards or grants in cash, securities or similar transfers pursuant to, or for the purpose of the funding of, employment arrangements, stock options, stock ownership plans and other similar arrangements, as long as the terms thereof are or have been previously approved by the Issuer’s Board of Directors;

(vi)	the granting and performance of registration rights for the Issuer’s securities;

(vii)	transactions between or among the Issuer and the Restricted Subsidiaries or between or among Restricted Subsidiaries;

(viii)	any issuance of Capital Stock (other than Redeemable Capital Stock) of the Issuer;

(ix)	the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement relating thereto) to which it is a party as at the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of, obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (x) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the holders of the Notes when taken as a whole; and

(x)	transactions with a Person that is an Affiliate of the Issuer solely because the Issuer or a Restricted Subsidiary of the Issuer owns Capital Stock in such Person or solely because the Issuer or a Restricted Subsidiary of the Issuer has the right to designate one or more members of the Board of Directors or similar governing body of such Person.

Section 4.09.	Change of Control

(1)	If a Change of Control occurs at any time, than the Issuer shall make an offer (a “Change of Control Offer”) to each holder of Notes to purchase such holder’s Notes, in whole or in part, in a principal amount of €50,000 or in integral multiples of €1,000 in excess thereof at a purchase price (the “Change of Control Purchase Price”) in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”).

(2)	Within 30 days following any Change of Control, the Issuer shall:

(a)	cause a notice of the Change of Control Offer to be published (i) through the newswire service of Bloomberg, or if Bloomberg does not then operate, any similar agency; and (ii) if at the time of such notice the Notes are listed on the Official List of the Luxembourg Stock Exchange and traded on the Euro MTF Market and to the extent that the rules of the Luxembourg Stock Exchange so require, on the website of the Luxembourg Stock Exchange); and

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(b)	send notice of the Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Security Register, which notice shall state:

(i)	that a Change of Control has occurred and the date it occurred;

(ii)	the circumstances and relevant facts regarding such Change of Control;

(iii)	the Change of Control Purchase Price and the Change of Control Purchase Date, which shall be a business day no earlier than 30 days nor later than 60 days after the date such notice is mailed, or such later date as is necessary to comply with any requirements under the Exchange Act and any other applicable securities laws or regulations;

(iv)	that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date unless the Change of Control Purchase Price is not paid on such date;

(v)	that any Note or part thereof not tendered shall continue to accrue interest; and

(vi)	any other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance (which procedures may also be performed at the office of the paying agent in Luxembourg as long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and traded on the Euro MTF Market and to the extent that the rules of the Luxembourg Stock Exchange so require).

(3)	The Trustee shall promptly authenticate and deliver a new Note or Notes in a principal amount equal to any unpurchased portion of Notes surrendered, if any, to the holder of Notes in global form or to each holder of Definitive Registered Notes; provided that each such new Note shall be in a principal amount of €50,000 or in integral multiples of €1,000 in excess thereof. The Issuer shall publicly announce the results of a Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

(4)	The Issuer shall not be required to make a Change of Control Offer following a Change of Control if (i) the Notes have been irrevocably and unconditionally called for redemption as described on the face of the Note or (ii) a third party has made, and not terminated, a tender offer for all of the Notes in the manner and at the times applicable to a Change of Control Offer, at a tender offer purchase price in cash equal to at least 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, and such third party purchases all of the Notes validly tendered and not withdrawn under such tender offer.

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The Issuer and the Guarantors shall comply with the applicable tender offer rules, including Rule l4e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuer and the Guarantors shall comply with such applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Indenture by virtue of such conflict.

Section 4.10. Additional Amounts

All payments made under or with respect to the Notes or that the Guarantors make under or with respect to the Guarantees shall be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any jurisdiction in which the Issuer or Guarantor is organized, engaged in business, resident for tax purposes or generally subject to tax on a net income basis or from or through which payment on the Notes is made or any political subdivision or authority thereof or therein having the power to tax (each, a “Relevant Taxing Jurisdiction”) and any interest, penalties and other liabilities with respect thereto (collectively, “Taxes”), unless the withholding or deduction of such Taxes is required by law or by the relevant taxing authority’s interpretation or administration thereof. In the event that the Issuer or Guarantor is required to so withhold or deduct any amount for or on account of any such Taxes from any payment made under or with respect to the Notes, the Issuer or Guarantor, as the case may be, shall pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder or beneficial owner of the Notes (including Additional Amounts) after such withholding or deduction shall be not less than the amount that such Holder or beneficial owner would have received if such Taxes had not been required to be withheld or deducted.

Notwithstanding the foregoing, neither the Issuer nor the Guarantor shall pay Additional Amounts to a Holder or beneficial owner of any Note in respect or on account of:

(a)	any Taxes that are imposed or levied by a Relevant Taxing Jurisdiction by reason of the Holder’s or beneficial owner’s present or former connection with such Relevant Taxing Jurisdiction (including, but not limited to, citizenship, nationality, residence, domicile, or existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within the Relevant Taxing Jurisdiction) other than the mere receipt or holding of any Note or by reason of the receipt of payments thereunder or the exercise or enforcement of rights under such Note or this Indenture;

(b)

any Taxes that are imposed or withheld by reason of the failure of the Holder or beneficial owner of any Note, prior to the relevant date on which a payment under and with respect to the Notes is due and payable (the “Relevant Payment Date”) to comply with the Issuer’s written request addressed to the Holder or beneficial owner at least 30 calendar days prior to the Relevant Payment Date to provide accurate information with respect to any certification, identification, information or other reporting requirements concerning nationality, residence, identity or connection with the Relevant Taxing Jurisdiction which the Holder or such beneficial owner is legally required to satisfy, whether imposed by statute, treaty, regulation or administrative practice, in each such case by the Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of

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deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(c)	any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(d)	any Tax that is payable other than by deduction or withholding from payments made under or with respect to any Note or Guarantee;

(e)	any Tax which would not have been so imposed but for the presentation (where presentation is required in order to receive payment) by the Holder or beneficial owner of a Note for payment on a date more than 30 days after the date on which such payment becomes due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the Holder or beneficial owner would have been entitled to such Additional Amounts on presenting the same for payment on any day (including the last day) within such 30-day period;

(f)	any withholding or deduction in respect of any Taxes where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to the European Council Directive 2003/48/EC or any Directive otherwise implementing the conclusions of the ECOFIN Council meetings of 26 and 27 November 2000 or any law implementing or complying with, or introduced in order to conform to, any such Directive;

(g)	any Tax that is imposed on or with respect to a payment made to a Holder or beneficial owner who would have been able to avoid such withholding or deduction by requesting that a payment on the Note be made by, or presenting a Note for a payment to, another paying agent in an EU Member State or;

(h)	any Tax that is imposed on or with respect to any payment made to any Holder who is a fiduciary or partnership or an entity that is not the sole beneficial owner of such payment, to the extent that a beneficiary or settlor (for tax purposes) with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note.

In addition, Additional Amounts shall not be payable with respect to any Taxes that are imposed in respect of any combination of the above items.

The Issuer or Guarantor shall also make or cause to be made such withholding or deduction of Taxes and remit the full amount of Taxes so deducted or withheld to the relevant taxing authority in accordance with all applicable laws. The Issuer shall, upon request, make available to the Holders, within 30 days after the date on which the payment of any Taxes so deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Issuer or if, notwithstanding the Issuer’s reasonable efforts to obtain such receipts, the same are not obtainable, other evidence reasonably satisfactory to the Trustee of such payment by the Issuer.

At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuer or a Guarantor shall be obliged to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts

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arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it shall be promptly thereafter), the Issuer or Guarantor shall deliver to the Trustee an Officers’ Certificate stating that such Additional Amounts shall be payable and the amounts so payable and setting forth such other information as is necessary to enable such Trustee or Paying Agent to pay such Additional Amounts to the Holders and beneficial owners on the payment date. The Trustee shall be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary. The Issuer shall promptly publish a notice in accordance with the provisions set forth in Section 13.01 stating that such Additional Amounts shall be payable and describing the obligation to pay such amounts.

If the Issuer or a Guarantor conducts business in any jurisdiction (an “Additional Taxing Jurisdiction”) other than a Relevant Taxing Jurisdiction and, as a result, is required by the law of such Additional Taxing Jurisdiction to withhold or deduct any amount on account of the Taxes imposed by such Additional Taxing Jurisdiction from payment under the Notes or any Guarantee, as the case may be, which would not have been required to be so withheld or deducted but for such conduct of business in such Additional Taxing Jurisdiction, the Additional Amounts provision described above shall be considered to apply as if references in such provision to “Taxes” included taxes imposed by way of withholding or deduction by any such Additional Taxing Jurisdiction (or any political subdivision thereof or therein).

In addition, the Issuer or the Guarantor shall pay: (i) any present or future stamp, issue, registration, transfer, documentation, court, excise or property taxes or other similar taxes, charges and duties, including interest, penalties and Additional Amounts with respect thereto imposed or levied by the European Union, the United States of America, the Swiss Confederation, the Cayman Islands, or any political subdivision or authority thereof or therein having the power to tax (each, a “Stamp Duty Jurisdiction”), in respect of the execution, issue, delivery, registration, redemption or retirement of, or receipt of payments under the Notes, this Indenture or the Guarantees, or any other document or instrument referred to thereunder (other than transfers of the Notes following the initial resale of the Notes by the Initial Purchasers); (ii) any such taxes, charges or duties imposed by any Stamp Duty Jurisdiction as a result of, or in connection with, the enforcement of the Notes, Guarantees or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes; and (iii) any stamp, court or documentary taxes (or similar charges or levies) imposed by any Stamp Duty Jurisdiction with respect to the receipt of any payments with respect to the Notes or the Guarantees.

The foregoing provisions shall survive any termination, defeasance or discharge of this Indenture and shall apply mutatis mutandis to any jurisdiction in which any Surviving Entity (as defined below) or successor person to the Issuer or a Guarantor is organized, engaged in business, resident for tax purposes or otherwise subject to taxation on a net income basis or any political subdivision or taxing authority or agency thereof or therein.

Whenever in this Indenture there is mentioned, in any context, the payment of principal (and premiums, if any), Redemption Price, interest or any other amount payable under or with respect to any Note (including payments thereof made pursuant to any Guarantee), such mention shall be deemed to include mention of the payment of Additional Amounts.

Section 4.11.	Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries

(1)	The Issuer shall not sell or otherwise dispose of, and shall not permit any Restricted Subsidiary (other than as permitted under Section 4.05), directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock).

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(2)	The foregoing clause (1), however, shall not apply to:

(a)	any issuance or sale of shares of Capital Stock of a Restricted Subsidiary to the Issuer or a Restricted Subsidiary;

(b)	any issuance or sale to directors of directors’ qualifying shares or issuances or sales of shares of Capital Stock of a Restricted Subsidiary to be held by third parties, in each case to the extent required by applicable law;

(c)	any issuance or sale of shares of Capital Stock of a Restricted Subsidiary made in compliance with Section 4.07; provided the Net Proceeds of any such issuance or sale of shares of Capital Stock are applied in accordance with Section 4.07;

(d)	any issuance or sale of shares of Capital Stock of a Restricted Subsidiary if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any remaining Investment in such Person would have been permitted to be made under Section 4.06 if made on the date of such issuance or sale;

(e)	Capital Stock issued by a Person prior to the time:

(i)	such Person becomes a Restricted Subsidiary;

(ii)	such Person consolidates or merges with or into a Restricted Subsidiary; or

(iii)	a Restricted Subsidiary consolidates or merges with or into such Person;

but only if such Capital Stock was not issued or Incurred by such Person in anticipation of it becoming a Restricted Subsidiary; or

(f)	any issuance of shares of Capital Stock of a Restricted Subsidiary, if after giving effect to such issuance, the Issuer directly or indirectly maintains at least the same percentage ownership of such Restricted Subsidiary as it owned immediately prior to such issuance.

Section 4.12.	Limitation on Sale and Leaseback Transactions

(1)	The Issuer shall not, and shall not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction with respect to any property or assets (whether now owned or hereafter acquired), unless:

(a)	Section 4.07 is complied with, including the provisions concerning the application of Net Cash Proceeds (treating all of the net consideration received in such sale and leaseback transaction as Net Cash Proceeds for the purposes of Section 4.07);

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(b)	the Issuer or such Restricted Subsidiary, as applicable, would be permitted to Incur Debt under Section 4.04 in the amount of the Attributable Debt Incurred in respect of such sale and leaseback transaction; and

(c)	the Issuer or such Restricted Subsidiary, as applicable, would be permitted to grant a Lien to secure Debt under Section 4.05 in the amount of the Attributable Debt in respect of such sale and leaseback transaction.

(2)	Notwithstanding the foregoing, nothing shall prevent the Issuer or any Restricted Subsidiary from engaging in a sale and leaseback transaction solely between the Issuer and any Restricted Subsidiary or solely between or among Restricted Subsidiaries.

Section 4.13.	Limitation on Guarantees of Debt by Restricted Subsidiaries

(1)	The Issuer shall not permit any Restricted Subsidiary that is not a Guarantor, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Debt of the Issuer or any Guarantor (other than the Notes), unless:

(a) (i)	such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary on the same terms as the guarantee of such other Debt; and

(ii)	with respect to any guarantee of Subordinated Debt by such Restricted Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary’s Guarantee with respect to the Notes at least to the same extent as such Subordinated Debt is subordinated to the Notes; and

(b)	to the maximum extent permitted by law, such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee.

(2)	Paragraph (1) shall not be applicable to any guarantee of any Restricted Subsidiary:

(i)	guaranteeing Debt existing on the Issue Date;

(ii)	that existed at the time such Person became a Restricted Subsidiary if the guarantee was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; or

(iii)

given to a bank or trust company incorporated in any member state of the European Union as of the date of this Indenture or any commercial banking institution (or any branch, Subsidiary or Affiliate thereof) in each case having combined capital and surplus and undivided profits of not less than €500 million, whose debt has a rating, at the time such

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guarantee was given, of at least A or the equivalent thereof by S&P and at least A2 or the equivalent thereof by Moody’s, in connection with the operation of cash management programs established for the Issuer’s benefit or that of any Restricted Subsidiary.

(3)	Notwithstanding the foregoing, any Guarantee of the Notes created pursuant to the provisions described in paragraph (1) above may provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(a)	any sale, exchange or transfer, to any Person who is not the Issuer’s Affiliate, of all of the Capital Stock owned by the Issuer and its Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Indenture); or

(b)	(with respect to any Guarantee created after the Issue Date) the release by the holders of the Issuer’s or the Guarantor’s Debt described in paragraph (1) above, of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Debt other than as a result of payment under such guarantee), at a time when:

(i)	no other Debt of the Issuer (other than the Notes) or any Guarantor (other than the Guarantees) has been guaranteed by such Restricted Subsidiary; or

(ii)	the holders of all such other Debt that is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Debt other than as a result of payment under such guarantee); or

(c)	the release of the Guarantees on the terms and conditions and in the circumstances described in Section 10.12.

(4)	Notwithstanding the foregoing, the Issuer shall not be obligated to cause such Restricted Subsidiary to guarantee the Notes to the extent such Guarantee would reasonably be expected to give rise to or result in:

(a)	any conflict with or violation of applicable law;

(b)	material risk of personal liability for the officers, directors, shareholders or partners of such Restricted Subsidiary; or

(c)	any cost, expense, liability or obligation (including with respect to any Taxes but excluding any reasonable guarantee or similar fee payable to the Issuer or any Restricted Subsidiary) other than reasonable expenses and other than reasonable governmental expenses incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to clause (1) undertaken in connection with, such Guarantee.

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Section 4.14.	Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

(1)	The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(a)	pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits;

(b)	pay any Debt owed to the Issuer or any other Restricted Subsidiary;

(c)	make loans or advances to the Issuer or any other Restricted Subsidiary; or

(d)	transfer any of its properties or assets to the Issuer or any other Restricted Subsidiary,

provided that (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (ii) the subordination of (including the application of any standstill requirements to) loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(2)	The provisions of Section 4.14 described in paragraph (1) above shall not apply to:

(a)	encumbrances and restrictions imposed by the Notes, this Indenture, the Guarantees, the Revolving Credit Facility, the Intercreditor Agreement and the Security Documents;

(b)	encumbrances or restrictions imposed by Debt permitted to be Incurred under Credit Facilities or any guarantee thereof in accordance with Section 4.04 or pursuant to paragraph (2) of such Section 4.04; provided that in the case of any such encumbrances or restrictions imposed under any Credit Facilities, such encumbrances or restrictions are not materially more restrictive taken as a whole than those imposed by the Revolving Credit Facility as at the Issue Date;

(c)	encumbrances or restrictions contained in any agreement in effect on the Issue Date (other than an agreement described in another clause of this paragraph (2));

(d)

with respect to restrictions or encumbrances referred to in clause (1)(d) above, encumbrances and restrictions: (i) that restrict in a customary manner the subletting, assignment or transfer of any properties or assets that are subject to a lease, license, conveyance or other similar agreement to which the Issuer or any Restricted Subsidiary is a party; and (ii) contained in operating leases for real property and restricting only the transfer of such real property upon

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the	occurrence and during the continuance of a default in the payment of rent;

(e)	encumbrances or restrictions contained in any agreement or other instrument of a Person or relating to assets acquired by the Issuer or any Restricted Subsidiary in effect at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(f)	encumbrances or restrictions contained in contracts for sales of Capital Stock or assets permitted by Section 4.07 with respect to the assets or Capital Stock to be sold pursuant to such contract or in customary merger or acquisition agreements (or any option to enter into such contract) for the purchase or acquisition of Capital Stock or assets or any of the Issuer’s Subsidiaries by another Person;

(g)	encumbrances or restrictions imposed by applicable law or regulation or by governmental licenses, concessions, franchises or permits;

(h)	encumbrances or restrictions on cash or other deposits or net worth imposed by customers under contracts entered into the ordinary course of business;

(i)	customary limitations on the distribution or disposition of assets or property of a Restricted Subsidiary in joint venture agreements entered into the ordinary course of business and in good faith; provided that such encumbrance or restriction is applicable only to such Restricted Subsidiary; provided further, that:

(i)	the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable agreements (as determined in good faith by the Issuer); and

(ii)	the Issuer determines in good faith that any such encumbrance or restriction shall not materially affect the ability of the Issuer or any Guarantor to make any principal or interest payments on the Notes;

(j)	in the case of clause 1(d) above, customary encumbrances or restrictions in connection with purchase money obligations, mortgage financings and Capitalized Lease Obligations for property acquired in the ordinary course of business;

(k)	any encumbrance or restriction arising by reason of customary non-assignment provisions in agreements;

(l)

any encumbrance or restriction pursuant to an agreement or instrument effecting a refunding, replacement or refinancing of Debt Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clauses (a), (b), (c) or (e) of this paragraph (2) (an “Initial Agreement”) or contained in any amendment, supplement or other

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modification to an agreement referred to in clauses (a), (b), (c) or (e) of this paragraph (2); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the holders of the Notes taken as a whole than the encumbrances and restrictions contained in such agreements and instruments referred to in clauses (a), (b), (c) or (e) of this paragraph (2) (as determined in good faith by the Issuer);

(m)	any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Debt permitted to be Incurred after the Issue Date pursuant to the provisions of Section 4.04: (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the holders of the Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Issuer); or (ii) if such encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined in good faith by the Issuer) and either: (x) the Issuer determines that such encumbrance or restriction shall not materially affect the Issuer’s ability to make principal or interest payments on the Notes as and when they come due; or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Debt;

(n)	any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (l) and (m) of this paragraph; provided that such amendments, modifications, restatements, renewals, extension, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer’s Board of Directors, no more restrictive (taken as a whole) with respect to such encumbrances or restrictions than those contained in the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, extension, increase, supplement, refunding, replacement or refinancing; or

(o)	with respect to restrictions or encumbrances referred to in clause (1)(d) above, encumbrances or restrictions existing by reason of any Lien permitted under Section 4.05.

Section 4.15.	Designation of Unrestricted and Restricted Subsidiaries

(1)	The Issuer’s Board of Directors may designate any Subsidiary (including newly acquired or newly established Subsidiaries) to be an Unrestricted Subsidiary only if:

(a)	no Default has occurred and is continuing at the time of or after giving effect to such designation;

(b)	the Issuer would be permitted to make an Investment at the time of designation (assuming the effectiveness of such designation) pursuant to Section 4.06 in an amount equal to the greater of (i) the net book value of the Issuer’s interest in such Subsidiary calculated in accordance with IFRS or (ii) the Fair Market Value of the Issuer’s interest in such Subsidiary;

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(c)	the Issuer would be permitted under this Indenture to Incur at least €1.00 of additional Debt pursuant to the ratio set forth in paragraph (1) of Section 4.04 at the time of such designation (assuming the effectiveness of such designation);

(d)	neither the Issuer nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary unless the terms of such contract, arrangement, understanding or obligation are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer or of any Restricted Subsidiary;

(e)	such Subsidiary does not own any Capital Stock, Redeemable Capital Stock or Debt of, or own or hold any Lien on any property or assets of, or have any Investment in, the Issuer or any other Restricted Subsidiary;

(f)	such Subsidiary is not liable, directly or indirectly, with respect to any Debt, Lien or other obligation that, if in default, would result (with the passage of time or giving of notice or otherwise) in a default on any of the Issuer’s Debt or Debt of any Restricted Subsidiary; provided that an Unrestricted Subsidiary may provide a Guarantee for the Notes;

(g)	such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the businesses of the Issuer and its Subsidiaries; and

(h)	such Subsidiary is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation to:

(i)	subscribe for additional Capital Stock of such Person; or

(ii)	maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

(2)	In the event of any such designation, the Issuer shall be deemed to have made an Investment constituting a Restricted Payment pursuant to Section 4.06 for all purposes of this Indenture in an amount equal to the greater of (i) the net book value of the Issuer’s interest in such Subsidiary calculated in accordance with IFRS or (ii) the Fair Market Value of the Issuer’s interest in such Subsidiary.

(3)	Neither the Issuer nor any Restricted Subsidiary shall at any time:

(a)	provide a guarantee of, or similar credit support to, any Debt of any Unrestricted Subsidiary (including of any undertaking, agreement or instrument evidencing such Debt); provided that the Issuer may pledge Capital Stock or Debt of any Unrestricted Subsidiary on a non-recourse basis as long as the pledgee has no claim whatsoever against the Issuer other than to obtain such pledged property, except to the extent permitted under Section 4.06 and Section 4.08;

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(b)	be directly or indirectly liable for any Debt of any Unrestricted Subsidiary, except to the extent permitted under Section 4.06 and Section 4.08; or

(c)	be directly or indirectly liable for any other Debt that provides that the holder thereof may (upon giving notice, the lapse of time or both) declare a default thereof (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Debt that is Debt of an Unrestricted Subsidiary (including any corresponding right to take enforcement action against such Unrestricted Subsidiary).

(4)	The Issuer’s Board of Directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary:

(a)	if no Default or Event of Default has occurred and is continuing at the time of, or shall occur and be continuing after giving effect to, such designation; and

(b)	unless such designated Unrestricted Subsidiary shall not have any Debt outstanding (other than Debt that would be Permitted Debt), immediately before and after giving effect to such proposed designation, and after giving pro forma effect to the Incurrence of any such Debt of such designated Unrestricted Subsidiary as if such Debt was Incurred on the date of its designation as a Restricted Subsidiary, the Issuer could Incur at least €1.00 of additional Debt pursuant to the ratio set forth in paragraph (1) of Section 4.04.

(5)	Any such designation as an Unrestricted Subsidiary or Restricted Subsidiary by the Issuer’s Board of Directors shall be evidenced to the Trustee by filing a resolution of the Issuer’s Board of Directors with the Trustee giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions, and giving the effective date of such designation. Any such filing with the Trustee must occur within 45 days after the end of the Issuer’s fiscal quarter in which such designation is made (or, in the case of a designation made during the last fiscal quarter of the Issuer’s fiscal year, within 90 days after the end of such fiscal year).

Section 4.16.	Reports to Holders

(1)	So long as any Notes are outstanding, the Issuer shall furnish to the Trustee (who, at the Issuer’s expense shall, following a written request from a holder, furnish by mail to such holder of the Notes):

(a)

within 120 days after the end of the Issuer’s fiscal year beginning with the fiscal year ended 31 December 2009, annual reports containing: (i) information with a level of detail that is substantially comparable in all material respects to the sections in the Offering Memorandum entitled “Risk Factors,” “Selected Consolidated Financial Data,” “Operating and Financial Review and Prospects,” “Business,” “Management,” “Related Party Transactions” and “Description of Other Debt;” and (ii) the audited consolidated balance sheet of the

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Issuer as at the end of the most recent fiscal year and audited consolidated income statements and statements of cash flow of the Issuer for the most recent two fiscal years, including appropriate footnotes to such financial statements, for and as at the end of such fiscal years and the report of the independent auditors on the financial statements;

(b)	within 90 days following the end of the fiscal quarter ended 31 March 2010 and within 60 days following the end of each of the first three fiscal quarters in each fiscal year of the Issuer thereafter, quarterly financial statements containing the following information: (i) the Issuer’s unaudited condensed consolidated balance sheet as at the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter year-to-date period ending on the unaudited condensed balance sheet date and the comparable prior period, together with condensed footnote disclosure; and (ii) an operating and financial review of the unaudited financial statements, including a discussion of the results of operations, financial condition, and material changes in liquidity and capital resources of the Issuer; and

(c)	promptly after the occurrence of a material event, acquisition, disposition, restructuring, senior management changes at the Issuer or a change in auditors of the Issuer, a report containing a description of such event.

(2)	In addition, the Issuer shall furnish to the holders of the Notes and to prospective investors, upon the request of such holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as the Notes are not freely transferable under the Exchange Act by Persons who are not “affiliates” under the Securities Act.

(3)	The Issuer shall also make available copies of all reports furnished to the Trustee: (a) on the Issuer’s public website; (b) through the newswire service of Bloomberg, or, if Bloomberg does not then operate, any similar agency; and (c) if and so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and traded on the Euro MTF Market and to the extent that the rules of the Luxembourg Stock Exchange so require, copies of such reports furnished to the Trustee shall also be made available at the specified office of the paying agent in Luxembourg.

(4)	No report need include separate financial statements for any Guarantors or non-Guarantor Subsidiaries of the Issuer or any disclosure with respect to the results of operations or any other financial or statistical disclosure not of a type included in the Offering Memorandum.

(5)	At any time that any of the Issuer’s subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or a group of Unrestricted Subsidiaries, taken as a whole, constitutes a Significant Subsidiary of the Issuer, then the quarterly and annual financial information required by the paragraph (1) of this Section 4.16 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

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(6)	All reports provided pursuant to this Section 4.16 shall be made in the English language.

Section 4.17.	Impairment of Security Interest

(1)	Subject to paragraphs (2) and (3) below, the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission might or would have the result of materially impairing any security interest over any of the assets comprising the Collateral for the benefit of the Holders (including the priority thereof), and the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, grant to any Person other than the Security Trustee, for the benefit of the Holders and the other beneficiaries described in the Security Documents, any interest whatsoever in any of the Collateral; provided that nothing in this provision shall restrict the Issuer from Incurring Permitted Collateral Liens;

(2)	At the direction of the Issuer and without the consent of the Holders, the Trustee and the Security Trustee may from time to time enter into one or more amendments to the Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein; (ii) provide for any Permitted Collateral Liens; (iii) add to the Collateral; or (iv) make any other change thereto that does not adversely affect the Holders in any material respect; provided, however, that, in the case of clauses (ii) and (iii) above, no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, unless contemporaneously with such amendment, extension, renewal, restatement, supplement, modification or renewal, the Issuer delivers to the Trustee, either:

(1)	a solvency opinion, in form and substance reasonably satisfactory to the Trustee, from an Independent Financial Advisor confirming the solvency of the Issuer and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement; or

(2)	an opinion of counsel, in form and substance satisfactory to the Trustee confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens securing the Notes created under the Security Documents as so amended, extended, renewed, restated, supplemented, modified or replaced remain valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement, which shall be substantially in the form attached to this Indenture.

(3)	Nothing in this Section 4.17 shall restrict the release or replacement of any security interests in compliance with the provisions of this Indenture, the Security Documents and the Intercreditor Agreement.

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(4)	In the event that the Issuer complies with the requirements of this Section 4.17, the Trustee and/or the Security Trustee (as the case may be) shall consent to any such amendment, extension, renewal, restatement, supplement, modification or replacement without the need for instructions from the Holders; provided such amendments do not impose any personal obligations on the Trustee or adversely affect the rights, duties, liabilities or immunities of the Trustee under this Indenture or the Intercreditor Agreement.

Section 4.18.	Limitations with Respect to the Issuer

Notwithstanding anything contained in this Indenture to the contrary the Issuer shall not engage in any business activity or undertake any other activity, except: (a) any activity relating to the offering, sale, issuance, acquisition, retirement, refinancing, redemption and servicing of Indebtedness represented by the Notes (including Additional Notes, if any), lending or otherwise advancing the proceeds thereof to a Restricted Subsidiary and any other activities in connection therewith; (b) any activity relating to the offering, sale, issuance, acquisition, splits and reverse-splits of the share capital of the Issuer permitted under this Indenture and any other activity customary for a public company; (c) any activity undertaken with the purpose of, and directly related to, forming Midco and consummating the Offering and using the proceeds therefrom as set forth in the Offering Memorandum or fulfilling any other obligations under any Indebtedness of the Issuer permitted under this Indenture (including for the avoidance of doubt, any repurchase or purchase, repayment, redemption, prepayment of such Indebtedness, the granting of Guarantees and the introduction of subsidiary holding companies); (d) any activity relating to holding share capital of Subsidiaries and interests in joint ventures permitted under this Indenture; (e) any activity directly related or reasonably incidental to the establishment and/or maintenance of the Issuer’s corporate existence; (f) any activity directly related to investing amounts received by the Issuer in such manner not otherwise prohibited by this Indenture or the Intercreditor Agreement; and (g) other activities not specifically enumerated above that are de minimis in nature.

Section 4.19.	Business Activities

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to the extent that would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

Section 4.20.	Payments for Consent

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in any documents distributed relating to such consent, waiver or agreement.

Section 4.21.	Additional Intercreditor Agreement

At the request of the Issuer, at the time of, or prior to, the Incurrence of any Indebtedness that is permitted to share the Collateral, the Issuer, the relevant Guarantors, the Trustee and the Security Trustee shall enter into an additional intercreditor agreement on terms substantially similar to the Intercreditor Agreement or an amendment to the Intercreditor Agreement (which amendment does not adversely affect the rights of the Holders); provided that such Intercreditor Agreement or additional intercreditor agreement shall not impose any personal obligations on the Trustee or the Security Trustee or adversely affect the rights, duties, liabilities or immunities of the Trustee under this Indenture or the Intercreditor Agreement.

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Each holder of a Note, by accepting such Note, shall be deemed to have agreed to and accepted the terms and conditions of each Intercreditor Agreement and additional intercreditor agreement and the Trustee or the Security Trustee shall not be required to seek the consent of any holders of Notes to perform its obligations under and in accordance with this Section 4.21.

Section 4.22.	Additional Guarantors

The Issuer shall take, and shall cause its Restricted Subsidiaries to procure, such actions as may be necessary so that additional Restricted Subsidiaries (the “Additional Guarantors”) provide guarantees of the Notes on the same terms as the Initial Guarantors such that the Guarantors shall, as of the date that is five months after the Issue Date, represent at least 70% of the Issuer’s consolidated Adjusted EBITDA for the nine months ended September 30, 2009.

The Issuer shall take, and shall cause its Spanish Subsidiaries to take, such actions as may be necessary so that the Spanish Subsidiaries incorporated as private limited companies (sociedad de responsabilidad limitada) become public limited companies (sociedad de responsabilidad anónima) in order that they may be Additional Guarantors under this Section 4.22.

The Issuer shall take, and shall cause its French Subsidiary to take, such actions as may be necessary so that the French Subsidiary incorporated as a société à responsabilité limitée becomes a French société par actions simplifiée in order that it may be an Additional Guarantor under this Section 4.22.

Such Additional Guarantors shall execute supplemental indentures in the form of Exhibit D which shall be raised to the status of a public document in Spain before a Spanish Notary Public if the relevant supplemental indenture is entered into by a Spanish Subsidiary. Additionally, the public deed raising the supplemental indenture of a Spanish Subsidiary to the status of a public document shall confirm in the Spanish language: (i) the guarantee to be provided under Article Ten of this Agreement; (ii) the provisions of Section 12.02 related to the powers of attorney to be granted by the Holders and the Trustee to the Security Trustee; and (iii) the Special Provisions Regarding Enforcement Under the Laws of Spain established in the supplemental indenture by which a Spanish company becomes Additional Guarantor under this Agreement.

Section 4.23. Additional Collateral

The Issuer shall, and shall cause its Restricted Subsidiaries to, take such actions as may be necessary so that the Additional Guarantors provide, subject to Article Twelve, the following Collateral:

(1)	security over the share capital of each Additional Guarantor (on the date such Additional Guarantor provides its Guarantee in accordance with Section 4.22); and

(2)	security over certain bank accounts and intercompany loan receivables in each case consistent with the security granted in respect of the Revolving Credit Facility.

Section 4.24. Further Instruments and Acts

Upon request of the Trustee (but without imposing any duty or obligation of any kind on the Trustee to make any such request), the Issuer and the Guarantors shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

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ARTICLE FIVE

CONSOLIDATION, MERGER OR SALE OF ASSETS

Section 5.01.	Consolidation, Merger or Sale of Assets

(a)	Issuer

(1)	The Issuer shall not, in a single transaction or through a series of transactions, merge, consolidate, amalgamate or other combine with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of, or take any action pursuant to any resolution passed by the Issuer’s Board of Directors or shareholders with respect to a demerger or division pursuant to which the Issuer would dispose of, all or substantially all of the Issuer’s properties and assets to any other Person or Persons and the Issuer shall not permit any Restricted Subsidiary to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons. The previous sentence shall not apply if at the time and immediately after giving effect to any such transaction or series of transactions:

(a)	either: (i) the Issuer shall be the continuing corporation; or (ii) the Person (if other than the Issuer) formed by or surviving any such merger, consolidation, amalgamation or other combination or to which such sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Issuer and the Restricted Subsidiaries on a consolidated basis has been made (the “Surviving Entity”):

(x)	shall be a corporation duly incorporated and validly existing under the laws of any member state of the European Union as at the Issue Date, the United States of America, any state thereof, or the District of Columbia; and

(y)	shall expressly assume, by a supplemental indenture in form satisfactory to the Trustee, the Issuer’s obligations under the Notes, this Indenture, the Intercreditor Agreement and the Security Documents, and the Notes, this Indenture, the Intercreditor Agreement and the Security Documents shall remain in full force and effect as so supplemented;

(b)	immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of the Issuer or any Restricted Subsidiary Incurred in connection with or as a result of such transaction or series of transactions as having been Incurred by the Issuer or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

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(c)	immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the two-quarter fiscal period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), (i) the Issuer (or the Surviving Entity if the Issuer is not the continuing obligor under this Indenture) could Incur at least €1.00 of additional Debt pursuant to the ratios set forth in paragraph (1) of Section 4.04 or (ii) (A) the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such transaction is not less than the Consolidated Fixed Charge Coverage Ratio immediately before such transaction and (B) the Consolidated Senior Leverage Ratio for the four full fiscal quarters immediately preceding such transaction is not greater than the Consolidated Senior Leverage Ratio immediately before such transaction;

(d)	any Guarantor, unless it is the other party to the transactions described above, has, by way of execution of a supplemental indenture, confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes;

(e)	if any of the Issuer’s or any Restricted Subsidiary’s property or assets shall thereupon become subject to any Lien, the provisions of Section 4.05 are complied with; and

(f)	the Issuer or the Surviving Entity has delivered to the Trustee, in form and substance satisfactory to the Trustee, an Officers’ Certificate (attaching the computations to demonstrate compliance with clause (c) above) and an opinion of counsel, each stating that such merger, consolidation, amalgamation or other combination or sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied and that this Indenture and the Notes constitute legal, valid and binding obligations of the Issuer or the Surviving Entity, enforceable in accordance with their terms.

(2)	Nothing in this Indenture shall prevent any Restricted Subsidiary from consolidating with, merging into or transferring all or substantially all of its properties and assets to the Issuer, a Guarantor or any other Restricted Subsidiary. The Issuer may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Issuer, reincorporating the Issuer in another jurisdiction or changing the legal form of the Issuer.

(3)	The Issuer shall publish a notice of any merger, consolidation, amalgamation or other combination or sale of assets described above in accordance with Section 13.01 and, for as long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and traded on the Euro MTF Market and to the extent that the rules of the Luxembourg Stock Exchange so require, notify such exchange of any such merger, consolidation, amalgamation or other combination or sale.

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(b)	Guarantors

(1)	Subject to Section 10.12, no Guarantor shall, in a single transaction or through a series of transactions, merge, consolidate, amalgamate or other combine with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of, or take any action pursuant to any resolution passed by such Guarantor’s Board of Directors or shareholders with respect to a demerger or division pursuant to which such Guarantor shall dispose of, all or substantially all of such Guarantor’s properties and assets to any other Person or Persons. The previous sentence shall not apply if at the time and immediately after giving effect to any such transaction or series of transactions:

(a)	such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under any EU Member State as at the Issue Date, the United States of America, any state thereof, or the District of Columbia (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(b)	the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under its Guarantee, this Indenture, the Intercreditor Agreement and the Security Documents, pursuant to supplemental indentures and/or agreements in form reasonably satisfactory to the Trustee;

(c)	immediately after giving pro forma effect to such transaction, no Default or Event of Default exists and is continuing; and

(d)	the Guarantor or the Successor Guarantor has delivered to the Trustee, in form and substance satisfactory to the Trustee, an Officers’ Certificate and an opinion of counsel, each stating that such merger, consolidation, amalgamation or other combination or sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied and that this Indenture and the Guarantee constitutes a legal, valid and binding obligation of the Guarantor or Successor Guarantor, enforceable in accordance with its terms.

(2)	The Successor Guarantor will succeed to, and be substituted for, and may exercise every right and power of, the relevant Guarantor under this Indenture.

(3)	Nothing in this Indenture shall prevent any Restricted Subsidiary from consolidating with, merging into or transferring all or substantially all of its properties and assets to the Issuer, a Guarantor or any other Restricted Subsidiary.

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Section 5.02.	Successor Substituted

Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of the Issuer in accordance with Section 5.01 of this Indenture, any Surviving Entity formed by such consolidation or into which the Issuer is merged or to which such sale, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture, the Security Documents and the Intercreditor Agreement with the same effect as if such Surviving Entity had been named as the Issuer herein; provided, however, that the Issuer shall not be released from its obligation to pay the principal of, premium, if any, or interest on the Notes in the case of a lease of all or substantially all of its property and assets.

ARTICLE SIX

DEFAULTS AND REMEDIES

Section 6.01.	Events of Default

(1)	Each of the following shall be an “Event of Default:”

(a)	default for 30 days in the payment when due of any interest or any Additional Amounts on any Note;

(b)	default in the payment of the principal of or premium, if any, on any Note at its Maturity (upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise);

(c)	failure to comply with the provisions of Section 4.22, Section 4.23 and Section 5.01;

(d)	failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of Section 4.07;

(e)	failure to make or consummate a Change of Control Offer in accordance with the provisions of Section 4.09;

(f)	failure to comply with any covenant or agreement of the Issuer or of any Restricted Subsidiary that is contained in this Indenture or any Guarantee (other than specified in clause (a), (b), (c), (d) or (e) above) and such failure continues for a period of 30 days or more;

(g)	default under the terms of any instrument evidencing or securing the Debt of the Issuer or any Restricted Subsidiary having an outstanding principal amount in excess of €15.0 million individually or in the aggregate, if that default:

(x)	results in the acceleration of the payment of such Debt; or

(y)	is caused by the failure to pay such Debt at final maturity thereof after giving effect to the expiration of any applicable grace periods (and other than by regularly scheduled required prepayment) and such failure to make any payment has not been waived or the maturity of such Debt has not been extended;

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(h)	any Guarantee ceases to be, or shall be asserted in writing by any Guarantor, or any Person acting on behalf of any Guarantor, not to be in full force and effect or enforceable in accordance with its terms (other than as provided for in this Indenture, any Guarantee or the Intercreditor Agreement);

(i)	one or more of the Security Documents shall, at any time, cease to be in full force and effect, or a Security Document shall be declared invalid or unenforceable by a court of competent jurisdiction or the relevant grantor of the security granted pursuant to a Security Document asserts, in any pleading in any court of competent jurisdiction, that any such Security Document is invalid or unenforceable for any reason other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture, other than, in each case, pursuant to limitations on enforceability, validity or effectiveness imposed by applicable law or the terms of such Security Document or except in accordance with the terms of such Security Document, the Intercreditor Agreement or this Indenture, including the release provisions thereof;

(j)	one or more final judgments, orders or decrees (not subject to appeal and not covered by insurance) shall be rendered against the Issuer or any Restricted Subsidiary either individually or in an aggregate amount, in each case in excess of €15.0 million, and either a creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or there shall have been a period of 60 consecutive days or more during which a stay of enforcement of such judgment, order or decree was not (by reason of pending appeal or otherwise) in effect;

(k)	the entry by a court of competent jurisdiction of (A) a decree or order for relief in respect of the Issuer, any Guarantor or any Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (B) a decree or order adjudging the Issuer, any Guarantor or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or the Issuer’s, any Guarantor’s or any Significant Subsidiary’s debts generally under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer, any Guarantor or any Significant Subsidiary or of any substantial part of their respective properties or ordering the winding up or liquidation of their affairs, and any such decree, order or appointment pursuant to any Bankruptcy Law for any similar relief shall continue to be in effect, or any such other decree, appointment or order shall be unstayed and in effect, for a period of 60 consecutive days; or

(l)	(A) the Issuer, any Guarantor or any Significant Subsidiary (x) commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent or (y) consents to the filing of a petition, application, answer or consent seeking reorganization or relief under any applicable Bankruptcy Law, (B) the Issuer, any Guarantor or any Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Issuer, any Guarantor or any Significant

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Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it or, (C) the Issuer, any Guarantor or any Significant Subsidiary (x) consents to the appointment of, or taking possession by, a custodian, receiver, liquidator, examiner, administrator, supervisor, assignee, trustee, sequestrator or similar official of the Issuer, any Guarantor or any Significant Subsidiary or of any substantial part of their respective properties, (y) makes an assignment for the benefit of creditors generally or (z) admits in writing its inability to pay its debts generally as they become due.

(2)	If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall provide notice of the Default or Event of Default within 15 Business Days after its occurrence in accordance with Section 4.03 and Section 13.01. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, on the Notes or interest, if any, or Additional Amounts, if any, on any Note, the Trustee may withhold the giving of such notice to the Holders if and so long as a committee of its Trust Officers in good faith determines that withholding the giving of such notice is in the best interests of the Holders. The Trustee shall not be deemed to have knowledge of a Default unless a Trust Officer has actual knowledge of such Default or written notice of such Default has been received by the Trustee at its Corporate Trust Office in London. The Issuer shall also notify the Trustee within 15 Business Days of the occurrence of any Event of Default.

Section 6.02.	Acceleration

(1)	If an Event of Default (other than as specified in Section 6.01(1)(k) or (l)) occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer (and to the Trustee if such notice is given by the holders) may, and the Trustee, upon the written request of such holders, shall, declare the principal of, premium, if any, any Additional Amounts and accrued interest on all of the outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes shall become immediately due and payable.

(2)	If an Event of Default specified in Section 6.01(1)(k) or (l) occurs and is continuing, then the principal of, premium, if any, Additional Amounts and accrued and unpaid interest on all of the outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

(3)	At any time after a declaration of acceleration under this Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Issuer and the Trustee, may waive all past Defaults and rescind and annul such declaration of acceleration and its consequences if:

(i)	the Issuer or a Guarantor has paid or deposited with the Trustee a sum sufficient to pay:

(A)	all overdue interest, if any, and Additional Amounts, if any, on all Notes then outstanding;

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(B)	all unpaid principal of and premium, if any, on any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes;

(C)	to the extent that payment of such interest is lawful, interest upon overdue interest, if any, at the rate borne by the Notes; and

(D)	all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

(ii)	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(iii)	all Events of Default, other than the non-payment of amounts of principal of, premium, if any, and any Additional Amounts and interest, if any, on the Notes that has become due solely by such declaration of acceleration, have been cured or waived as provided in Section 6.04.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 6.03.	Other Remedies

If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

Notwithstanding the foregoing provisions of this Section 6.03 or anything to the contrary contained in this Indenture or the Security Documents, it is hereby understood and agreed that: (i) the Security Documents may be enforced in accordance with their terms; (ii) neither the Trustee nor the Holders may, individually or collectively, take any direct action to enforce any rights in their favor under the Security Documents; and (iii) the Holders may only act in respect of the Security Documents through the Security Trustee.

Section 6.04.	Waiver of Past Defaults

The Holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past or existing Default or Event of Default hereunder and its consequences, except a Default or Event of Default:

(a)	in respect of the payment of the principal of (or premium, if any), Additional Amounts, if any or interest on any Note, or

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(b)	in respect of a covenant or provision hereof which under Article Nine cannot be modified or amended without the consent of 90% in principal amount of the outstanding Notes, in each case which may be waived by the Holders of not less than 90% in principal amount of the outstanding Notes.

Upon any such waiver pursuant to this Section 6.04, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.05.	Control by Majority

The Holders of not less than a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee under this Indenture; provided, that:

(a)	the Trustee may refuse to follow any direction that conflicts with law, this Indenture or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders not joining in the giving of such direction;

(b)	the Trustee may refuse to follow any direction that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; and

(c)	the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

Section 6.06.	Limitation on Suits

A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(a)	the Holder has previously given the Trustee written notice of a continuing Event of Default;

(b)	the Holders of at least 25% in aggregate principal amount of outstanding Notes shall have made a written request to the Trustee to pursue such remedy;

(c)	such Holder or Holders offer the Trustee indemnity and/or security satisfactory to the Trustee against any costs, liability or expense;

(d)	the Trustee does not comply with the request within 30 days after receipt of the request and the offer of indemnity and/or security; and

(e)	during such 30-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

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The limitations in the foregoing provisions of this Section 6.06, however, do not apply to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, Additional Amounts, if any, or interest, if any, on such Note on or after the respective due dates expressed in such Note.

A Holder may not use this Indenture to prejudice the rights of any other Holder or to obtain a preference or priority over another Holder.

Section 6.07.	Unconditional Right of Holders To Receive Payment

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, Additional Amounts, if any, and interest, if any, on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of Holders of not less than 90% in principal amount of the outstanding Notes.

Section 6.08.	Collection Suit by Trustee

(1)	Issuer covenants that if default is made in the payment of:

(a)	any installment of interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or

(b)	the principal of (or premium, if any, on) any Note at the Maturity thereof,

the Issuer shall, upon demand of the Trustee, pay to the Trustee for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any), Additional Amounts, if any and interest, and interest on any overdue principal (and premium, if any) and Additional Amounts, if any and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the amounts provided for in Section 7.05 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

(2)	If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon the Notes, wherever situated.

Section 6.09.	Trustee May File Proofs of Claim

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.05) and the Holders allowed in any judicial proceedings relative to the Issuer or any Guarantor, their

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creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders at their direction in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.05.

Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.	Application of Money Collected

If the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money or property in the following order:

FIRST:	to the Trustee for amounts due under Section 7.05;

SECOND:	to Holders for amounts due and unpaid on the Notes for principal of, premium, if any, interest, if any, and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest, if any, and Additional Amounts, if any, respectively; and

THIRD:	to the Issuer, any Guarantor or any other obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11.	Undertaking for Costs

A court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in the suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes or to any suit by any Holder pursuant to Section 6.07.

Section 6.12.	Restoration of Rights and Remedies

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, then and in each case, subject to any determination in such proceeding, the Issuer, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

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Section 6.13.	Rights and Remedies Cumulative

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14.	Delay or Omission not Waiver

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Six or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.15.	Record Date

The Issuer may set a record date for purposes of determining the identity of Holders entitled to vote or to consent to any action by vote or consent authorized or permitted by Section 6.04 and Section 6.05.

Section 6.16.	Waiver of Stay or Extension Laws

The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE SEVEN

TRUSTEE

Section 7.01.	Duties of Trustee

(a)	If an Event of Default has occurred and is continuing of which a Trust Officer of the Trustee has actual knowledge, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)

Except during the continuance of an Event of Default of which a Trust Officer of the Trustee has actual knowledge: (i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no others and no implied covenants or obligations shall be read into this Indenture against the Trustee; and (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions

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furnished to the Trustee and conforming to the requirements of this Indenture. In the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine same to determine whether they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)	The Trustee shall not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)	this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)	the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)	the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, Section 6.04 or Section 6.05;

(d)	the Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer or a Guarantor. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law;

(e)	no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; and

(f)	every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.

Section 7.02.	Certain Rights of Trustee

(a)	Subject to Section 7.01:

(i)	the Trustee may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person;

(ii)	before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel, which shall conform to Section 13.04. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion;

(iii)	the Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder;

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(iv)	the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction;

(v)	the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers; provided that the Trustee’s conduct does not constitute negligence or bad faith;

(vi)	whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers’ Certificate; and

(vii)	the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled at reasonable times upon written request to examine the books, records and premises of the Issuer personally or by agent or attorney.

(b)	The Trustee may request that the Issuer deliver an Officers’ Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(c)	The Trustee will not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(d)	The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(e)	The Trustee may consult with other professional advisors and the written advice of such professional advisor will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(f)

The Trustee shall have no duty to inquire as to the performance of the covenants of the Issuer, any Guarantor and/or any of their Subsidiaries. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (i) any Event of Default occurring pursuant to Section 6.01(a) or Section 6.01(b) (provided it is acting as a Paying Agent); and (ii) any Default or Event of Default of which a Trust Officer shall have

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received written notification. Delivery of reports, information and documents to the Trustee under Section 4.16 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(g)	The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(h)	The rights, privileges, protections, immunities and benefits given to the Trustee under this Article Seven, including its right to be indemnified and/or secured to its satisfaction, are extended to, and shall be enforceable by The Bank of New York Mellon in each of its capacities hereunder and by The Bank of New York Mellon (Luxembourg) S.A. and each agent, custodian and other person employed to act hereunder. Absent willful misconduct or negligence, each Paying Agent, Registrar and Transfer Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(i)	In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.

(j)	In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by acts of war or terrorism involving the United States, the United Kingdom or any member state of the European Monetary Union or any other national or international calamity or emergency (including natural disasters or acts of God), it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(k)	The Trustee is not required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Indenture or the Notes.

(l)	The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(m)	The Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

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(n)	The Trustee shall not under any circumstances be liable for any consequential loss (being loss of business, goodwill, opportunity or profit of any kind) of the Issuer, any Restricted Subsidiary or any other Person (or, in each case, any successor thereto), even if advised of it in advance and even if foreseeable.

(o)	No provision of this Indenture shall require the Trustee to do anything which, in its opinion, may be illegal or contrary to applicable law or regulation.

Section 7.03.	Individual Rights of Trustee

The Trustee, any Paying Agent, any Registrar or any other agent of the Issuer or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer with the same rights it would have if it were not Trustee, Paying Agent, Registrar or such other agent.

Section 7.04.	Trustee’s Disclaimer

The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Issuer of the Notes or the proceeds thereof.

Section 7.05.	Compensation and Indemnity

The Issuer shall pay to the Trustee such compensation as shall be agreed in writing for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all properly incurred out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Upon request and delivery of reasonably detailed supporting documentation, such expenses shall include the properly incurred compensation and out-of-pocket expenses of the Trustee’s agents and counsel.

The Issuer, failing which (subject to Article Ten) the Guarantors, shall indemnify the Trustee against any and all loss, liability or expense (including attorneys’ fees and expenses) properly incurred by it without willful misconduct, negligence or bad faith on its part arising out of or in connection with the administration of this Indenture and the performance of its duties hereunder (including the costs and expenses of defending itself against any claim, whether asserted by the Issuer, the Guarantors, any Holder or any other Person), in each case, as such duties may be qualified, limited or otherwise affected by the provisions of the Intercreditor Agreement. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. Except in cases where the interests of the Issuer and the Trustee may be adverse, the Issuer shall defend the claim and the Trustee shall cooperate in such defense. If the Issuer has not assumed such defense within a reasonable amount of time, the Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer and the Guarantors need not pay for any settlement made without its consent, which consent may not be unreasonably withheld. The Issuer and the Guarantors need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.

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To secure the Issuer’s payment obligations in this Section 7.05, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, premium, if any, and interest on particular Notes.

When the Trustee incurs expenses after the occurrence of an Event of Default specified in Section 6.01(1)(k) or (l) with respect to the Issuer, the Guarantor, or any Restricted Subsidiary, such expenses are intended to constitute expenses of administration under Bankruptcy Law.

The Issuer’s obligations under this Section 7.05 and any claim arising hereunder shall survive the resignation or removal of any Trustee, the satisfaction and discharge of the Issuer’s obligations pursuant to Article Eight, and the termination of this Indenture.

Section 7.06.	Replacement of Trustee

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.06.

The Trustee may resign at any time by so notifying the Issuer. The Holders holding a majority in outstanding principal amount of the outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer shall remove the Trustee if:

(a)	the Trustee fails to comply with Section 7.08;

(b)	the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)	a Custodian or other public officer takes charge of the Trustee or its property; or

(d)	the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer. If the successor Trustee does not deliver its written acceptance required by the next succeeding paragraph of this Section 7.06 within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of a majority in principal amount of the outstanding Notes may, at the expense of the Issuer, petition any court of competent jurisdiction for the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer and shall succeed the retiring Trustee as a party to the Intercreditor Agreement. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders, which shall include the name and address of the principal corporate trust office of the successor Trustee. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee.

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If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, (i) the retiring Trustee, the Issuer or the Holders of at least 25% in outstanding principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuer; or (ii) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office, provided such appointment is reasonably satisfactory to the Issuer.

If the Trustee fails to comply with Section 7.08, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.06, the Issuer’s and the Guarantors’ obligations under Section 7.05 shall continue for the benefit of the retiring Trustee.

Section 7.07.	Successor Trustee by Merger

Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder; provided such corporation shall be otherwise qualified and eligible under this Article Seven, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case at the time such successor to the Trustee shall succeed to the trusts created by this Indenture any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes. In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 7.08.	Eligibility: Disqualification

The Trustee shall at all times be a corporation organized and doing business under, or licensed to do business pursuant to, the laws of the United States of America (or of any state thereof or the District of Columbia) or any EU Member State that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by governmental authorities, if applicable, and that has a combined capital and surplus of at least $50,000,000. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of such federal, state, territorial or other governmental supervising or examining authority, then for the purposes of this Section 7.08, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. No obligor upon the Notes or Person directly controlling, controlled by, or under common control with such obligor shall serve as trustee upon the Notes.

Section 7.09.	Preferential Collection of Claims Against Issuer

The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

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ARTICLE EIGHT

DEFEASANCE; SATISFACTION AND DISCHARGE

Section 8.01.	Issuer’s Option to Effect Defeasance or Covenant Defeasance

The Issuer may, at its option by a resolution of its Board of Directors, at any time, with respect to the Notes, elect to have either Section 8.02 or Section 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Eight.

Section 8.02.	Defeasance and Discharge

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer shall be deemed to have been discharged from its obligations with respect to the Notes on the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “legal defeasance”). For this purpose, such legal defeasance means that the Issuer shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and to have satisfied all its other obligations under the Notes and this Indenture (and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of Notes to receive, solely from the trust fund described in Section 8.08 and as more fully set forth in such Section, payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, (b) the provisions set forth at Section 8.06 below and (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder. Subject to compliance with this Article Eight, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 below with respect to the Notes. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default (other than an Event of Default described in Section 6.01(1)(a) or Section 6.01(1)(b)).

Section 8.03.	Covenant Defeasance

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer shall be released from its obligations under any covenant contained in Article Four (other than Section 4.01 and Section 4.02) and Section 5.01 with respect to the Notes on and after the date the conditions set forth below are satisfied (hereinafter, “covenant defeasance”). For this purpose, such covenant defeasance means that, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

Section 8.04.	Conditions to Defeasance

In order to exercise either legal defeasance or covenant defeasance:

(a)	the Issuer must irrevocably deposit or cause to be deposited on trust with the Trustee, for the benefit of the holders of the Notes, cash in Euro, European Government Obligations or a combination thereof, in such amounts as shall be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, Additional Amounts and interest, on the outstanding Notes on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Issuer must: (i) specify whether the Notes are being defeased to maturity or to a particular Redemption Date; and (ii) if applicable, have delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes;

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(b)	in the case of legal defeasance, the Issuer must have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee stating that: (x) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling; or (y) since the Issue Date, there has been a change in applicable U.S. federal income tax law, in either case to the effect that (and based thereon such opinion shall confirm that) the holders of the outstanding Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(c)	in the case of legal defeasance, the Issuer must have delivered to the Trustee Opinions of Counsel reasonably acceptable to the Trustee to the effect that the holders of the outstanding Notes shall not recognize income, gain or loss for tax purposes in The Netherlands as a result of such legal defeasance and shall be subject to tax in The Netherlands on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(d)

no Default or Event of Default shall have occurred and be continuing: (i) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (ii) insofar as bankruptcy or insolvency events described in Section 6.01(1)(k) or (l) are concerned, at any time during the period ending on the 123rd day after the date of such deposit;

(e)	such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), this Indenture or any material agreement or instrument to which the Issuer or any Restricted Subsidiary is a party or by which the Issuer or any Restricted Subsidiary is bound;

(f)	such legal defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the U.S. Investment Company Act of 1940 unless such trust shall be registered under such act or be exempt from registration thereunder;

(g)

the Issuer must have delivered to the Trustee an opinion of counsel in the country of the Issuer’s incorporation to the effect that after the 123rd day following the deposit, the trust funds shall not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and an opinion of counsel reasonably acceptable to the Trustee that the Trustee shall have a perfected security interest in such trust funds for the ratable benefit of the holders of the Notes;

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(h) the Issuer must have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of the Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or other creditors, or removing assets beyond the reach of the relevant creditors or increasing debts of the Issuer to the detriment of the relevant creditors;

(i)

no event or condition exists that would prevent the Issuer from making payments of the principal of, premium, if any, Additional Amounts and interest on the Notes on the date of such deposit or at any time ending on the 123rd day after the date of such deposit; and

(j)	the Issuer must have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

If the funds deposited with the Trustee to effect covenant defeasance are insufficient to pay the principal of, premium, if any, Additional Amounts and interest on the Notes when due because of any acceleration occurring after an Event of Default, then the Issuer and the Guarantors shall remain liable for such payments.

Section 8.05.	Satisfaction and Discharge of Indenture

This Indenture shall be discharged and shall cease to be of further effect as to all Notes issued thereunder when either:

(a)	the Issuer has irrevocably deposited or caused to be deposited with the Trustee as funds on trust for such purpose an amount in Euro or European Government Obligations sufficient to pay and discharge the entire Debt on such Notes that have not, prior to such time, been delivered to the Trustee for cancellation, for principal of, premium, if any, and any Additional Amounts and accrued and unpaid interest on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, and the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of Notes at Stated Maturity or on the Redemption Date, as the case may be and either:

(i)	all of the Notes that have been authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes for which payment money has been deposited on trust or segregated and held on trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust as provided for in this Indenture) have been delivered to the Trustee for cancellation; or

(ii)	all Notes that have not been delivered to the Trustee for cancellation: (x) have become due and payable (by reason of the mailing of a notice of redemption or otherwise); (y) will become due and payable within one year of Stated Maturity; or (z) are to be called for redemption within one year of the proposed discharge date under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Issuer’s name and at the Issuer’s expense;

(b)	the Issuer has paid or caused to be paid all sums payable by the Issuer under this Indenture; and

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(c)	the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that:

(i)	all conditions precedent provided in this Indenture relating to the satisfaction and discharge of this Indenture have been satisfied; and

(ii)	such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Issuer or any Subsidiary is a party or by which the Issuer or any Subsidiary is bound.

Section 8.06.	Survival of Certain Obligations

Notwithstanding Section 8.01 and Section 8.03, any obligations of the Issuer and the Guarantors in Article Two (except for Section 2.01 and Section 2.12), Section 6.07, Section 7.05, Section 7.06, Section 8.07, Section 8.08 and Section 8.09 shall survive until the Notes have been paid in full. Thereafter, any obligations of the Issuer and the Guarantors in Section 7.05, Section 8.07 and Section 8.08 shall survive such satisfaction and discharge. Nothing contained in this Article Eight shall abrogate any of the obligations or duties of the Trustee under this Indenture.

Section 8.07.	Acknowledgment of Discharge by Trustee

Subject to Section 8.09, after the conditions of Section 8.02 or Section 8.03 have been satisfied, the Trustee upon written request shall acknowledge in writing the discharge of all of the Issuer’s obligations under this Indenture except for those surviving obligations specified in this Article Eight.

Section 8.08.	Application of Trust Money

Subject to Section 8.09, the Trustee shall hold in trust all cash in Euro or European Government Obligations deposited with it pursuant to this Article Eight. It shall apply the deposited cash or European Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, interest, and Additional Amounts, if any, on the Notes; but such money need not be segregated from other funds except to the extent required by law.

Section 8.09.	Repayment to Issuer

Subject to Section 7.05, and Section 8.01 through Section 8.04, the Trustee and the Paying Agent shall promptly pay to the Issuer upon request set forth in an Officers’ Certificate any excess money held by them at any time and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal, premium, if any, interest or Additional Amounts, if any, that remains unclaimed for two years; provided that the Trustee or Paying Agent before being required to make any payment may cause to be published (a) in The Wall Street Journal or another leading newspaper in London, England and (b) through the newswire service of Bloomberg or, if Bloomberg does not then operate, any similar agency or mail to each Holder entitled to such money at such Holder’s address (as set forth in the Security Register) notice that such money remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or mailing) any unclaimed balance of such money then remaining will be repaid to the Issuer. After payment to the Issuer, Holders entitled to such money must look to the Issuer for payment as general creditors unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

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Section 8.10.	Indemnity for Government Securities

The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against European Government Obligations deposited pursuant to Section 8.05 or the principal, premium, if any, interest, if any, and Additional Amounts, if any, received on such European Government Obligations (other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes).

Section 8.11.	Reinstatement

If the Trustee or Paying Agent is unable to apply cash in Euro or European Government Obligations in accordance with this Article Eight by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and each of the Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or any such Paying Agent is permitted to apply all such cash or European Government Securities in accordance with this Article Eight; provided, however, that, if the Issuer has made any payment of principal of, premium, if any, interest, if any, and Additional Amounts, if any, on any Notes following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the cash in Euro or Euro Government Obligations held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS AND WAIVERS

Section 9.01.	Without Consent of Holders

The Issuer, when authorized by a resolution its Board of Directors (as evidenced by the delivery of such resolution to the Trustee), the Guarantors, the Security Trustee and the Trustee may modify, amend or supplement this Indenture, the Notes, the Intercreditor Agreement and/or the Security Documents without notice to or the consent of any Holder:

(i)	to evidence the succession of another Person to the Issuer or a Guarantor and the assumption by any such successor of the covenants in this Indenture and in the Notes in accordance with Article Five;

(ii)	to add to the Issuer’s covenants and those of any Guarantor or any other obligor in respect of the Notes for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Issuer or any Guarantor or any other obligor in respect of the Notes, as applicable, in this Indenture, the Notes or any Guarantee;

(iii)	to cure any ambiguity, or to correct or supplement any provision in this Indenture, the Notes, any Guarantee, the Intercreditor Agreement or any Security Document that may be defective or inconsistent with any other provision in this Indenture, the Notes, any Guarantee, the Intercreditor Agreement or any Security Document or make any other provisions with respect to matters or questions arising under this Indenture, the Notes, any Guarantee, the Intercreditor Agreement or any Security Document; provided that, in each case, such provisions shall not materially adversely affect the interests of the holders of the Notes;

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(iv)	to conform the text of this Indenture, the Notes, any Guarantee, the Intercreditor Agreement or any Security Document to any provision of the section in the Offering Memorandum entitled “Description of the Notes” to the extent that such provision in the Description of the Notes was intended to be a verbatim recitation of a provision of this Indenture, the Notes, any Guarantee, the Intercreditor Agreement or any Security Document;

(v)	to release any Guarantor in accordance with (and if permitted by) the terms of this Indenture and the Intercreditor Agreement;

(vi)	to add a Guarantor or other guarantor under this Indenture;

(vii)	to evidence and provide the acceptance of the appointment of a successor Trustee under this Indenture;

(viii)	to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of the Issuer’s and any Guarantor’s obligations under this Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to this Indenture or otherwise; and

(ix)	to provide for the issuance of Additional Notes in accordance with and if permitted by the terms of and limitations set forth in this Indenture.

In formulating its opinion on such matters, the Trustee shall be entitled to request and rely on such evidence as it deems fit, including, but not limited to, Officers’ Certificates and opinions of counsel.

Section 9.02.	With Consent of Holders

(a)	Except as provided in Section 9.02(b) below and Section 6.04 and without prejudice to Section 9.01, the Issuer, the Guarantors, the Security Trustee and the Trustee may:

(i)	amend or supplement this Indenture, the Intercreditor Agreement and/or the Security Documents; or

(ii)	waive compliance by the Issuer with any provision of this Indenture, the Intercreditor Agreement and/or the Security Documents or the Notes,

with the written consent of the Holders of not less than a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or in exchange for the Notes).

(b)	Without the consent of the holders of 90% in principal amount of the Notes then outstanding, no amendment, modification, supplement or waiver, including a waiver pursuant to Section 6.04 and an amendment, modification or supplement pursuant to Section 9.01, may:

(1)	change the Stated Maturity of the principal of, or any installment of or Additional Amounts or interest on, any Note (or change any Default or Event of Default under Section 6.01(1)(a);

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(2)	reduce the principal amount of any Note (or Additional Amounts or premium, if any) or the rate of or change the time for payment of interest on any Note (or change any Default or Event of Default under Section 6.01(1)(b));

(3)	change the coin or currency in which the principal of any Note or any premium or any Additional Amounts or the interest thereon is payable;

(4)	impair the right to institute suit for the enforcement of any payment of any Note in accordance with the provisions of such Note, this Indenture and the Intercreditor Agreement;

(5)	reduce the principal amount of Notes whose holders must consent to any amendment, supplement or waiver of provisions of this Indenture requiring the consent of 90% in principal amount of the Notes then outstanding;

(6)	modify any of the provisions relating to supplemental indentures requiring the consent of 90% in principal amount of the Notes then outstanding;

(7)	except as otherwise permitted under Section 5.01, consent to the assignment or transfer by the Issuer of any of the Issuer’s rights or obligations under this Indenture;

(8)	release any Guarantee except in compliance with the terms of this Indenture and the Intercreditor Agreement; or

(9)	release any Lien on the Collateral granted for the benefit of the holders of the Notes, except in compliance with the terms of the Security Documents, this Indenture and the Intercreditor Agreement.

(c)	The consent of the Holders is not necessary to approve the particular form of any proposed amendment, modification, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, modification, supplement or waiver.

Section 9.03.	Effect of Supplemental Indentures

Upon the execution of any supplemental indenture under this Article Nine, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

Section 9.04.	Notation on or Exchange of Notes

If an amendment, modification or supplement changes the terms of a Note, the Issuer or Trustee may require the Holder to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note and on any Note subsequently authenticated regarding the changed terms and return it to the Holder. Alternatively, if the Issuer so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, modification or supplement.

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Section 9.05.	Notice of Amendment or Waiver

Promptly after the effectiveness of any amendment, supplemental indenture or waiver pursuant to the provisions of Section 9.01, the Issuer shall give notice thereof to the Holders of each outstanding Note affected, in the manner provided for in Section 13.01, setting forth in general terms the substance of such amendment, supplemental indenture or waiver. Any failure of the Issuer to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplemental indenture or waiver.

Section 9.06.	Process for Consents

Upon the request of the Issuer accompanied by resolutions of its Board of Directors and the Board of Directors of each Guarantor authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture or other waiver or amendment unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture or other waiver or amendment.

ARTICLE TEN

GUARANTEE

Section 10.01.	Guarantee

(a)	Each of the Guarantors hereby fully and unconditionally guarantees, on a joint and several basis, to each Holder and to the Trustee and its successors and assigns on behalf of each Holder, the full payment of principal, premium, if any, interest and Additional Amounts, if any on, the Notes and all other monetary obligations of the Issuer under this Indenture and the Notes (including obligations to the Trustee) with respect to each Note authenticated and delivered by the Trustee or its agent pursuant to and in accordance with this Indenture, in accordance with the terms of this Indenture (all the foregoing being hereinafter collectively called the “Obligations”). Each of the Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantors and that the Guarantors will remain bound under this Section 10.01 notwithstanding any extension or renewal of any Obligation. All payments under such Guarantees will be made in Euro.

(b)

Each of the Guarantors hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety, unaffected by, and irrespective of, any validity, irregularity or unenforceability of any Note or this Indenture, any failure to enforce the provisions of any Note or this Indenture, any waiver, modification or indulgence granted to the Issuer with respect thereto by the Holders or the Trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor (except payment in full); provided, however, that, notwithstanding the foregoing, no such waiver, modification, indulgence or circumstance shall without the written consent of each of the Guarantors increase the principal amount of a Note or the interest rate thereon or change the currency of payment with respect to any Note, or alter any Stated Maturity in respect thereof. Nothing in this Indenture prevents the assertion of any claim, set-off

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or other rights, whether by separate suit, compulsory counterclaim or otherwise, which any Guarantor may have at any time against the Issuer, the Trustee or any other Person, whether in connection with this Indenture or any unrelated transactions. Each of the Guarantors hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require that the Trustee pursue or exhaust its legal or equitable remedies against the Issuer prior to exercising its rights under the Guarantee (including, for the avoidance of doubt, any right which the Guarantors may have to require the seizure and sale of the assets of the Issuer to satisfy the outstanding principal of, interest on or any other amount payable under each Note prior to recourse against the Guarantors or its assets), protest or notice with respect to any Note or the Debt evidenced thereby and all demands whatsoever, and covenants that the Guarantee will not be discharged with respect to any Note except by payment in full of the principal thereof and interest thereon or as otherwise provided in this Indenture, including Section 10.03. If at any time any payment of principal of, premium, if any, interest, if any, or Additional Amounts, if any, on such Note is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer, the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as of the date of such rescission, restoration or returns as though such payment had become due but had not been made at such times.

(c)	The Guarantors also agree to pay any and all costs and expenses (including properly incurred attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(d)	The obligations of a Spanish Guarantor under this Section will not be affected by any benefit (beneficio) under Spanish Law, including but not limited to, benefits of prior exhaustion of the main debtor’s assets (excusión), division (división) and order (orden), which shall not in any event apply.

Section 10.02.	Subrogation

The Guarantors shall be subrogated to all rights of the Holders against the Issuer in respect of any amounts paid to such Holders by a Guarantor pursuant to the provisions of their respective Guarantees.

Each of the Guarantors agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations. Each of the Guarantors further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Section 6.02 for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.02, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Section 10.02.

Section 10.03.	General Limitation of Guarantee

Any term or provision of this Indenture to the contrary notwithstanding, each party to this Indenture, and by its acceptance of Notes, each Holder, hereby by confirms that is the intention of all such Persons that the maximum aggregate amount of Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be guaranteed

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by the relevant Guarantor without rendering such Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer of similar laws affecting the rights of the creditors generally.

Section 10.04.	Limitation of Guarantee – The Netherlands

Notwithstanding any other provision of this Article Ten, the guarantee, indemnity and other obligations of any Guarantor incorporated under the laws of The Netherlands expressed to be assumed in this Article Ten shall be deemed not to be assumed by such Guarantor to the extent that the same would constitute unlawful financial assistance within the meaning of Article 2:207c or 2:98c Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and the provisions of this Indenture and the Notes shall be construed accordingly. For the avoidance of doubt, it is expressly acknowledged that the relevant Dutch Guarantors will continue to guarantee all such obligations which, if included, do not constitute a violation of the Prohibition.

Section 10.05.	Limitation of Guarantee – Germany

(a)	Enforcement of any rights under Section 10.01 against the German Guarantor is limited if and to the extent that:

(i)	the Guarantee secures the obligations of a debtor which is (x) a direct or indirect shareholder of the Guarantor or (y) an affiliated company (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) of a shareholder of the Guarantor (other than the Guarantor and its subsidiaries) (the “Up-Stream and/or Cross-Stream Security”); and

(ii)	the enforcement would have the effect of (x) reducing the Guarantor’s net assets (Reinvermögen) (the “Net Assets”) to an amount of less than its stated share capital (Stammkapital) or, if the Net Assets are already an amount of less than its stated share capital, of causing such amount to be further reduced and (y) thereby causing a violation of the capital maintenance requirements as set forth in section 30, para. 1 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) as amended from time to time provided that the amount of the stated share capital to be taken into consideration shall be the amount registered in the commercial register at the date hereof and any increase of the stated share capital registered after the date of this Agreement shall only be taken into account if such increase has been effected with the prior written consent of the agent under the Revolving Credit Facility.

(b)	The Net Assets shall be calculated as an amount equal to the sum of the values of the Guarantor’s assets (consisting of all assets which correspond to the items set forth in section 266 sub-section (2) A, B and C of the German Commercial Code (Handelsgesetzbuch) less the aggregate amount of the Guarantor’s liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 sub-section (3) B, C and D of the German Commercial Code), save that:

(i)

any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset and that can be realized shall be taken into account with its market value, to the extent that such assets are not necessary for the

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Guarantor’s business (nicht betriebsnotwendig) and to the extent that such realization is necessary to satisfy the amount owed under the Guarantee (for the purpose of this clause a book value being significantly lower than the market value shall as a general rule be assumed if the book value is 35% lower than the market value);

(ii)	obligations under loans provided to the Guarantor by any member of the Group shall not be taken into account as liabilities as far as such loans are subordinated by law or by contract at least to the claims of the unsubordinated creditors of the Guarantor; and

(iii)	obligations under loans or other contractual liabilities incurred by the Guarantor in a culpable (schuldhaft) violation of the provisions of the Debt Documents (as defined in the Intercreditor Agreement) shall not be taken into account as liabilities.

The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and, to the extent such accounting principles provide for discretion, be based on the same principles that were applied by the Guarantor in the preparation of its most recent annual balance sheet (Jahresbilanz) and, in any event, in accordance with the jurisprudence from time to time of the German Federal Court of Justice (Bundesgerichtshof) relating to the protection of liable capital under Sections 30 and 31 of the German Limited Liability Companies Act.

(c)	The limitations set out in paragraph (b) above shall only apply if:

(i)	the Guarantor delivers to the Trustee, without undue delay but not later than within 10 Business Days (or such longer period as has been agreed between the Guarantor and the Trustee) after receipt of a request for payment under the Guarantee by the Trustee, a determination prepared by the Guarantor’s management stating which amount of the Up-Stream and/or Cross-Stream Security cannot be enforced as it would cause the Net Assets of the Guarantor being less than its stated share capital or, if the Net Assets are already an amount of less than its stated share capital, of causing such amount to be further reduced (taking into account the adjustments set out in paragraph (c) above (the “Management Determination”); and

(v)	provided that the Trustee disagrees with the Management Determination, the Guarantor delivers to the Trustee, without undue delay but not later than within 20 Business Days (or such longer period as has been agreed between the Guarantor and the Trustee) from the date the Trustee has contested the Management Determination, an up to date balance sheet prepared by a firm of auditors of international standard and reputation which shows the amount of the Up-Stream and/or Cross-Stream Security that cannot be enforced without the Net Assets of the Guarantor becoming less than its stated share capital or, if the Net Assets are already an amount of less than its stated share capital, of causing such amount to be further reduced (the “Balance Sheet”). The Balance Sheet shall be prepared in accordance with the principles set out in paragraph (c) above and shall contain further information (in reasonable detail) relating to items to be adjusted pursuant to paragraph (c) above.

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If the Guarantor fails to deliver the Management Determination or the Balance Sheet within the aforementioned time periods, the Trustee, acting for and on behalf of the Trustee and the Holders of Notes, shall be entitled to enforce the Guarantee irrespective of the limitations set out in paragraph (b) above.

(d)	If the Trustee disagrees with the Management Determination and/or the Balance Sheet, the Trustee, acting for and on behalf of the Trustee and the Holders of Notes, shall be entitled to enforce the Guarantee up to the amount which, according to the Management Determination or the Balance Sheet, as the case may be, can be enforced in compliance with the limitations set out in paragraph (b) above. In relation to any additional amounts for which the Guarantor is liable under the Guarantee, the Trustee, acting for and on behalf of the Trustee and the Holders of Notes, shall be entitled to further pursue their claims (if any) and the Guarantor shall be entitled to prove that this amount is necessary for maintaining its stated share capital (calculated as of the date the demand under the Guarantee was made).

(e)	No reduction of the amount enforceable under this Article Ten will prejudice the right of the Trustee and the Holders of Notes to continue enforcing the Guarantee (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction to the claims secured.

(f)	After the complete, unconditional, irrevocable, and full payment and discharge of all Obligations any remaining proceeds resulting from the enforcement of the Guarantee (or part thereof) shall be transferred to the Guarantor at the cost and expense of the Guarantor.

Section 10.06.	Limitation of Guarantee – France

Notwithstanding anything to the contrary in the Guarantee provided by a French company, pursuant to this Article Ten, such Guarantee will be subject to the following limitations:

(a)	the obligations and liabilities of a French company under such Guarantee will not include any obligation or liability which if incurred would constitute the provision of financial assistance within the meaning of article L. 225-216 of the French Code de commerce and/or would constitute a “misuse of corporate assets or powers” within the meaning of article L.241-3 or L.242-6 of the French Code de commerce or any other law or regulations having the same effect, as interpreted by French courts; and

(b)	the obligations and liabilities of a French company under such Guarantee for the obligations of a parent company shall be limited, at any time, to an amount equal to the amount (if any) directly or indirectly on-lent or otherwise provided to the French company and/or any subsidiary(ies) of such French company under intercompany loan or similar arrangements and outstanding at the date a payment is to be made by such French company under its Guarantee, it being specified that any payment made by a French company under this Guarantee shall automatically reduce pro tanto the outstanding amount of the relevant intercompany loans or similar arrangements due by such French company to the parent company or its subsidiary(ies).

(c)	It is acknowledged that no French Guarantor is acting jointly and severally with the other Guarantors and that no French Guarantor shall be considered as “co-debiteur solidaire” as to its obligations pursuant to the guarantee given pursuant to this Article Ten.

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Section 10.07.	Limitation of Guarantee – Spain

(a)	The obligations under this Article Ten of any Spanish Guarantor shall: (i) not extend to any obligation incurred by any Guarantor as a result of such Guarantor borrowing (or guaranteeing the borrowing of) funds (but only in respect of those funds) for the purpose of (A) acquiring shares (acciones) representing the share capital of such Spanish Guarantor or shares (acciones) or quotas (participaciones sociales) representing the share capital of its holding company or (B) refinancing a previous debt incurred by any Guarantor for the acquisition of shares (acciones) representing the share capital of such Spanish Guarantor or shares (acciones) or quotas (participaciones sociales) representing the share capital of its holding company, and shall (ii) be deemed not to be undertaken or incurred by a Spanish Guarantor to the extent that the same would constitute unlawful financial assistance within the meaning of article 81 of the Royal Decree-Law on Spanish Stock Companies (Texto Refundido de la Ley de Sociedades Anónimas), and, in that case, all provisions of this Indenture shall be construed accordingly in the sense that, in no case, can any guarantee or Security given by a Spanish Guarantor secure repayment of the above-mentioned funds.

(b)	For the purposes of paragraph (a) above, a reference to a “holding company” of a Spanish Guarantor shall mean the company which, directly or indirectly, owns the majority of the voting rights of such Spanish Guarantor or that may have a dominant influence on such Spanish Guarantor. It shall be presumed that one company has a dominant influence on another company when:

(i)	any of the scenarios set out in section 1 of article 42 of the Spanish Commercial Code (Código de Comercio) are met; or

(ii)	when at least half plus one of the members of the managing body of the Spanish Guarantor are also members of the managing body or top managers (altos directivos) of the dominant company or of another company controlled by such dominant company.

Section 10.08.	Limitation of Guarantee – Republic of Ireland

No Guarantee shall apply to any liability to the extent that it would result in such Guarantee constituting unlawful financial assistance within the meaning of Section 60 of the Companies Act 1963 or any equivalent and applicable provisions under the laws of any relevant jurisdiction.

Section 10.09.	Limitation of Guarantee – Belgium

“Belgian Guarantor” means any Guarantor incorporated and existing under Belgian law.

The guarantee, indemnity and other obligations of the Belgian Guarantor under this Article Ten shall not include any liability which would constitute unlawful financial assistance within the meaning of Article 629 of the Belgian Company Code and shall be limited, at any time, to a maximum aggregate amount equal to the greater of:

(i)	an amount equal to €5 million; and

(ii)	an amount equal to 90% of the Belgian Guarantor’s net assets (as determined in accordance with the Belgian Companies Code and accounting principles generally accepted in Belgium, but not taking intra-group debts into account as debts) as shown by the latest audited financial statements publicly available on the date on which the relevant demand is made; and

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(iii)	the aggregate amount outstanding on the day prior to the date on which the relevant demand is made of any intra-group loans or facilities made to the Belgian Guarantor by the Issuer or any Subsidiary of the Issuer using all or part of the proceeds of the Notes (whether or not such intra-group loan is retained by the Belgian Guarantor for its own purposes or on-lent to the Issuer or another Subsidiary of the Issuer) outstanding on the day prior to the date on which the relevant demand is made, it being understood that such aggregate amount shall be limited, at any time, to an aggregate amount of €10 million; and

(iv)	the aggregate value of the enforcement proceeds of the assets that have been pledged, charged, assigned by way of security or mortgaged to the benefit of the Security Trustee by the Belgian Guarantor.

It is agreed between Parties that paragraph (iii) shall only apply if the Belgian Guarantor’s net assets (as determined in accordance with the Belgian Companies Code and accounting principles generally accepted in Belgium, but not taking intra-groups debts into account as debts) as shown by the latest audited financial statements publicly available on the date on which the relevant demand is made, exceed €2.5 million.

Section 10.10.	Limitation of Guarantee – Denmark

Notwithstanding any provision of this Indenture and in particular this Article Ten, any guarantee, indemnity and other obligations (as well as any security created in relation thereto) of any Guarantor incorporated in Denmark (the “Danish Guarantor”) expressed to be assumed pursuant to this Indenture and in particular this Article Ten:

(1)	shall be deemed not to be assumed (and any security created in relation thereto shall be limited) to if and to the extent required to comply with Danish statutory provisions on unlawful financial assistance, at the date of this Agreement including, but not limited to, Sections 115 and 115a of the Danish Public Limited Companies Act or Sections 49 and 50 of the Danish Private Limited Companies Act; and

(2)	shall, in relation to obligations not incurred as a result of borrowings by the Danish Guarantor, further be limited to an amount equal to the higher of (i) the equity of the Danish Guarantor at the date of this Agreement or (ii) the equity at the date when a claim is made against the Danish Guarantor, in both events calculated in accordance with the Danish Guarantor’s generally accepted accounting principles at the relevant time. However, adjusted to include a statutory reserve in respect of any unpaid portion of the subscription price for shares issued by the Danish Guarantor calculated in accordance with the Danish Guarantor’s generally accepted accounting principles at the relevant time (if not already included).

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Section 10.11.	Notation Not Required

Neither the Issuer nor the Guarantors shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof.

Section 10.12.	Release of the Guarantees

A Guarantee will be automatically and unconditionally released (and thereupon will terminate and be discharged and be of no further force and effect):

(1)	upon the sale or disposition (including through merger, consolidation, amalgamation or other combination) or conveyance, transfer or lease of the Capital Stock, or all or substantially all of the assets, of the Guarantor (or a Holding Company thereof) if such sale is made in compliance either with Section 4.07 or with Section 5.01;

(2)	as provided in the Intercreditor Agreement;

(3)	upon a defeasance or satisfaction and discharge of this Indenture that complies with the provisions under Article Eight;

(4)	upon the designation by the Issuer of the Guarantor (or a Holding Company thereof) as an Unrestricted Subsidiary in compliance with the terms of this Indenture;

(5)	upon repayment in full of the Notes; or

(6)	as described under Article Nine.

Upon any occurrence giving rise to a release of a Guarantee as specified in this Section 10.12, the Trustee will execute any documents reasonably required in order to evidence or effect such release, discharge and termination in respect of such Guarantee.

Section 10.13.	Successors and Assigns

This Article Ten shall be binding upon the Guarantors and each of their successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assigns, all subject to the terms and conditions of this Indenture.

Section 10.14.	No Waiver

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article Ten shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which either may have under this Article Ten at law, in equity, by statute or otherwise.

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Section 10.15.	Modification

No modification, amendment or waiver of any provision of this Article Ten, nor the consent to any departure by the Guarantors therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Guarantors in any case shall entitle the Guarantors to any other or further notice or demand in the same, similar or other circumstance.

ARTICLE ELEVEN

INTERCREDITOR AGREEMENT

Section 11.01.	Intercreditor Agreement Controls

(a)	The Issuer agrees, and each Holder by accepting a Note agrees, that this Indenture is subject to the Intercreditor Agreement. In the event of any inconsistency between this Indenture and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

(b)	Each Holder of Notes authorizes and directs the Trustee and the Security Trustee to execute the Intercreditor Agreement and any additional intercreditor agreement as contemplated by Section 4.21 and the Trustee and the Security Trustee shall incur no liability for doing so.

(c)	Each Holder (including, without limitation, each Holder, if any, of Additional Notes), by accepting a Note, authorizes and requests the Trustee and the Security Trustee to, on such Holder’s behalf, make all undertakings, representations, offers and agreements of the Trustee and the Security Trustee (as applicable) set forth in the Intercreditor Agreement and any additional intercreditor agreement as contemplated by Section 4.21.

ARTICLE TWELVE

COLLATERAL AND SECURITY

Section 12.01.	Creation of Parallel Debt

(a)	For the purposes of (a) creating Liens on Collateral in, or subject to the laws of, Germany, The Netherlands, Belgium and France (and such other jurisdictions as the Trustee (on the instructions of the Holders) and the Issuer (each acting reasonably) agree) (together, the “Agreed Jurisdictions”) and (b) ensuring the initial and continued validity of such Liens, the Security Trustee, the Issuer and the Guarantors agree that notwithstanding anything to the contrary contained in this Indenture, the Notes, the Guarantees, the Security Documents or the Intercreditor Agreement:

(1)	the Issuer and each Guarantor shall pay to the Security Trustee, as creditor in its own right and not as representative of the Trustee or the Holders, sums equal to, and in the currency of, its Principal Obligations (as defined below) as and when the same fall due for payment under this Indenture, the Notes, the Guarantees, the Security Documents or the Intercreditor Agreement (the “Parallel Obligations”); provided that the total amount of the Parallel Obligations shall never exceed the total amount of the Principal Obligations;

(2)	the rights of the Trustee and the Holders, as applicable, to receive payment of the Principal Obligations are several and are separate from, and without prejudice to, the rights of the Security Trustee to receive payment in respect of the Parallel Obligations;

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(3)	the Security Trustee shall have its own independent right, in its own name and stead, to demand payment of the Parallel Obligations by the Issuer and each of the Guarantors upon the occurrence and during the continuance of an unremedied and unwaived Event of Default;

(4)	the payment by the Issuer or any Guarantor of its Parallel Obligations to the Security Trustee in accordance with this Section 12.01 (whether through direct payment by the Issuer or any Guarantor or any Lien held by the Security Trustee securing the Parallel Obligations) shall be a good discharge in the corresponding amount of the corresponding Principal Obligations and, similarly, the payment by the Issuer or any Guarantor of the Principal Obligations shall be a good discharge in the corresponding amount of the corresponding Parallel Obligations owed to the Security Trustee under this Section 12.01, in each case provided that the receiving party is able to retain the relevant payment made by the Issuer or such Guarantor; and

(5)	nothing in this Section 12.01 shall in any way limit the Security Trustee’s right to act in the protection or preservation of, the rights under, or to enforce any, Security Document as contemplated by this Indenture or the relevant Security Document.

Despite the foregoing, any such payment by the Issuer or any Guarantor shall be made to or to the order of the Trustee, unless the Trustee directs the Issuer or such Guarantor in writing to make such payment to the Security Trustee.

Without limiting or affecting the Security Trustee’s rights against the Issuer and the Guarantors (whether under this Section 12.01 or under any other provision of this Indenture, the Notes, the Guarantees, the Security Documents or the Intercreditor Agreement and subject to the following paragraph), the Security Trustee agrees with the Trustee and each Holder (on a several basis) that it will not exercise its rights in respect of the Parallel Obligations except with the consent of the Trustee or such Holder, as applicable.

Nothing in this Section 12.01 shall in any way negate or affect the obligations which each of the Issuer and the Guarantors has to the Trustee and the Holders under this Indenture. For the purpose of this Section 12.01, the Security Trustee acts in its own name and on behalf of itself and not as agent or representative of any other party hereto or as trustee and the security over the Collateral granted under this Indenture, the Notes, the Guarantees, the Security Documents and the Intercreditor Agreement to the Security Trustee to secure the Parallel Obligations is granted to the Security Trustee in its capacity as creditor in respect of the Parallel Obligations (or to do any act reasonably incidental to any of the foregoing).

(b)	For the purposes of this Section 12.01, “Principal Obligations” means, in respect of each Agreed Jurisdiction and in relation to the Issuer or any Guarantor, any sums owing by it to the Trustee or any Holder under this Indenture.

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(c)	French Security: The Security Trustee is hereby appointed as agent (mandataire) of each of the Issuer, the Guarantors and the Holders pursuant to Article 1984 et seq. of the French Code Civil, to represent and act on behalf of each of the Issuer, the Guarantors and the Holders in relation to any actions required or advisable in connection with the entry into, performance, management and foreclosure of, and in respect of any dispute arising from or in connection with, any security interest created pursuant to any Security Document governed by French law.

Section 12.02.	Security Documents

(a)	The due and punctual payment of the principal of and interest, if any, on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and performance of all other obligations of the Issuer to the Holders of Notes or the Trustee under this Indenture and the Notes, according to the terms hereunder or thereunder, are secured as provided in the Security Documents which the Guarantors and the Issuer have entered into simultaneously with the execution of this Indenture.

(b)	Each Holder of Notes, by its acceptance thereof, consents and agrees to (A) the appointment of the Security Trustee and any other security trustee appointed under the terms of the Security Documents and/or the Intercreditor Agreement and (B) the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of security over the Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Security Trustee and any other security trustee appointed under the terms of the Security Documents and/or the Intercreditor Agreement to enter into the Security Documents and to perform its respective obligations and exercise its respective rights thereunder in accordance therewith.

(c)	The Issuer will take, and will cause its Subsidiaries to take, upon request of the Trustee, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations of the Guarantors and the Issuer hereunder, a valid and enforceable perfected Lien in and on all the Collateral, in favor of the Security Trustee and any other security trustee appointed under the terms of the Security Documents for the benefit of the Holders of Notes, in accordance with the provisions of this Indenture, the Security Documents and the Intercreditor Agreement.

(d)	The Holders authorize and direct the Trustee and the Security Trustee to finalize the Security Documents with the Issuer without the further consent of the Holders.

(e)	Each Holder by accepting a Note and the Trustee hereby:

(i)	grant the Security Trustee all powers and authorities to, in their name and on their behalf, in good faith and acting reasonably, accept, negotiate and approve the terms and conditions of such Security Documents and any amendment, addendum or accession thereto, execute such Security Documents, any amendment, addendum or accession thereto and any other agreement, deed or instrument ancillary or otherwise related to such Security Documents, give or receive any notice and take any other action in relation to the creation, perfection, maintenance, enforcement, administration and release of the security granted thereunder;

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(ii)	undertake to ratify and approve all activities performed in their name and on their behalf by the Security Trustee, in good faith and acting reasonably, acting in its appointed capacity; and

(iii)	undertake to execute such powers of attorney or other instruments as may be necessary or appropriate in order to enable the Security Trustee, in good faith and acting reasonably, to exercise the powers and authorities granted to it hereunder.

Section 12.03.	Release of Collateral

(a)	The Collateral shall be released from the Lien and security interest created by the Security Documents and the Trustee and the Security Trustee shall be authorized and directed to release the Collateral under the Security Documents:

(1)	upon repayment in full of the Notes;

(2)	as provided in the Intercreditor Agreement;

(3)	upon the defeasance, satisfaction or discharge of the Notes as provided in Article Eight in accordance with the terms and conditions of this Indenture;

(4)	upon certain dispositions of the Collateral in compliance with Section 4.07;

(5)	in the case of a Guarantor that is released from its Guarantee pursuant to the terms of this Indenture, the release of the property and assets and Capital Stock of such Guarantor; or

(6)	to the extent necessary for the formation and introduction of Midco in the corporate structure; provided that, in the case of this clause (6), the security interest over the Collateral is replaced by new security in favor of Notes and Guarantees (or the Trustee for the benefit of the Notes and Guarantees) on substantially the same terms as prior to release (other than with respect to any new hardening period).

(b)	In addition, if a refinancing or an increase of the Revolving Credit Facility is implemented in a manner that releases the security interests over all or some of the Collateral, the security interest over such Collateral shall be released automatically and replaced by new security in favor of the Notes and Guarantees (or the Trustee for the benefit of the Notes and Guarantees), on substantially the same terms as prior to release; provided that either (i) there is delivered to the Trustee, in form and substance satisfactory to it, an Opinion of Counsel opining that, following such release and retaking any new hardening period in respect of the Collateral is no longer than any hardening periods in respect of the facility refinancing or increasing the Revolving Credit Facility, as applicable, or (ii) an Independent Financial Advisor delivers a solvency opinion, in form and substance reasonably satisfactory to the Trustee, confirming the solvency of the Issuer and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such refinancing.

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(c)	The Trustee shall deliver an appropriate instrument evidencing the release of Collateral upon receipt of a request by the Issuer accompanied by an Officers’ Certificate and an Opinion of Counsel certifying as to the compliance with this Section 12.03; provided the legal counsel delivering such Opinion of Counsel may rely as to matters of fact on one or more Officers’ Certificates.

Section 12.04.	Authorization of Actions to Be Taken by the Security Trustee or the Trustee Under the Security Documents

Subject to the provisions of Section 6.03, Section 7.01 and Section 7.02 hereof, the Intercreditor Agreement and the Security Documents, the Trustee may, in its sole discretion and without the consent of the Holders of Notes, direct, on behalf of the Holders of Notes, the Security Trustee and any other security trustee appointed under the terms of the Security Documents to, take all actions it deems necessary or appropriate in order to:

(1)	enforce any of the terms of the Security Documents; and

(2)	collect and receive any and all amounts payable in respect of the Obligations of the Guarantors or the Issuer hereunder.

The Security Trustee will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the security over the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Security Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the security over the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes, the Trustee or of the Security Trustee).

Section 12.05.	Authorization of Receipt of Funds by the Security Trustee and the Trustee Under the Security Documents

The Trustee and the Security Trustee are authorized to receive any funds for the benefit of the Holders of Notes distributed under the Security Documents, and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

Section 12.06.	French Security

The Trustee is hereby appointed as agent (mandataire) of each of the Issuer, the Guarantors and the Holders pursuant to Article 1984 et seq. of the French Code Civil, to represent and act on behalf of each of the Issuer, the Guarantors and the Holders in relation to any actions required or advisable in connection with the entry into, performance, management and foreclosure of, and in respect of any dispute arising from or in connection with, any security interest created pursuant to any Security Document governed by French law.

Section 12.07.	No Obligation to Perfect

Notwithstanding any other provision of this Indenture, neither the Trustee nor the Security Trustee shall have any responsibility for the validity, perfection, sufficiency, adequacy, insuring of, priority or enforceability of any lien, Collateral, Security Documents or other security interest.

InterXion Holding N.V. Indenture	Page 114

ARTICLE THIRTEEN

MISCELLANEOUS

Section 13.01.	Notices

(a)	Any notice or communication shall be in writing and delivered in person or mailed by first class mail addressed as follows:

if to the Issuer or a Guarantor:

InterXion Holding N.V.

Tupolevlaan 24

1119 NX Schiphol-Rijk

The Netherlands

Facsimile: +32(0) 208 880 7601

Attention: D.C. Ruberg

if to the Trustee, Principal Paying Agent or Transfer Agent:

The Bank of New York Mellon, London Branch

One Canada Square

London E14 5AL

United Kingdom

Facsimile: +44 (0)20 7964 2536

Attention: Trustee Administration

if to the Luxembourg Paying Agent or Registrar:

The Bank of New York Mellon (Luxembourg) S.A.

Aerogolf Center, 1A, Hoehenhoff

L-1736 Senningerberg

Luxembourg

Facsimile: +352 34 20 90 60 35

Attention: P. Bun

With copies to:

The Bank of New York Mellon, London Branch

One Canada Square

London E14 5AL

United Kingdom

Facsimile: +44 (0)20 7964 2536

Attention: Trustee Administration

if to the Security Trustee:

Barclays Bank PLC

1 Churchill Place

London E14 5HP

United Kingdom

Facsimile: +44 (0)20 7773 4893

Attention: Duncan Nash;

InterXion Holding N.V. Indenture	Page 115

provided that: (i) any notice, direction, request or other communication by the Issuer or any Holder to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if given or made by facsimile transmission at the Corporate Trust Office, and (ii) all certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

The Issuer, the Guarantors, the Trustee or the Security Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications. All communications delivered to the Trustee shall be deemed effective when received.

(b)	Notices to the Holders regarding the Notes shall be:

(i)	published (A) in The Wall Street Journal, The Financial Times or another leading newspaper having general circulation in London, England, as the case may be, (B) through the newswire service of Bloomberg or, if Bloomberg does not then operate, any similar agency and, (C) if and so long as the Notes are listed on Official List of the Luxembourg Stock Exchange and traded on the Euro MTF Market and to the extent that the rules and regulations of such exchange so require, on the exchange’s website at www.bourse.lu; and

(ii)	in the case of Definitive Registered Notes, mailed to each Holder by first-class mail at such Holder’s respective address as it appears on the registration books of the Registrar.

Notices given by first-class mail shall be deemed given five calendar days after mailing and notices given by publication shall be deemed given on the first date on which publication is made. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

(c)	If and so long as the Notes are listed on any securities exchange instead of or in addition to the Luxembourg Stock Exchange, notices shall also be given in accordance with any applicable requirements of such alternative or additional securities exchange.

(d)	If and so long as the Notes are represented by Global Notes, notice to Holders, in addition to being given in accordance with Section 13.01 above, shall also be given by delivery of the relevant notice to the Depositary for communication to entitled account holdings in substitution for the previously-mentioned publication.

InterXion Holding N.V. Indenture	Page 116

(e)	Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Section 13.02. Communications

In no event shall an Agent, the Trustee or any other entity of The Bank of New York Mellon group (the “BNYM Group”) be liable for any Losses to any party arising from an Agent or any BNYM Group member receiving any data from the Issuer, any Authorized Person or any party to this Indenture via any non-secure method of transmission or communication, such as, but without limitation, by facsimile or email.

The Issuer and any Guarantors each accept that some methods of communication are not secure and an Agent or any other BNYM Group member shall incur no liability for receiving instructions via any such non-secure method. An Agent or any other BNYM Group member is authorized to comply with and rely upon any such notice, instructions or other communications believed by it to have been sent or given by an Authorized Person or an appropriate party to the transaction (or authorized representative thereof). The Issuer shall use all commercially reasonable efforts to ensure that instructions by the Issuer transmitted to an Agent or any other BNYM Group member pursuant to this Indenture are complete and correct.

Section 13.03. Certificate and Opinion as to Conditions Precedent

Upon any request or application by the Issuer or any Guarantor to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of the Notes on the date hereof), the Issuer or any Guarantor, as the case may be, shall furnish upon request to the Trustee:

(a)	an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signer, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)	an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Any Officers’ Certificate may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless the officer signing such certificate knows, or in the exercise of reasonable care should know, that such Opinion of Counsel with respect to the matters upon which such Officers’ Certificate is based are erroneous. Any Opinion of Counsel may be based and may state that it is so based, insofar as it relates to factual matters, upon an Officers’ Certificate, unless the counsel signing such Opinion of Counsel knows, or in the exercise of reasonable care should know, that the Officers’ Certificate with respect to the matters upon which such Opinion of Counsel is based are erroneous.

Section 13.04. Statements Required in Certificate or Opinion

Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a)	a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

InterXion Holding N.V. Indenture	Page 117

(b)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)	a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)	a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

Section 13.05.	Rules by Trustee, Paying Agent and Registrar

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 13.06.	Legal Holidays

If an Interest Payment Date or other payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a Record Date is not a Business Day, the Record Date shall not be affected.

Section 13.07.	Governing Law

THIS INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.08.	Jurisdiction

Each of the parties hereto agrees that any suit, action or proceeding brought by any other party hereto arising out of or based upon this Indenture, the Guarantees or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the parties hereto agrees that final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it, and may be enforced in any court to the jurisdiction of which such Person is subject by a suit upon such judgment; provided, however, that service of process is effected upon the Issuer or the applicable Guarantor, as the case may be, in the manner provided by this Indenture. Each of the Issuer and the Guarantors has appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011, USA as its authorized agent (the “Authorized Agent”), upon whom process may be served in any suit, action or proceeding arising out of or based upon this Indenture, the Guarantees or the Notes or the transactions contemplated herein which may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, by any Holder or the Trustee, and expressly

InterXion Holding N.V. Indenture	Page 118

accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. Each of the Issuer and the Guarantors hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Issuer and the Guarantors agree to take any and all action, including the filing of any and all documents, that may be reasonably necessary to continue such respective appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuer and the Guarantors.

Section 13.09.	No Recourse Against Others

No past, present or future director, officer, employee, incorporator, stockholder or agent of the Issuer or any Guarantor or any of their respective Subsidiaries, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture, the Guarantees, the Intercreditor Agreement or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.10.	Successors

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of any Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.12. All agreements of the Trustee in this Indenture shall bind its successors.

Section 13.11.	Counterparts

This Indenture may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Indenture.

Section 13.12.	Table of Contents, Cross-Reference Sheet and Headings

The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 13.13.	Severability

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.14.	Currency Indemnity

Euro is the sole currency of account and payment for all sums payable under the Notes, the Guarantees and this Indenture. Any amount received or recovered in respect of the Notes or the Guarantees in a currency other than Euro (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up or dissolution of the Issuer, any Subsidiary or otherwise) by the Trustee and/or a Holder in respect of any sum expressed to be due to such Holder from the Issuer or the Guarantors will constitute a discharge of their obligation only to the extent of the Euro amount which the recipient is able to purchase with the amount so received or recovered in such other currency on the date of that receipt or recovery (or, if it is not possible to purchase Euro on

InterXion Holding N.V. Indenture	Page 119

that date, on the first date on which it is possible to do so). If the Euro amount that could be recovered following such a purchase is less than the Euro amount expressed to be due to the recipient under any Note, the Issuer and the Guarantors will jointly and severally indemnify the recipient against the cost of the recipient’s making a further purchase of Euro in an amount equal to such difference. For the purposes of this Section 13.14, it will be sufficient for the Trustee and/or holder to certify that it would have suffered a loss had the actual purchase of Euro been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of Euro on that date had not been possible, on the first date on which it would have been possible). These indemnities, to the extent permitted by law:

(a)	constitute a separate and independent obligation from the Issuer’s and the Guarantors’ other obligations;

(b)	give rise to a separate and independent cause of action;

(c)	apply irrespective of any waiver granted by any holder of a Note; and

(d)	will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or any other judgment or order.

Section 13.15. No Adverse Interpretation of Other Agreements

This Indenture may not be used to interpret any other indenture, deed, loan, intercreditor or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, deed, loan, intercreditor or debt agreement may not be used to interpret this Indenture.

Section 13.16. Agents

The names of the initial Registrar, the initial Transfer Agent and the initial Paying Agent and their specified offices are set out in this Indenture. The Issuer reserves the right, subject to the prior written approval of the Trustee, at any time to vary or terminate the appointment of any Transfer Agent or Paying Agent and to appoint additional or other Transfer Agents or Paying Agents; provided that the Issuer will at all times maintain a Transfer Agent and a Paying Agent in London.

(Signature pages follow.)

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

InterXion Holding N.V.,
as Issuer

By:	/s/ David C. Ruberg
Name:	David C. Ruberg
Title:	Managing Director

InterXion Nederland B.V.
as Initial Guarantor

By:	/s/ David C. Ruberg
Name:	David C. Ruberg
Title:	Managing Director

InterXion HeadQuarters B.V.
as Initial Guarantor

By:	/s/ David C. Ruberg
Name:	David C. Ruberg
Title:	Managing Director

InterXion Carrier Hotel (UK) Ltd
as Initial Guarantor

By:
Name:
Title:

InterXion Deutschland GmbH
as Initial Guarantor

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

InterXion Holding N.V.,
as Issuer

By:
Name:
Title:

InterXion Nederland B.V.
as Initial Guarantor

By:
Name:
Title:

InterXion HeadQuarters B.V.
as Initial Guarantor

By:
Name:
Title:

InterXion Carrier Hotel Ltd
as Initial Guarantor

By:	/s/ Brad Anthony
Name:	Brad Anthony
Title:	Director

InterXion Deutschland GmbH
as Initial Guarantor

By:	/s/ Brad Anthony
Name:	Brad Anthony
Title:	Director

Interxion Holding N.V. Indenture	Signature Pages

The Bank of New York Mellon, London Branch
as Trustee, Principal Paying Agent and Transfer Agent

By:	/s/ Marco Thuo
Name:	Marco Thuo
Title:	Vice President

The Bank of New York Mellon (Luxembourg) S.A.
as Registrar and Luxembourg Paying Agent

By:	/s/ Marco Thuo
Name:	Marco Thuo
Title:	Vice President

Barclays Bank PLC
as Security Trustee

By:	/s/ J. Atkinson
Name:	J. Atkinson
Title:	Associate Director

Interxion Holding N.V. Indenture	Page 1

EXHIBIT A

[FORM OF FACE OF NOTE]

No.

THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

[Include if Restricted Global Note — THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT: (A) IN ACCORDANCE WITH RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT AND ANY PERSON ACTING ON ITS BEHALF REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER; (B) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT; OR (C) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) AND SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (B) OR (C) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALES OF THIS SECURITY.

[Include if Regulation S Global Note — UNTIL MARCH 24, 2010, AN OFFER OR SALE OF SECURITIES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE U.S. SECURITIES ACT OF 1933 (THE U.S. SECURITIES ACT”) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A UNDER THE U.S. SECURITIES ACT.

THE RIGHTS ATTACHING TO THIS REGULATION S GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE REGISTERED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).]

Interxion Holding N.V. Indenture	Page 2

EACH PURCHASER OF THIS GLOBAL NOTE OR ANY INTEREST HEREIN IS HEREBY NOTIFIED THAT THE SELLER OF THIS GLOBAL NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

Interxion Holding N.V. Indenture	Page 3

[If Regulation S Global Note – Common Code •/ISIN Number •]

[If Restricted Global Note – Common Code •/ISIN Number •]

9.50% SENIOR SECURED NOTE DUE 2017

InterXion Holding N.V., a limited liability company organized under the laws of The Netherlands and with its corporate seat at Amsterdam, The Netherlands, for value received promises to pay to The Bank of New York Depository (Nominees) Limited or registered assigns the sum of €                     (or such lesser or greater amount as indicated in Schedule A (Schedule of Principal Amount) on the reverse hereof) on February 12, 2017.

From February 12, 2010, or from the most recent interest payment date to which interest has been paid or provided for, cash interest on this Note will accrue at 9.50%, payable semiannually on February 12 and August 12 of each year, beginning on August 12, 2010, to the Person in whose name this Note (or any predecessor Note) is registered at the close of business on the preceding January 29 or July 29, as the case may be.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and to the provisions of the Indenture, which provisions shall for all purposes have the same effect as if set forth at this place. Capitalized terms not otherwise defined shall have the meanings set forth in the Indenture.

Interxion Holding N.V. Indenture	Page 4

IN WITNESS WHEREOF, InterXion Holding N.V. has caused this Note to be signed manually or by facsimile by its duly authorized signatory.

Dated:

InterXion Holding N.V.

By:
Name:
Title:

Interxion Holding N.V. Indenture	Page 5

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

The Bank of New York Mellon, London Branch
as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Officer

Interxion Holding N.V. Indenture	Page 6

[FORM OF REVERSE SIDE OF NOTE]

9.50% Senior Secured Note Due 2017

1.	Interest

InterXion Holding N.V., a limited liability company organized under the laws of The Netherlands and with its corporate seat at Amsterdam, The Netherlands, (such company, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), for value received promises to pay interest on the principal amount of this Note from February 12, 2010, at the rate per annum shown above. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Issuer will pay interest on overdue principal at a rate that is 1.0% higher than the interest rate borne by the Notes, payable semiannually, and it shall pay interest on overdue installments of interest at a rate that is 1.0% higher than the rate borne by the Notes payable semiannually to the extent lawful. Any interest paid on this Note shall be increased to the extent necessary to pay Additional Amounts as set forth in this Note.

2.	Additional Amounts

All payments made under or with respect to the Notes or that the Guarantors make under or with respect to the Guarantees shall be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any jurisdiction in which the Issuer or Guarantor is organized, engaged in business, resident for tax purposes or generally subject to tax on a net income basis or from or through which payment on the Notes is made or any political subdivision or authority thereof or therein having the power to tax (each, a “Relevant Taxing Jurisdiction”) and any interest, penalties and other liabilities with respect thereto (collectively, “Taxes”), unless the withholding or deduction of such Taxes is required by law or by the relevant taxing authority’s interpretation or administration thereof. In the event that the Issuer or Guarantor is required to so withhold or deduct any amount for or on account of any such Taxes from any payment made under or with respect to the Notes, the Issuer or Guarantor, as the case may be, shall pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder or beneficial owner of the Notes (including Additional Amounts) after such withholding or deduction shall be not less than the amount that such Holder or beneficial owner would have received if such Taxes had not been required to be withheld or deducted.

Notwithstanding the foregoing, neither the Issuer nor the Guarantor shall pay Additional Amounts to a Holder or beneficial owner of any Note in respect or on account of:

(a)	any Taxes that are imposed or levied by a Relevant Taxing Jurisdiction by reason of the Holder’s or beneficial owner’s present or former connection with such Relevant Taxing Jurisdiction (including, but not limited to, citizenship, nationality, residence, domicile, or existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within the Relevant Taxing Jurisdiction) other than the mere receipt or holding of any Note or by reason of the receipt of payments thereunder or the exercise or enforcement of rights under this Note or the Indenture;

(b)

any Taxes that are imposed or withheld by reason of the failure of the Holder or beneficial owner of any Note, prior to the relevant date on which a payment under and with respect to the Notes is due and payable (the “Relevant

Interxion Holding N.V. Indenture	Page 7

Payment Date”) to comply with the Issuer’s written request addressed to the Holder or beneficial owner at least 30 calendar days prior to the Relevant Payment Date to provide accurate information with respect to any certification, identification, information or other reporting requirements concerning nationality, residence, identity or connection with the Relevant Taxing Jurisdiction which the Holder or such beneficial owner is legally required to satisfy, whether imposed by statute, treaty, regulation or administrative practice, in each such case by the Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(c)	any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(d)	any Tax that is payable other than by deduction or withholding from payments made under or with respect to any Note or Guarantee;

(e)	any Tax which would not have been so imposed but for the presentation (where presentation is required in order to receive payment) by the Holder or beneficial owner of a Note for payment on a date more than 30 days after the date on which such payment becomes due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the Holder or beneficial owner would have been entitled to such Additional Amounts on presenting the same for payment on any day (including the last day) within such 30-day period;

(f)	any withholding or deduction in respect of any Taxes where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to the European Council Directive 2003/48/EC or any Directive otherwise implementing the conclusions of the ECOFIN Council meetings of 26 and 27 November 2000 or any law implementing or complying with, or introduced in order to conform to, any such Directive;

(g)	any Tax that is imposed on or with respect to a payment made to a Holder or beneficial owner who would have been able to avoid such withholding or deduction by requesting that a payment on the Note be made by, or presenting a Note for a payment to, another paying agent in a Member State of the European Union or;

(h)	any Tax that is imposed on or with respect to any payment made to any Holder who is a fiduciary or partnership or an entity that is not the sole beneficial owner of such payment, to the extent that a beneficiary or settlor (for tax purposes) with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note.

In addition, Additional Amounts shall not be payable with respect to any Taxes that are imposed in respect of any combination of the above items.

The Issuer or Guarantor shall also make or cause to be made such withholding or deduction of Taxes and remit the full amount of Taxes so deducted or withheld to the relevant taxing authority in accordance with all applicable laws. The Issuer shall, upon request, make

Interxion Holding N.V. Indenture	Page 8

available to the Holders, within 30 days after the date on which the payment of any Taxes so deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Issuer or if, notwithstanding the Issuer’s reasonable efforts to obtain such receipts, the same are not obtainable, other evidence reasonably satisfactory to the Trustee of such payment by the Issuer.

At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuer or a Guarantor shall be obliged to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it shall be promptly thereafter), the Issuer or Guarantor shall deliver to the Trustee an Officers’ Certificate stating that such Additional Amounts shall be payable and the amounts so payable and setting forth such other information as is necessary to enable such Trustee or Paying Agent to pay such Additional Amounts to the Holders and beneficial owners on the payment date. The Trustee shall be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary. The Issuer shall promptly publish a notice in accordance with the provisions set forth in Section 13.01 of the Indenture stating that such Additional Amounts shall be payable and describing the obligation to pay such amounts.

If the Issuer or a Guarantor conducts business in any jurisdiction (an “Additional Taxing Jurisdiction”) other than a Relevant Taxing Jurisdiction and, as a result, is required by the law of such Additional Taxing Jurisdiction to withhold or deduct any amount on account of the Taxes imposed by such Additional Taxing Jurisdiction from payment under the Notes or any Guarantee, as the case may be, which would not have been required to be so withheld or deducted but for such conduct of business in such Additional Taxing Jurisdiction, the Additional Amounts provision described above shall be considered to apply as if references in such provision to “Taxes” included taxes imposed by way of withholding or deduction by any such Additional Taxing Jurisdiction (or any political subdivision thereof or therein).

In addition, the Issuer or the Guarantor shall pay: (i) any present or future stamp, issue, registration, transfer, documentation, court, excise or property taxes or other similar taxes, charges and duties, including interest, penalties and Additional Amounts with respect thereto imposed or levied by the European Union, the United States of America, the Swiss Confederation, the Cayman Islands, or any political subdivision or authority thereof or therein having the power to tax (each, a “Stamp Duty Jurisdiction”), in respect of the execution, issue, delivery, registration, redemption or retirement of, or receipt of payments under this Notes, the Indenture or the Guarantees, or any other document or instrument referred to thereunder (other than transfers of the Notes following the initial resale of the Notes by the Initial Purchasers); (ii) any such taxes, charges or duties imposed by any Stamp Duty Jurisdiction as a result of, or in connection with, the enforcement of the Notes, Guarantees or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes; and (iii) any stamp, court or documentary taxes (or similar charges or levies) imposed by any Stamp Duty Jurisdiction with respect to the receipt of any payments with respect to the Notes or the Guarantees.

The foregoing provisions shall survive any termination, defeasance or discharge of the Indenture and shall apply mutatis mutandis to any jurisdiction in which any Surviving Entity (as defined below) or successor person to the Issuer or a Guarantor is organized, engaged in business, resident for tax purposes or otherwise subject to taxation on a net income basis or any political subdivision or taxing authority or agency thereof or therein.

Whenever in the Indenture there is mentioned, in any context, the payment of principal (and premiums, if any), Redemption Price, interest or any other amount payable under or with respect to any Note (including payments thereof made pursuant to any Guarantee), such mention shall be deemed to include mention of the payment of Additional Amounts.

Interxion Holding N.V. Indenture	Page 9

3.	Method of Payment

The Issuer shall pay interest on this Note (except defaulted interest) to the persons who are registered Holders of this Note at the close of business on the Record Date for the next Interest Payment Date even if this Note is cancelled after the Record Date and on or before the Interest Payment Date. The Issuer shall pay principal and interest in Euro in immediately available funds that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Issuer by check mailed to the Holder.

The amount of payments in respect of interest on each Interest Payment Date shall correspond to the aggregate principal amount of this Note, as established by the Registrar at the close of business on the relevant Record Date. Payments of principal shall be made upon surrender of the Regulation S Global Note and the Restricted Global Note to the Paying Agent.

4.	Paying Agent and Registrar

Initially, The Bank of New York Mellon or one of its affiliates will act as Principal Paying Agent and The Bank of New York Mellon (Luxembourg) S.A. will act as Luxembourg Paying Agent and Registrar. The Issuer or any of its Affiliates may act as Paying Agent, Registrar or co-Registrar.

5.	Indenture

The Issuer issued the Notes under an indenture dated as of February 12, 2010 (the “Indenture”), among, inter alios, the Issuer, the Guarantors, The Bank of New York Mellon, London Branch, as trustee (the “Trustee”) and Barclays Bank PLC, as security trustee (the “Security Trustee”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture.

The Notes are secured senior guaranteed obligations of the Issuer and are issued in an initial aggregate principal amount of €             . The Indenture imposes certain limitations on the Issuer, the Guarantors and their affiliates, including, without limitation, limitations on the incurrence of indebtedness and issuance of stock, the payment of dividends and other payment restrictions affecting the Issuer and its subsidiaries, the sale of assets, transactions with and among affiliates of the Issuer and the Restricted Subsidiaries, change of control and Liens. In the event of any conflicts or inconsistencies between the terms of this Note and the Indenture, the provisions of the Indenture shall control and govern.

6.	Optional Redemption

Optional Redemption prior to February 12, 2013 upon Equity Offering

At any time prior to February 12, 2013, upon not less than 30 nor more than 60 days’ notice, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes at a redemption price of 109.500% of their principal amount, plus accrued and unpaid interest, if any, to the Redemption Date, with the net proceeds from one or more Equity Offerings other than an Initial Public Offering within 6 months of the Issue Date. The Issuer may only do this, however, if:

(a)	at least 65% of the aggregate principal amount of Notes that were initially issued would remain outstanding immediately after the proposed redemption; and

Interxion Holding N.V. Indenture	Page 10

(b)	the redemption occurs within 90 days after the closing of such Equity Offering.

Optional Redemption prior to February 12, 2014

At any time prior to February 12, 2014, upon not less than 30 nor more than 60 days’ notice, the Issuer may also redeem all or part of the Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Redemption Premium and accrued and unpaid interest to the Redemption Date.

Optional Redemption on or after February 12, 2014

At any time on or after February 12, 2014 and prior to maturity, upon not less than 30 nor more than 60 days’ notice, the Issuer may redeem all or part of the Notes. These redemptions will be in amounts of €50,000 or integral multiples of €1,000 in excess thereof at the following redemption prices (expressed as percentages of their principal amount at maturity), plus accrued and unpaid interest, if any, to the Redemption Date, if redeemed during the 12-month period commencing on February 12, of the years set forth below.

Year	Redemption Price
2014	104.750%
2015	102.375%
2016 and thereafter	100.000%

Any optional redemption or notice thereof may, at the Issuer’s discretion, be subject to one or more conditions precedent.

7.	Redemption Upon Changes in Withholding Taxes

The Issuer may, at its option, redeem the Notes, in whole but not in part, at any time upon giving not less than 30 nor more than 60 days’ notice to the Holders, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to the Redemption Date and all Additional Amounts, if any, then due and which will become due on the date of redemption as a result of the redemption or otherwise, if the Issuer determines in good faith that the Issuer or any Guarantor is or, on the next date on which any amount would be payable in respect of the Notes, would be obliged to pay Additional Amounts which are more than a de minimis amount in respect of the Notes pursuant to the terms and conditions thereof, which the Issuer or Guarantor cannot avoid by the use of reasonable measures available to it (including making payment through a paying agent located in another jurisdiction) as a result of:

(a)	any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction affecting taxation which becomes effective on or after the date of the Indenture or, if the Relevant Taxing Jurisdiction has changed since the date of the Indenture, on or after the date on which the then current Relevant Taxing Jurisdiction became the Relevant Taxing Jurisdiction under the Indenture (or, in the case of a successor person, on or after the date of assumption by the successor person of the Issuer’s obligations hereunder); or

Interxion Holding N.V. Indenture	Page 11

(b)	any change in the official application, administration, or interpretation of the laws, treaties, regulations or rulings of any Relevant Taxing Jurisdiction (including a holding, judgment or order by a court of competent jurisdiction) on or after the date of the Indenture or, if the Relevant Taxing Jurisdiction has changed since the date of the Indenture, on or after the date on which the then current Relevant Taxing Jurisdiction became the Relevant Taxing Jurisdiction under the Indenture (or, in the case of a successor person, on or after the date of assumption by the successor person of the Issuer’s obligations hereunder) (each of the foregoing clauses (a) and (b), a “Change in Tax Law”).

Notwithstanding the foregoing, the Issuer may not redeem the Notes under this provision if the Relevant Taxing Jurisdiction changes under the Indenture and the Issuer is obliged to pay Additional Amounts as a result of a Change in Tax Law of the then current Relevant Taxing Jurisdiction which, at the time the latter became the Relevant Taxing Jurisdiction under the Indenture, had been publicly announced as being or having been formally proposed.

In the case of a Guarantor that becomes a party to the Indenture after the Issue Date or a successor person, the Change in Tax Law must become effective after the date that such entity (or another person organized or resident in the same jurisdiction) becomes a party to the Indenture. In the case of Additional Amounts required to be paid as a result of the Issuer conducting business in an Additional Taxing Jurisdiction (as defined above), the Change in Tax Law must become effective after the date the Issuer begins to conduct the business giving rise to the relevant withholding or deduction.

Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Issuer or Guarantor would be obliged to make such payment of Additional Amounts or withholding if a payment in respect of the Notes were then due and (b) unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.

Prior to the publication or, where relevant, mailing of any notice of redemption pursuant to the foregoing, the Issuer will deliver to the Trustee:

(a)	an Officers’ Certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer to so redeem have occurred (including that such obligation to pay such Additional Amounts cannot be avoided by the Issuer or Guarantor taking reasonable measures available to it); and

(b)	an opinion of independent tax counsel of recognized standing, qualified under the laws of the Relevant Taxing Jurisdiction and reasonably satisfactory to the Trustee to the effect that the Issuer or Guarantor, as the case may be, is or would be obliged to pay such Additional Amounts as a result of a Change in Tax Law.

The Trustee will accept such Officers’ Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders.

The foregoing provisions will apply mutatis mutandis to any successor person, after such successor person becomes a party to the Indenture, with respect to a Change in Tax Law occurring after the time such successor person becomes a party to the Indenture.

Interxion Holding N.V. Indenture	Page 12

8.	Notice of Optional Redemption

Notice of redemption will be made at least 30 days but not more than 60 days before the Redemption Date. If this Note is in a denomination larger than €50,000 of principal amount, it may be redeemed in part but only in integral multiples of €1,000 in excess of €50,000. In the event of a redemption of less than all of the Notes, the Notes for redemption will be chosen by the Trustee in accordance with the Indenture. If this Note is redeemed subsequent to a Record Date with respect to any Interest Payment Date specified above, then any accrued interest will be paid to the Holder at the close of business on such Record Date. If money sufficient to pay the Redemption Price of and accrued interest on all Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the applicable Paying Agent on or before the Redemption Date and certain other conditions are satisfied, interest ceases to accrue on such Notes (or such portions thereof) called for redemption on or after the Redemption Date.

9.	Repurchase at the Option of Holders

If a Change of Control occurs (as defined in the Indenture) at any time, the Issuer shall be required to offer to purchase on the Change of Control Purchase Date all or any part (equal to €50,000 or an integral multiple of €1,000 in excess thereof) of this Note at a purchase price in cash in an amount equal to 101% of the principal amount hereof, plus any accrued and unpaid interest and Additional Amounts, if any, to the Change of Control Purchase Date (subject to the rights of holders of record on the relevant Record Dates to receive interest due on the relevant Interest Payment Date), which date shall be no earlier than 30 days nor later than 60 days from the date notice of such offer is mailed, other than as required by law. The Issuer shall purchase all Notes properly and timely tendered in the Change of Control Offer and not withdrawn in accordance with the procedures set forth in such notice. The Change of Control Offer will state, among other things, the procedures that Holders of the Notes must follow to accept the Change of Control Offer.

When the aggregate amount of Excess Proceeds exceeds €15.0 million, the Issuer shall, within 30 Business Days, make an Excess Proceeds Offer to all holders of Notes and, at the Issuer’s election, to the holders of any Pari Passu Debt, to the extent required by the terms thereof, on a pro rata basis, in accordance with the procedures set forth in this Indenture or the agreements governing any such Pari Passu Debt, the maximum principal amount, in the case of the Notes (expressed as a minimum amount of €50,000 and integral multiples of €1,000 in excess thereof) of the Notes and any such Pari Passu Debt that may be purchased with the amount of the Excess Proceeds. The offer price as to each Note and any such Pari Passu Debt shall be payable in cash in an amount equal to (solely in the case of the Notes) 100% of the principal amount of such Note and (solely in the case of Pari Passu Debt) no greater than 100% of the principal amount (or accreted value, as applicable) of such Pari Passu Debt, plus, in each case, accrued and unpaid interest, if any, to the date of purchase.

10.	Denominations

The Notes are in denominations of €50,000 and integral multiples of €1,000 in excess thereof). The transfer of Notes may be registered, and Notes may be exchanged, as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

Interxion Holding N.V. Indenture	Page 13

11.	Unclaimed Money

All moneys paid by the Issuer or the Guarantors to the Trustee or a Paying Agent for the payment of the principal of, or premium, if any, or interest on, any Notes that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable may be repaid to the Issuer or the Guarantors, subject to applicable law and certain optional notice provisions, and the Holder of such Note thereafter may look only to the Issuer or the Guarantors for payment thereof.

12.	Discharge and Defeasance

Subject to certain conditions, the Issuer at any time may terminate some or all of its obligations and the obligations of the Guarantors under the Notes, the Guarantees and the Indenture if the Issuer irrevocably deposits with the Trustee Euro or European Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

13.	Amendment, Supplement and Waiver

(a)	The Issuer, when authorized by a resolution its Board of Directors (as evidenced by the delivery of such resolution to the Trustee), the Guarantors, the Security Trustee and the Trustee may modify, amend or supplement this Indenture, the Notes, the Intercreditor Agreement and/or the Security Documents without notice to or consent of any Holder:

(i)	to evidence the succession of another Person to the Issuer or a Guarantor and the assumption by any such successor of the covenants in the Indenture and in the Notes in accordance with Article Five;

(ii)	to add to the Issuer’s covenants and those of any Guarantor or any other obligor in respect of the Notes for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Issuer or any Guarantor or any other obligor in respect of the Notes, as applicable, in the Indenture, the Notes or any Guarantee;

(iii)	to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes, any Guarantee, the Intercreditor Agreement or any Security Document that may be defective or inconsistent with any other provision in the Indenture, the Notes, any Guarantee, the Intercreditor Agreement or any Security Document or make any other provisions with respect to matters or questions arising under the Indenture, the Notes, any Guarantee, the Intercreditor Agreement or any Security Document; provided that, in each case, such provisions shall not materially adversely affect the interests of the holders of the Notes;

(iv)	to conform the text of the Indenture, the Notes, any Guarantee, the Intercreditor Agreement or any Security Document to any provision of the Description of the Notes in the Offering Memorandum to the extent that such provision in the Description of the Notes in the Offering Memorandum was intended to be a verbatim recitation of a provision of the Indenture, the Notes, any Guarantee, the Intercreditor Agreement or any Security Document;

(v)	to release any Guarantor in accordance with (and if permitted by) the terms of the Indenture and the Intercreditor Agreement;

Interxion Holding N.V. Indenture	Page 14

(vi)	to add a Guarantor or other guarantor under the Indenture;

(vii)	to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture;

(viii)	to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of the Issuer’s and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise; and

(ix)	to provide for the issuance of Additional Notes in accordance with and if permitted by the terms of and limitations set forth in the Indenture.

(b)	Except as provided in Section 9.02(b) and Section 6.04 of the Indenture and without prejudice to Section 9.01 of the Indenture, the Issuer and the Trustee may:

(i)	amend or supplement the Indenture, the Intercreditor Agreement and/or the Security Documents; or

(ii)	waive compliance by the Issuer with any provision of the Indenture, the Intercreditor Agreement and/or the Security Documents or the Notes,

with the written consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or in exchange for the Notes).

(c)	Without the consent of the holders of 90% of the then outstanding Notes, no amendment, modification, supplement or waiver, including a waiver pursuant to Section 6.04 of the Indenture and an amendment, modification or supplement pursuant to Section 9.01 of the Indenture, may:

(1)	change the Stated Maturity of the principal of, or any installment of or Additional Amounts or interest on, any Note (or change any Default or Event of Default under clause (a) of the definition thereof related thereto);

(2)	reduce the principal amount of any Note (or Additional Amounts or premium, if any) or the rate of or change the time for payment of interest on any Note (or change any Default or Event of Default under clause (b) of the definition thereof related thereto);

(3)	change the coin or currency in which the principal of any Note or any premium or any Additional Amounts or the interest thereon is payable;

(4)	impair the right to institute suit for the enforcement of any payment of any Note in accordance with the provisions of such Note, the Indenture and the Intercreditor Agreement;

(5)	reduce the principal amount of Notes whose holders must consent to any amendment, supplement or waiver of provisions of the Indenture requiring the consent of 90% of holders of the Notes;

Interxion Holding N.V. Indenture	Page 15

(6)	modify any of the provisions relating to supplemental indentures requiring the consent of 90% of holders of the Notes;

(7)	except as otherwise permitted under Section 5.01 of the Indenture, consent to the assignment or transfer by the Issuer of any of the Issuer’s rights or obligations under the Indenture;

(8)	release any Guarantee except in compliance with the terms of the Indenture and the Intercreditor Agreement; or

(9)	release any Lien on the Collateral granted for the benefit of the holders of the Notes, except in compliance with the terms of the Security Documents, the Indenture and the Intercreditor Agreement.

(d)	The consent of the Holders is not necessary to approve the particular form of any proposed amendment, modification, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, modification, supplement or waiver.

14.	Defaults and Remedies

The Notes have the Events of Default as set forth in Section 6.01 of the Indenture. If an Event of Default occurs and is continuing, the Trustee, by notice to the Issuer, or the registered Holders of not less than 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, subject to certain limitations, may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default and shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives an indemnity satisfactory to it. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may rescind any acceleration and its consequence if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of such acceleration. The above description of Events of Default, remedies, waivers and rescissions thereof is qualified by reference, and subject in its entirety, to the more complete description thereof contained in the Indenture.

15.	Trustee Dealings with the Issuer

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer, the Guarantors or any of their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-Registrar or co-Paying Agent may do the same with like rights.

16.	No Recourse Against Others

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under this Note, the Indenture, the Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note will waive and release all such liability. The waiver and release will be part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under U.S. federal securities laws.

Interxion Holding N.V. Indenture	Page 16

17.	Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

18.	CUSIP, ISIN and Common Code Numbers

The Issuer in issuing the Notes may use CUSIP, ISIN and Common Code numbers (if then generally in use), and, if so, the Issuer shall use CUSIP, ISIN and Common Code numbers, as appropriate, in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers or codes either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.

19.	Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Issuer shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

InterXion Holding N.V.

Tupolevlaan 24

1119 NX Schiphol-Rijk

The Netherlands

Attention:         General Counsel

Interxion Holding N.V. Indenture	Page 17

ASSIGNMENT FORM

To assign and transfer this Note, fill in the form below:

(I) or (the Issuer) assign and transfer this Note to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and postal code)

and irrevocably appoint                                                                                                                                                         agent to transfer

this Note on the books of the Issuer. The agent may substitute another to act for him.

Your Signature:

                             (Sign exactly as your name appears on the other side of this Note)

Signature Guaranty:

(Participant in a recognized signature guaranty medallion program)

Date:

Certifying Signature:

Interxion Holding N.V. Indenture	Page 18

In connection with any transfer of any Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which the Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being transferred in accordance with the transfer restrictions set forth in such Notes and:

CHECK ONE LINE BELOW

(1) ☐              to the Issuer or any Affiliate of the Issuer; or

(2) ☐              pursuant to and in compliance with Rule 144A under the U.S. Securities Act of 1933; or

(3) ☐              pursuant to and in compliance with Regulation S under the U.S. Securities Act of 1933; or

(4) ☐              pursuant to another available exemption from the registration requirements of the U.S. Securities Act of 1933.

Unless one of the lines is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if line (2) is checked, by executing this form, the Transferor is deemed to have certified that such Notes are being transferred to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933 who has received notice that such transfer is being made in reliance on Rule 144A; if line (3) is checked, by executing this form, the Transferor is deemed to have certified that such transfer is made pursuant to an offer and sale that occurred outside the United States in compliance with Regulation S under the U.S. Securities Act; and if line (4) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer reasonably requests to confirm that such transfer is being made pursuant to an exemption from or in a transaction not subject to, the registration requirements of the U.S. Securities Act of 1933.

Signature:

Signature Guaranty:
(Participant in a recognized signature guaranty medallion program)

Certifying Signature:

Date:

Signature Guaranty:
(Participant in a recognized signature guaranty medallion program)

Interxion Holding N.V. Indenture	Page 19

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note or a portion thereof repurchased pursuant to Section 4.07 or Section 4.09 of the Indenture, check the line:

If he purchase is in part, indicate the portion (in denominations of €50,000 or any integral multiple of €1,000 in excess thereof) to be purchased: €

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guaranty:

(Participant in a recognized signature guaranty medallion program)

Date:

Certifying Signature:

Interxion Holding N.V. Indenture	Page 20

SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

The following decreases/increases in the principal amount of this Security have been made:

Date of Decrease/ Increase	Decrease in Principal Amount	Increase in Principal Amount	Principal Amount Following such Decrease/ Increase	Notation Made by or on Behalf of Registrar

InterXion Holding N.V. Indenture	Exhibit B – Page 1

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

The Bank of New York Mellon, London Branch

One Canada Square

London E14 5AL

United Kingdom

Facsimile No.: +44 (0) 20 7964 2536

Attention:	Manager, Corporate Trust Operations

InterXion Holding N.V.

Tupolevlaan 24

1119 NX Schiphol-Rijk

The Netherlands

Facsimile No.: +

Attention:	General Counsel

Re:	9.50% Senior Secured Notes due 2017 of InterXion Holding N.V.

Reference is hereby made to the Indenture, dated February 12, 2010 (the “Indenture”), among, inter alios, InterXion Holding N.V. (the “Issuer”), the Guarantors and The Bank of New York Mellon, London Branch, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                             , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of €                     (the “Transfer”), to                             (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

1.	Check if transfer is pursuant to Rule 144A: ☐

The Transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and, accordingly, the Transferor hereby further certifies that the Book-Entry Interest or Definitive Registered Note is being transferred to a Person that the Transferor reasonably believes is purchasing the Book-Entry Interest or Definitive Registered Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with all applicable securities laws of any other jurisdiction. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on transfer enumerated in the 144A Legend printed on the Restricted Global Note and/or the 144A Definitive Registered Note and in the Indenture and the Securities Act.

2.	Check if transfer is pursuant to Regulation S: ☐

The Transfer is being effected pursuant to and in accordance with Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that: (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the

InterXion Holding N.V. Indenture	Exhibit B – Page 2

United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States; (ii) no directed selling efforts have been made in contravention of the requirements of Rule 904(b) of Regulation S under the Securities Act; and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on transfer enumerated in the Regulation S Legend and in the Indenture and the Securities Act.

3.	Check if Transfer is pursuant to Rule 144: ☐

(i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and all applicable securities laws of any other jurisdiction; (ii) the Transferor is not (and during the three months preceding the Transfer was not) an Affiliate of the Issuer or any Guarantor, and (iii) at least one year has elapsed since such Transferor (or any previous transferor of such Book-Entry Interest or Definitive Registered Note that was not an Affiliate of the Issuer or any Guarantor) acquired such Book-Entry Interest or Definitive Registered Note from the Issuer or any Guarantor or an Affiliate of the Issuer or any Guarantor. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or 144A Definitive Registered Note will no longer be subject to the restrictions on transfer enumerated in the private placement legend set forth in Section 2.06(k) of the Indenture printed on the Restricted Global Note and/or the 144A Definitive Registered Notes and in the Indenture.

InterXion Holding N.V. Indenture	Exhibit B – Page 3

This certificate and the statements contained herein are made for the benefit the Trustee, the Issuer and any Guarantor.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

InterXion Holding N.V. Indenture	Exhibit B – Page 4

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a), (b) OR (c)]

(a)	☐ a Book-Entry Interest held through Euroclear Account No. or Clearstream, Luxembourg Account No. , in the:

(i)	☐ Restricted Global Note (ISIN or CUSIP ), or

(ii)	☐ Regulation S Global Note (ISIN or CUSIP ), or

(b)	☐ a 144A Definitive Registered Note; or

(c)	☐ a Regulation S Definitive Registered Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a Book-Entry Interest held through Euroclear Account No. or Clearstream, Luxembourg Account No. , in the:

(i)	☐ Restricted Global Note (ISIN or CUSIP ), or

(ii)	☐ Regulation S Global Note (ISIN or CUSIP ),

(b)	☐ a 144A Definitive Registered Note; or

(c)	☐ a Regulation S Definitive Registered Note. or

(d)	☐ an Unrestricted Definitive Registered Note.

InterXion Holding N.V. Indenture	Exhibit C – Page 1

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

The Bank of New York Mellon, London Branch

One Canada Square

London E14 5AL

United Kingdom

Facsimile No.: +44 (0) 20 7964 2536

Attention:	Manager, Corporate Trust Operations

InterXion Holding N.V.

Tupolevlaan 24

1119 NX Schiphol-Rijk

The Netherlands

Facsimile No.: +

Attention:	General Counsel

Re:	9.50% Senior Secured Notes due 2017 of InterXion Holding N.V.

Reference is hereby made to the Indenture, dated February 12, 2010 (the “Indenture”), among, inter alios, InterXion Holding N.V. (the “Issuer”), the Guarantors and The Bank of New York Mellon, London Branch, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                             , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of €                     in such Note[s] or interests (the “Exchange”) to be held following such Exchange as specified below and in Annex A hereto. In connection with the Exchange, the Owner hereby certifies that:

1.	Check for all Exchanges (UNLESS THIS LINE IS CHECKED, YOU WILL NOT BE PERMITTED TO COMPLETE THE EXCHANGE):

☐	In connection with the Exchange of the Owner’s Book-Entry Interest in the Global Note or Restricted Definitive Registered Notes for Definitive Registered Notes or a Book-Entry Interest in a Global Note with an equal principal amount, the Owner hereby certifies that such Definitive Registered Notes or such Book-Entry Interest is being acquired for the Owner’s own account without transfer.

[CHECK THOSE THAT ARE APPLICABLE (IF ANY)

2.	Exchange after March 24, 2010 of Book-Entry Interests in Regulation S Global Notes or Regulation S Definitive Registered Notes for Unrestricted Definitive Registered Notes or for Book-Entry Interests in the Regulation S Global Note.

☐	In connection with the Exchange, the Owner hereby certifies that (i) it acquired its Regulation S Definitive Registered Notes or Book-Entry Interest in the Regulation S Global Note in a transaction complying with Rule 903 or 904 under the Securities Act and it is not an Affiliate of the Issuer or any Guarantor and (ii) the Note(s) are being acquired in compliance with all applicable securities laws of any other jurisdiction.

InterXion Holding N.V. Indenture	Exhibit C – Page 2

3.	Exchange of Book-Entry Interests in Restricted Global Notes or 144A Definitive Registered Notes for Unrestricted Definitive Registered Notes or for Book-Entry Interests in Regulation S Global Note.

☐	In connection with the Exchange: (i) such Owner is not (and during the three months preceding the Exchange was not) an Affiliate of the Issuer or any Guarantor; (ii) at least one year has elapsed since the Owner (or any previous transferor of such Book-Entry Interest that was not an Affiliate of the Issuer or any Guarantor) acquired the Notes to be exchanged from the Issuer or any Guarantor or an Affiliate of the Issuer or any Guarantor; and (iii) the Note(s) is/are being acquired in compliance with all applicable securities laws of any other jurisdiction.

If you are exchanging a Book-Entry Interest in a Global Note, unless you checked either line 2 or 3 above, you will receive Definitive Registered Notes that bear the same legends as those applicable to the Global Notes in which you hold your Book-Entry Interests that are being exchanged. If you are exchanging 144A Definitive Registered Notes, unless you checked either line 2 or 3 above, you will receive a Book-Entry Interest in the Restricted Global Note.

InterXion Holding N.V. Indenture	Exhibit C – Page 3

This certificate and the statements contained herein are made for the benefit the Trustee, the Issuer and each Guarantor.

[Insert Name of Owner]

By:
Name:
Title:

Dated:

Interxion Holding N.V. Indenture	Exhibit C – Page 4

ANNEX A TO CERTIFICATE OF EXCHANGE

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a), (b) OR (c)]

(a)	☐ a Book-Entry Interest held through Euroclear Account No. or Clearstream, Luxembourg Account No. , in the:

(i)	☐ Restricted Global Note (ISIN or CUSIP ), or

(ii)	☐ Regulation S Global Note (ISIN or CUSIP ), or

(b)	☐ a 144A Definitive Registered Note; or

(c)	☐ a Regulation S Definitive Registered Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a Book-Entry Interest held through Euroclear Account No. or Clearstream, Luxembourg Account No. , in the:

(i)	☐ Restricted Global Note (ISIN or CUSIP ), or

(ii)	☐ Regulation S Global Note (ISIN or CUSIP ),

(b)	☐ a 144A Definitive Registered Note; or

(c)	☐ a Regulation S Definitive Registered Note; or

(d)	☐ an Unrestricted Definitive Registered Note.

Interxion Holding N.V. Indenture	Exhibit D – Page 1

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT

GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                             , 201__, among                              (the “Guaranteeing Entity”), InterXion Holding N.V. (the “Issuer”), the Guarantors, The Bank of New York Mellon, London Branch, as trustee under the Indenture referred to below (the “Trustee”) and Barclays Bank PLC, as security trustee (the “Security Trustee”).

W IT N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 12, 2010 providing for the issuance of 9.50% Senior Secured Notes due 2017 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Entity shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Entity shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Article Nine of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Entity and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.	CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.	AGREEMENT TO GUARANTEE. The Guaranteeing Entity hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Guarantee and in the Indenture including but not limited to Article Ten thereof. Such guarantee includes the limitations set out in Article Ten and may include limitations to the extent a similar guarantee is also made to holders of other Indebtedness and such guarantee includes such limitations.

3.	NO RECOURSE AGAINST OTHERS. No director, member of any supervisory or management board, shareholders’ committee, officer, employee, incorporator, or shareholder of the Guaranteeing Entity, as such, shall have any liability for any obligations of the Issuer or any of its Subsidiaries or any Parent of the Issuer under the Notes, the Intercreditor Agreement, any Guarantee, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Interxion Holding N.V. Indenture	Exhibit D – Page 2

4.	GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.	COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.	EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.	THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Entity and the Issuer.

8.	[SPECIAL PROVISIONS REGARDING ENFORCEMENT UNDER THE LAWS OF SPAIN [To be applied only when the Additional Guarantor is a Spanish company]

8.1	SECURITY TRUSTEE ACCOUNTING. For the purposes of the Notes and the Indenture (including the Guarantees under the Indenture), the Security Trustee, in its capacity as such, shall open and maintain in its book a special credit account for each Holder and the Trustee. In each of such accounts the Security Trustee shall debit the amounts owed by the Issuer or a Guarantor, including the interest, fees, expenses, default interest, additional costs and any other amounts that are payable by the Issuer or a Guarantor pursuant to the Notes or the Indenture (including the guarantees under the Indenture). Likewise, all amounts received by the Security Trustee from a Issuer or a Guarantor pursuant the Notes and the Indenture (including the guarantees under the Indenture) shall be credited in that account, so that the sum of the balance of the credit account represents the amount owed by the Issuer or a Guarantor a to a Holder or the Trustee at any time.

8.2	DETERMINATION OF BALANCE DUE IN THE EVENT OF ENFORCEMENT BEFORE THE SPANISH COURTS. In the event of enforcement of the Notes or the Indenture (including the Guarantees under the Indenture) before the Spanish courts, the Security Trustee shall settle the credit accounts referred to above in Section 8.1 (Security Trustee Accounting). It is expressly agreed for purposes of enforceability via judicial or out-of-court methods pursuant to Spanish Law, that the balance due from the accounts referred to in this Section resulting from the certificate issued for such purpose by the Security Trustee shall be deemed a liquid, due and payable amount enforceable against the Issuer or a Guarantor; provided that it is evidenced in a notarial document that the settlement was made in the form agreed to by the parties in the enforceable instrument documenting this document (título ejecutivo).

The Security Trustee shall previously notify the Issuer of the amount due as a result of the settlement.

8.3

ENFORCEMENT BEFORE THE SPANISH COURTS. In the event that the Security Trustee decides, for the purposes of the enforcement of the Notes and the Indenture (including the Guarantees under the Indenture) before the Spanish courts, to commence the ordinary enforcement proceeding set forth in Articles 517, et seq., of the Law of Civil Procedure (Ley de Enjuciamiento Civil), the Parties expressly agree for purposes of Article 571, et seq., of such Law of Civil Procedure that the settlement to determine the summarily enforceable debt be made by the Security Trustee. Therefore, the following will be sufficient for the commencement of the

Interxion Holding N.V. Indenture	Exhibit D – Page 3

summary proceedings: (i) the notarial deed (escritura de elevación a público) evidencing this agreement; (ii) a certificate, issued by the Security Trustee, of the debt for which the Issuer or a Guarantor is liable, as well as the extract of the debit and credit entries and the entries corresponding to the application of interest that determines the actual balance for which enforcement is requested and the document providing evidence (documento fehaciente) that the settlement of the debt has been carried out in the form agreed to in this agreement; and (iii) a notarial document providing evidence of the prior notice to the Issuer of the amount due as a result of the settlement.

The Issuer shall bear all taxes, expenses and duties accruing or that are incurred on by reason of the notarial instruments referred to in the previous paragraph.

8.4	PUBLIC DEED. This Supplemental Indenture has been executed in a private document. Each Party shall be entitled to request to the other the formalization of this agreement before a Spanish Notary Public at any moment. The Guarantor shall bear all costs and expenses relating to such formalization. The public deed by which this agreement is raised to the status of public document will confirm in Spanish language: (i) the guarantee to be provided under Section 10 of the Indenture, (ii) the provisions of Section 12.02 of the Indenture related to the powers of attorney to be granted by the Holders and the Trustee to the Security Trustee; and (iii) this section.]

Interxion Holding N.V. Indenture	Exhibit D – Page 4

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                             , 201

[GUARANTEEING ENTITY]

By:
Name:
Title:

InterXion Holding N.V.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

The Bank of New York Mellon, London Branch
as Trustee

By:
Name:
Title:

[Barclays Bank PLC
as Security Trustee

By:
Name:
Title: ]